    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1996


                                                      REGISTRATION NO. 333-12299

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                         COLEMAN NATURAL PRODUCTS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          5147                  84-0886892
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                           --------------------------

                                5140 RACE COURT
                             DENVER, COLORADO 80216
                                 (303) 297-9393

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                             LEE N. ARST, PRESIDENT
                         COLEMAN NATURAL PRODUCTS, INC.
                                5140 RACE COURT
                             DENVER, COLORADO 80216
                                 (303) 297-9393

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

         SUSAN L. OAKES, ESQ.                    TIMOTHY M. HEANEY, ESQ.
 IRELAND, STAPLETON, PRYOR & PASCOE,             FREDRIKSON & BYRON, P.A.
                 P.C.                           1100 INTERNATIONAL CENTRE
      1675 BROADWAY, 26TH FLOOR                  900 SECOND AVENUE SOUTH
        DENVER, COLORADO 80202                 MINNEAPOLIS, MINNESOTA 55402
            (303) 623-2700                            (612) 347-7000

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 25, 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         1,700,000 SHARES COMMON STOCK
                               ------------------

    Of the 1,700,000 shares of Common Stock offered hereby, 1,475,000 shares are being sold by Coleman Natural Products, Inc. ("Coleman" or the "Company"), 54,135 shares are being sold by certain selling stockholders and 170,865 shares are being sold by the Underwriters upon the exercise of warrants to be purchased from certain selling stockholders. The Company will not receive any of the proceeds from the sale of shares by such selling stockholders ("Selling Stockholders"). See "Principal and Selling Stockholders" and "Underwriting."

    Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $9.50 and $11.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. Application has been made for designation of the Common Stock as a Nasdaq National Market security, upon completion of this offering, under the symbol "NTRL."
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" AT PAGE 8.
                             ---------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
          HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                     UNDERWRITING                               PROCEEDS TO
                                  PRICE TO           DISCOUNTS AND         PROCEEDS TO            SELLING
                                   PUBLIC             COMMISSIONS          COMPANY(1)          STOCKHOLDERS
Per Share..................           $                    $                    $                    $
Total(2)...................           $                    $                    $                    $

(1) Before deducting expenses payable by the Company, estimated at $600,000.

(2) The Selling Stockholders have granted the Underwriters a 30-day option to purchase 206,293 shares and warrants to purchase 48,707 shares solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be $ 00,000,000, $00,000,000, $00,000,000 and $00,000,000, respectively. See "Underwriting."
                            ------------------------

    The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Principal Financial Securities, Inc., Dallas, Texas, on
or about             , 1996.

PRINCIPAL FINANCIAL SECURITIES, INC.  HANIFEN, IMHOFF INC.

                The date of this Prospectus is            , 1996

[INSIDE FRONT COVER]

                   [PHOTO OF RETAIL PACKAGES OF COLEMAN BEEF]

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTIN- UED AT ANY TIME.

[TWO PAGE GATEFOLD UNDER FRONT AND INSIDE FRONT COVER]


              [PHOTO OF MOUNTAINS AND CATTLE WITH COLEMAN LOGO AND THE PHRASE "NOT JUST A FOOD, BUT A LIFESTYLE". ALSO
             INCLUDES THREE INTERIOR PHOTOS WITH ACCOMPANYING TEXT
             DESCRIBING THE SUPERIOR QUALITY OF COLEMAN'S PRODUCTS,
                  THE POSITIVE CONSUMER TRENDS IN THE COLEMAN
             MARKETPLACE AND THE OPPORTUNITY WHICH COLEMAN BELIEVES
                            EXISTS IN THAT MARKET.]

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    UNTIL            , 1996 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                             -----------
Summary....................................................................................................           5
Risk Factors...............................................................................................           9
Use of Proceeds............................................................................................          15
Dividend Policy............................................................................................          15
Capitalization.............................................................................................          16
Dilution...................................................................................................          17
Selected Financial Data....................................................................................          18
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          20
Business...................................................................................................          31
Management.................................................................................................          40
Certain Transactions.......................................................................................          49
Principal and Selling Stockholders.........................................................................          51
Description of Capital Stock...............................................................................          53
Shares Eligible for Future Sale............................................................................          55
Underwriting...............................................................................................          57
Legal Matters..............................................................................................          58
Experts....................................................................................................          58
Additional Information.....................................................................................          59
Index to Financial Statements..............................................................................         F-1


                            ------------------------

    The Company intends to distribute to its stockholders annual reports containing financial statements examined by its independent public accounting firm and make available to its stockholders quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                            ------------------------


    Coleman Natural Meats-Registered Trademark-, Coleman Natural Beef-Registered Trademark-, Coleman-Registered Trademark-, Origen-TM-, "Just Pure Simple Beef-TM-," "Not Just a Food, But a Lifestyle-TM-" and Coleman Originals-TM- are trademarks of the Company. Laura's Lean
Beef-Registered Trademark-, Maverick Ranch Beef-TM-, Certified Angus Beef-Registered Trademark- and Wegmans-Registered Trademark-, are trademarks of Laura's Lean Beef Company, Inc., Maverick Ranch Association, Inc., the American Angus Association and Wegmans Food Markets, respectively.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Coleman Natural Products, Inc. ("Coleman" or the "Company") is the leading U.S. supplier and marketer of fresh, branded, natural beef products from cattle that have never received hormones and antibiotics ("Coleman Natural Meats"). Coleman believes that it is the only company with national distribution that has an approved U.S. Department of Agriculture ("USDA") label describing its hormone and antibiotic free cattle raising practices. In the United States, most commodity beef comes from cattle which have been given antibiotics and implanted with hormones to accelerate growth and weight gain. In 1979, Mel Coleman, Sr., a fourth-generation Colorado rancher and the Company's founder, pioneered the marketing of pure and natural beef, raised humanely and with respect for the environment.

    Coleman believes its products are not just a food, but a lifestyle. The Company believes that there are a growing number of consumers demanding high quality, safe and pure products, and that they are willing to pay a premium for them. Consumer attitudes about food and eating habits are undergoing fundamental changes relating to diet, health and food safety. Consumers are moving toward foods which are less processed and closer to their natural state. Coleman believes that these changes, which it considers long term in nature, are most dramatically portrayed by the growth in the natural food industry, as well as by the growth of many new premium products now offered in previously mature commodity categories, such as produce, coffee and juices. As a result, Coleman believes there is a significant growth opportunity for fresh, branded beef promoted as natural ("Natural Beef") as a distinct segment within the $18 billion retail category for fresh beef sold annually in supermarkets. Given Coleman's strong reputation, leadership position, unique product benefits and focus on the consumer, the Company believes that it is strategically positioned to capture an increasing share of the $18 billion fresh beef category.


    Coleman believes the Natural Beef segment is in its early stages of development. The fresh beef category is one of the few remaining areas in the supermarket without a preponderance of recognizable consumer brands. Coleman has capitalized on this opportunity by developing a premium branded natural product
 . . .Coleman Natural Meats-Registered Trademark-. Today, Coleman Natural Meats are the only beef carried in almost all of the largest natural food supermarket chains, including substantially all of the Whole Foods/Fresh Fields and Wild Oats/Alfalfa's stores. Coleman is also carried in conventional supermarket stores, including various A&P divisions, Dorothy Lane, Grand Union, King Kullen, Nob Hill and Wegmans. As of September 1996, Coleman Natural Meats were sold in over 600 supermarkets. Coleman believes there is a signficant opportunity to further expand into the approximately 27,000 chain and large supermarkets in the U.S. not now carrying Natural Beef, as well as to increase share and volume within existing and new accounts.


    The Company's objective is to significantly expand the Natural Beef segment, while profitably extending its leadership position within this segment. The Company feels that it can achieve this growth by further expanding its distribution in natural and conventional supermarket accounts; by building brand awareness and household penetration and purchase rates; by improving operational efficiencies; and by remaining true to its founding principles of producing food that is superior tasting, good for you, safe and raised right.

    The Company, originally incorporated in Colorado in 1982, was reincorporated in Delaware in 1993. Its executive offices are located at 5140 Race Court, Denver, Colorado 80216, and its telephone number at that location is (303) 297-9393.

                                  THE OFFERING


Common Stock Offered by the Company..........     1,475,000 shares

Common Stock Offered by the Selling
 Stockholders................................     225,000 shares(1)

Common Stock Outstanding after the
 Offering....................................     3,363,181 shares(1)(2)(3)

Use of Proceeds..............................     For capital expenditures for new
                                                  facilities, redemption of Series A
                                                  Preferred Stock, sales and marketing
                                                  programs, and general corporate purposes.
Proposed Nasdaq National Market Symbol.......     NTRL


------------------------

(1) Includes 170,865 shares to be issued in connection with the exercise of warrants to be purchased by the Underwriters from certain Selling Stockholders. The Underwriters intend to exercise the warrants in a cashless exercise transaction, pursuant to which a portion of the shares to be issued are redeemed as consideration for the warrant exercise price. The number of shares to be redeemed depends on the public offering price, which is assumed to be $10.25 per share. The Underwriters have agreed to purchase a portion of warrants held by certain Selling Stockholders sufficient for the Underwriters to receive 170,865 shares in the cashless exercise transaction. See "Principal and Selling Stockholders" and "Underwriting."

(2) Includes an estimated 48,707 shares issuable upon exercise of the remaining warrants owned by certain Selling Stockholders. These warrants are to be purchased by the Underwriters, exercised for cash and the shares used to cover a portion of the over-allotment option, to the extent the option is exercised. To the extent the over-allotment option is not exercised, the Selling Stockholders will exercise such warrants for cash. The number of shares issuable upon exercise of the remaining warrants is affected by the actual public offering price used in the cashless exercise transaction described in footnote (1) above. See "Principal and Selling Stockholders" and "Underwriting."


(3) Excludes (i) an aggregate of 304,514 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding stock options under the Company's Amended and Restated Stock Option Plan at a weighted average price of $2.52 per share and (ii) an aggregate of 5,700 shares of Common Stock reserved for issuance pursuant to exercise of outstanding stock options at an exercise price of $9.50 per share, and 326,300 shares of Common Stock reserved for future issuance, pursuant to the Company's Omnibus Stock and Incentive Plan.


    UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES (I) THE EFFECTS OF A 2.85:1 STOCK SPLIT OF THE COMPANY'S COMMON STOCK IN SEPTEMBER 1996 AND (II) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING."

    THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS," WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS.

                             SUMMARY FINANCIAL DATA
           (IN THOUSANDS, EXCEPT PER SHARE AND OTHER OPERATING DATA)


                                                                          26 WEEK
                                               52 WEEK FISCAL              FISCAL          39/40 WEEK INTERIM
                                              PERIODS ENDED(1)             PERIOD           PERIODS ENDED(1)
                                       -------------------------------     ENDED      ----------------------------
                                       JUNE 26,   JUNE 25,   JUNE 24,   DECEMBER 23,  SEPTEMBER 23,  SEPTEMBER 28,
                                         1993       1994       1995      1995(1)(4)       1995           1996
                                       ---------  ---------  ---------  ------------  -------------  -------------
STATEMENT OF OPERATIONS DATA:
Net sales............................  $  30,410  $  34,559  $  43,002   $   28,791     $  37,755      $  40,618
Gross profit.........................      3,304      2,829      4,635        2,696         4,211          5,428
Income (loss) from continuing
 operations..........................        290       (370)       620        1,087           767          1,081
Net income (loss)....................        290     (1,025)       505        1,087           716          1,081
Net income (loss) attributable to
 common stock........................  $     222  $  (1,077) $     327   $      921     $     480      $     772
                                       ---------  ---------  ---------  ------------  -------------  -------------
                                       ---------  ---------  ---------  ------------  -------------  -------------
Earnings (loss) per share:
  Continuing operations..............  $     .16  $    (.29) $     .26   $      .51     $     .31      $     .38
  Discontinued operations............  $  --      $    (.44) $    (.07)  $   --         $    (.03)     $  --
                                       ---------  ---------  ---------  ------------  -------------  -------------
  Net income (loss)..................  $     .16  $    (.73) $     .19   $      .51     $     .28      $     .38
                                       ---------  ---------  ---------  ------------  -------------  -------------
                                       ---------  ---------  ---------  ------------  -------------  -------------
Weighted average common and common
 equivalent shares outstanding.......      1,414      1,478      1,685        1,811         1,697          2,021
                                       ---------  ---------  ---------  ------------  -------------  -------------
                                       ---------  ---------  ---------  ------------  -------------  -------------
Pro forma earnings (loss) per share
 (3) (Unaudited):
  Continuing operations..............                        $     .31   $      .51                    $     .46
  Discontinued operations............                        $    (.06)  $   --                        $  --
                                                             ---------  ------------                 -------------
  Net income.........................                        $     .25   $      .51                    $     .46
                                                             ---------  ------------                 -------------
                                                             ---------  ------------                 -------------
Pro forma weighted average common and
 common equivalent shares outstanding
 (Unaudited).........................                            2,008        2,137                        2,348
                                                             ---------  ------------                 -------------
                                                             ---------  ------------                 -------------

OTHER OPERATING DATA:
Approximate number of natural
 supermarket stores carrying
 Coleman's products..................        N/A        N/A         74           84            76             90
Approximate number of conventional
 supermarket stores carrying
 Coleman's products..................        N/A        N/A        284          396           348            526



                                                                                             SEPTEMBER 28, 1996
                                                                                          -------------------------
                                                                       DECEMBER 23, 1995   ACTUAL    AS ADJUSTED(2)
                                                                       -----------------  ---------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents............................................      $      22      $      63    $   10,190
Working capital......................................................          2,537          3,103        13,230
Total assets.........................................................          6,030          6,308        16,435
Notes payable........................................................          1,161            791           791
Mandatorily redeemable preferred stock...............................          3,356          3,401        --
Total stockholders' equity (deficit).................................            (81)           855        14,383

------------------------

(1) Prior to December 23, 1995, the Company's fiscal year was the 52/53 week period ending on the last Saturday in June. Effective December 23, 1995, the Company's changed its fiscal year to the 52/53 week period ending on the last Saturday in December. Each fiscal quarter normally consists of one five-week period and two four-week periods.

(2) Adjusted to give effect to (i) the sale of 1,475,000 shares of Common Stock by the Company at an assumed public offering price of $10.25 per share and the application of the net proceeds therefrom, (ii) the mandatory redemption of the Series A Preferred Stock (estimated to be $3.5 million as of the closing of the offering) and (iii) the issuance of an estimated 219,572 shares upon exercise of warrants and the receipt of the proceeds therefrom. See "Use of Proceeds" and "Underwriting."


(3) The unaudited pro forma earnings per share data has been provided to disclose the pro forma effect of the redemption of all of the mandatorily redeemable preferred stock with a portion of the proceeds of the proposed public offering. The pro forma per share data gives effect to the number of shares whose proceeds would be necessary to redeem manditorily redeemable preferred stock using an assumed offering price of $10.25 per share, and also gives effect to the elimination of the dividend requirements and accretion of the manditorily redeemable preferred stock.



(4) The following table sets forth certain unaudited statement of operations data for the 26 weeks ended December 24, 1994 (amounts in thousands except per share amounts):



Net sales..........................................................  $  19,497
Gross profit.......................................................      2,106
Income from continuing operations..................................        281
Net income.........................................................        217
Net income attributable to common stock............................        199

Earnings (loss) per share:
  Continuing operations............................................  $     .17
  Discontinued operations..........................................  $    (.04)
                                                                     ---------
  Net income.......................................................  $     .13
                                                                     ---------
                                                                     ---------

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY'S BUSINESS BEFORE PURCHASING SHARES OF THE COMMON STOCK OFFERED HEREBY.


    MAINTENANCE AND EXPANSION OF SALES. The Company believes that its continued success as a supplier of Natural Beef is dependent upon its ability to increase the total number of supermarkets carrying its products and to increase its volume within its accounts. As of September 1996, the Company sold its products to only 616 of the approximately 30,000 chain and large supermarkets in the United States, which includes both natural food and conventional supermarkets. The Company has had and expects to continue to have limited marketing and advertising resources, spending less than $300,000 in each of its last four fiscal periods on advertising and marketing programs. These limited advertising and marketing resources could limit the Company's ability to support greater distribution and to build widespread brand awareness. There can be no assurance that the Company will be successful in increasing sales to existing customers or expanding its base of supermarket customers, or that it can do so on a profitable basis.



    CUSTOMER CONCENTRATION. For the 40 week period ended September 1996, the Company's largest accounts were Whole Foods Market and its Fresh Fields subsidiary, and Wegmans Food Markets, which accounted for 17% and 22%, respectively, of the Company's net sales. Additionally, the Company's top ten customers for its branded products accounted for 70% and 72% of its net sales for the 26 and 40 week periods ended December 1995 and September 1996, respectively. The Company puts considerable effort into the maintenance of these accounts, but there can be no assurance that sales to any of these customers will not decrease or that such customers will continue purchasing the Company's products. The loss of one or more of these customers or any significant decrease in the volume of products purchased by them would materially and adversely affect the Company's business, results of operations and financial condition. Continuity of customer relations is important, and events outside the Company's control may have a material adverse effect on the Company's ability to retain those relationships and thus on its business, results of operations and financial condition. The Company believes that it may experience resistance from existing accounts if it expands into new supermarkets within geographic areas already served by such existing accounts. There can be no assurance that the Company will be able to retain such existing accounts when new customers are added within the same geographic area. The Company intends to focus its marketing efforts, however, on the large number of geographic areas where supermarkets are not currently carrying Natural Beef. See "Business--Customers" and "Business--Sales and Distribution."


    AVAILABILITY OF DESIRED USDA MEAT GRADES. The Company is attempting to improve its ability to match the demand for, with the supply of, specific USDA meat quality grades, which are comprised of prime, choice and select. Currently, approximately 61% of the Company's customers require choice grade meats. Since the Company averaged 69% choice grade during the 1995 calendar year, seven percentage points higher than the industry average for 1995, the Company has not generally experienced problems meeting customer demands. However, the supply of choice grade product can be lower than the Company needs in any given week. This is particularly true in the second calendar quarter because of the cattle life cycle and weather conditions. During any such period, the Company has and may continue to obtain inadequate levels of choice graded meat, causing it to short customer orders. This could result in the potential loss of customers who are dissatisfied with the lack of availability. Moreover, the Company expects that the number of customers requesting choice grades will increase. Therefore, it is and will be increasingly important for the Company to maintain or improve its choice meat grading percentage. To help address this concern, the Company intends to reward ranchers for raising cattle with choice grades and to allow cattle to stay on feed longer to ensure maturity and improve grading. There can be no assurance that the Company will be successful in improving the availability of choice graded cattle. To the extent the Company is not successful in this effort, there could be a material adverse effect on the Company's business, results of operations and financial condition.

    PREMIUM PRICING. While the Company believes that it competes very favorably on factors such as the quality, taste, safety and purity of its products, brand name recognition and consumer loyalty, Coleman Natural Meats are sold at prices substantially higher than commodity beef and somewhat higher than other fresh branded beef products. There can be no assurance that the Company will not experience competitive pressure, particularly with respect to pricing, that could adversely affect its business, results of operations and financial condition. Additionally, unlike commodity beef producers, the Company does not regularly change its prices to customers for its branded products as a result of changes in the commodity price of beef. The last price change of the Company's branded beef products occurred in January 1995. In time periods during which the price of beef is increasing, the Company may need to increase its prices. There can be no assurance that supermarkets and their consumers will be willing to pay these higher prices. See "Business--Pricing" and "Business--Competition."


    UNPREDICTABILITY IN CATTLE PRICES; SIGNIFICANT FLUCTUATIONS IN OPERATING RESULTS. The Company has and may continue to experience significant fluctuations in operating results due to changes in customer demand for its product and changes in cattle prices. The price of the cattle purchased by the Company is affected by a number of factors beyond the control of the Company, such as weather conditions, grain prices, national herd size and consumer demand for beef. Historically, cattle pricing has experienced ten-year cycles as well as yearly seasonal fluctuations, and the Company believes, based upon predictions of industry experts, that the cattle market may be beginning a long-term price increase. Since the cost of cattle represents approximately 68% of the Company's cost of goods sold, the Company has initiated various strategies to minimize the risk of price unpredictability. The Company uses its cattle purchase contracts with its certified ranchers ("Coleman Certified Ranchers" or "Certified Ranchers") to help minimize the effect of price fluctuations. The Company uses the services of a futures trading firm to advise it on general cattle market trends and to purchase futures contracts in conjunction with the Company's risk management program. The Company's strategy is to increase the percentage of fixed price contracts (where the purchase price is established at contract inception) when cattle market conditions indicate a general upward price trend. Conversely, the Company attempts to increase the percentage of variable price contracts (where the purchase price moves in synchonization with the general cattle market) when cattle market conditions indicate a general downward price trend. This strategy attempts to defer the impact of rising cattle market trends by fixing cattle prices early in upward trending market conditions. The strategy also attempts to capitalize on falling cattle market trends by pricing cattle as close as possible to expected use. There can be no assurance, however, that the Company will accurately predict market price trends and adjust the type of contract accordingly, or that ranchers will accept these contracts, so as to permit the Company to minimize material and adverse effects on its results of operations. The Company instituted a purchase contract risk management program in June 1996 for its variable price contracts. Under the risk management program, the Company purchases futures contracts on cattle to provide a mechanism to fix the Company's cattle pricing, to permit it to make more accurate projections of its cattle costs, and ultimately to obtain more predictable gross margins. Additionally, the risk management program effectively converts variable price contracts to fixed price contracts through the use of a futures contract. The Company only purchases futures contracts on the number of cattle it expects to utilize. As a result of this program, losses on futures contracts due to lower cattle market prices will be offset by lower cattle costs. Conversely, gains on future contracts due to higher cattle market prices will be offset by higher cattle costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Production and Cost of Goods Sold," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk Management Program," "Business--Coleman's Operations" and "Business--Pricing."


    COMPETITION. The Company's products compete broadly with all protein sources available to consumers, and more specifically with all other meat products, including beef. The beef industry is competitive, and includes national, regional and local producers and distributors, many of whom have greater resources than the Company. The Company markets its products as natural because they have never received hormones and antibiotics. The USDA definition of "natural," however, simply requires that no artificial flavors, coloring ingredients, chemical preservatives or any other artificial or synthetic ingredients are added to the meat, and that the meat is not more than minimally processed. This definition permits virtually any branded or unbranded meat producer and its supermarket customers in the United States to label their meats as "natural." The Company believes it has been successful in educating consumers that beef, to be defined as truly natural, should be completely free of hormones and antibiotics from birth, and the Company believes that it has associated its brand name with this definition of natural. There can be no assurance, however, that the Company will successfully continue to associate its brand name in this manner. Certain other beef producers market Natural Beef, although Coleman believes that any other companies which may be selling beef from cattle meeting the Company's definition, if any, are not doing so on a national basis. See "Business--Competition."

    Finally, there can also be no assurance that the commodity meat producers, most of whom have significantly greater resources than the Company, will not begin either to develop products making natural claims or to label their conventional products as natural in an attempt to capitalize on the Company's development of consumer recognition of this category. Although the Company has not experienced any competition in the Natural Beef segment from these sources to date, and while the Company believes that if such competition did develop, consumers could differentiate its products favorably from any commodity meat product in terms of taste and quality, a decision by any of these sources to market its products with a natural claim could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Competition."

    PRODUCT LIABILITY. All meat products are highly perishable and contain some level of bacteria. Although the Company believes that its quality assurance program insures that its meat is safe and clean, the Company is unable to insure that its customers and their consumers handle Coleman's products in ways which maintain the safety of such products. There can be no assurance that the Company's products will not cause or be alleged to cause ill effects to consumers, and that any such alleged ill effects will not result in adverse publicity and a materially negative impact on consumer perception of the Company's products. Any product liability issues could also result in claims against the Company for monetary damages. Either of these results could materially and adversely affect the Company's business, results of operations and financial condition. The Company currently maintains more than $2,000,000 in product liability insurance and a $10,000,000 umbrella policy, which may not be sufficient to cover the cost of defense or related damages in the event of a significant product liability claim.

    ABILITY TO ACCURATELY FORECAST DEMAND. Cattle purchase contracts are based on forecasted demand and can be entered into as much as one year in advance of actual need. Since actual demand for cattle can be either higher or lower than forecasted, cattle commitments can result in excess cattle, requiring the Company to slaughter more than it needs or to keep the cattle on feed longer, or in the event of a shortage, causing the Company not to fill customer orders. To address this issue, the Company is attempting to purchase approximately 20% of forecasted demand from Coleman Certified Ranchers on an as-needed basis to help stabilize supply. While this strategy should reduce the degree to which the Company is making advance commitments, there can be no assurance that the Company will be successful in executing this strategy. See "Risk Factors--Availability of Desired USDA Meat Grades" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Production and Cost of Goods Sold."

    MANAGEMENT OF GROWTH; FACILITIES EXPANSION. Over the last several years, the Company has experienced substantial growth in net sales, operations and employee base, and has undergone substantial changes in its business. This growth has placed significant demands on the Company's management, its internal control systems, and its current fabrication plant. One of the uses of proceeds of this offering will be capital expenditures relating to the opening of a more efficient fabrication plant, which the Company believes will result in cost savings. If the Company is delayed in opening a new fabrication facility, it believes that it could continue to use its existing facility and/or find substitute facilities with no material interruption of its operations.

    In order to have greater control over its costs and to accommodate the Company's growth, Coleman is also investigating various options relating to cattle slaughter, including the re-opening of its own facility in Limon, Colorado (the "Limon Facility"). The Company's current expansion plans, including the intended move to a new fabrication facility and any potential opening of the Limon Facility, could consume a significant amount of management resources. In addition, the success of any expansion plans will depend in part upon the Company's ability to continue to improve and expand its management and financial control systems. To the extent the Company fails to open a new fabrication plant, experiences cost or timing difficulties if it decides to open the Limon Facility, or encounters difficulties in upgrading its internal control systems, there could be material adverse effects on the Company's business, results of operations and financial condition. The Company's results of operations will be adversely affected if revenues do not increase sufficiently to compensate for the increase in operating expenses resulting from any expansion, and there can be no assurance that any expansion will be profitable or that it will not adversely affect the Company's results of operations. See "Risk Factors--Dependence Upon Outside Slaughter Facilities."


    DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent upon the continued service of Lee N. Arst, its President and Chief Executive Officer. The loss of Mr. Arst's services could have a material adverse effect on the Company's business, results of operations and financial condition. The Company is the beneficiary of key man life insurance on Mr. Arst in the amount of $1,000,000. The Company also has an employment agreement with Mr. Arst pursuant to which he has agreed not to compete with the Company for a period of one year after his termination for any reason or the period in which he is receiving severance payments under his employment agreement, whichever is longer. Furthermore, the Company's ability to achieve and manage sales growth will depend in part upon its ability to attract and retain key management and sales personnel. There can be no assurance that the Company will be successful in such efforts or that such efforts will result in additional sales or profitability in any future period. See "Management--Executive Compensation."



    DEPENDENCE UPON OUTSIDE SLAUGHTER FACILITIES. The Company currently has its cattle slaughtered at an Excel Corporation ("Excel") facility in Sterling, Colorado, pursuant to an agreement with a six month termination clause. Although the Company has certified seven other facilities, processing its cattle at any of these other facilities would result in higher costs to the Company. The Company is currently in negotiations with Excel regarding its agreement. Excel has requested changes to the agreement which the Company believes are unacceptable. The Company believes that it is unlikely to reach agreement with Excel, and that either the Company or Excel may terminate this contract on six months notice. In this event, the Company will likely reactivate the Limon Facility which it has not operated since 1992. The Company believes it could reactivate and operate the Limon Facility for substantially similar per head costs as the current Excel contract. The Company currently believes the costs of reactivating this facility would be approximately $1,000,000 and that it could reactivate the facility in approximately six months. There can be no assurance, however, that the Company will be able to reactivate this facility in this time period or for this cost, or that its processing costs will be in line with the Company's projections; in any such event, there could be material, adverse effects on the Company's business, results of operations and financial condition. See "Risk Factors--Management of Growth; Facilities Expansion" and "Business--Coleman's Operations."


    PUBLIC ATTITUDES TOWARD BEEF CONSUMPTION. In recent years, there has been an increase in the level of health consciousness in the United States and considerable debate has occured concerning the consumption of red meat. A number of research reports have suggested that red meat should be limited in a healthy diet. A decrease in general red meat consumption as a result of these reports could have a material, adverse effect on the Company's business, financial condition and results of operations.

    SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICE. Sales of substantial amounts of shares in the public market or the prospect of such sales could adversely affect the market price of the Company's Common Stock. The number of shares of the Company's Common Stock available for sale in the public market is limited by restrictions under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), and lockup agreements under which certain stockholders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Principal Financial Securities, Inc. However, Principal Financial Securities, Inc. may, in its sole discretion and at any time without public notice, release all or any portion of the securities subject to lock up agreements. In addition, shortly after the date of this Prospectus, the Company intends to register shares reserved for issuance under its Amended and Restated Stock Option Plan and Omnibus Stock and Incentive Plan. After this offering, subject to the lockup agreements described above, certain holders of shares of Common Stock will be entitled to certain demand and piggyback registration rights with respect to such shares. If such holders were to exercise their demand registration rights and cause a large number of shares to be sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include shares held by such holders in a Company initiated registration, such sales could have an adverse effect on the Company's ability to raise needed capital in the future. See "Management--Amended and Restated Stock Option Plan," "Management--Omnibus Stock and Incentive Plan," "Description of Capital Stock-- Registration Rights" and "Shares Eligible for Future Sale."


    INFLUENCE BY EXISTING STOCKHOLDERS. Following this offering, and assuming the issuance of an estimated 219,572 shares issuable upon exercise of warrants, the Company's officers, directors and principal stockholders will beneficially own approximately 35.2% of the outstanding shares of the Company's Common Stock (approximately 30.3% if the Underwriters' over-allotment option is exercised in full). As a result, such persons will have the ability to exercise significant influence over all matters requiring stockholder approval, such as the election of directors, mergers and acquisitions. This concentration of ownership by such persons and entities could have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal and Selling Stockholders."


    BANK LOAN. The Company has pledged substantially all of its assets to Norwest Bank Colorado, N.A. as collateral under its $4.3 million in aggregate lines of credit. In the event that the Company defaults under either line of credit, the bank may foreclose on assets equal in value to the amount of such defaulted obligations. As of September 28, 1996, the Company owed a total of $391,000 to the bank. Although the Company's total assets are substantially greater than the total amounts it may borrow under its current credit facilities, a default and any resulting foreclosure could have an adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


    ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's Amended and Restated Certificate of Incorporation may be deemed to have anti-takeover effects and may discourage or make more difficult a takeover attempt that a stockholder might consider in such stockholder's best interest. The Board of Directors may issue up to 5,000,000 shares of undesignated Preferred Stock in the future without stockholder approval upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuances of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock-- Series A Preferred Stock; Undesignated Preferred Stock."

    Following this offering, the Company will become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a

"business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter Provisions."

    ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price was determined through negotiations between the Company and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this offering. The market price of the shares of Common Stock may be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, increased competition, government regulatory action, fluctuations in the price of cattle, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations which have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation often has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations and financial condition. Any adverse determinations in such litigation could also subject the Company to significant liabilities. See "Underwriting."

    IMMEDIATE AND SUBSTANTIAL DILUTION. The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate and substantial net tangible book value dilution. To the extent that outstanding stock options and warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution," "Management--Omnibus Stock and Incentive Plan" and "Management--Amended and Restated Stock Option Plan."

                                USE OF PROCEEDS

    The net proceeds from the sale of the 1,475,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be $13.6 million.


    The Company is undertaking a major expansion of its production facilities. This expansion includes plans to lease a new, larger and more efficient fabrication facility of approximately 55,000 square feet in late 1997 or early 1998. The Company also expects to apply proceeds from this offering of approximately $6.0 million to make leasehold improvements and to purchase fabrication equipment and furniture/fixtures for use in this new fabrication facility. The Company may also use approximately $1.0 million of proceeds to reactivate the Limon Facility for its slaughtering requirements if it is unable to reach agreement with Excel regarding changes to its current slaughter agreement. The Company intends to explore long term lease alternatives for financing a majority of the expenses associated with purchasing equipment for its new fabrication facility. If it does obtain such financing, some portion of the proceeds initially used for these purposes will instead be available for marketing, advertising and other general corporate purposes. The Company also intends to use approximately $3.5 million of the proceeds for the redemption of Series A Preferred Stock, which is manditorily redeemable by the Company on November 30, 1996. The Series A Preferred Stock pays dividends quarterly in cash or Common Stock at the rate of 9% per annum, and also provides for a 6% per annum dividend payable quarterly in shares of Series A Preferred Stock. The remainder of the proceeds from this offering are expected to be used for expanded sales and marketing programs and for working capital. A portion of the net proceeds may also be used for the acquisition of businesses that are complementary to those of the Company. The Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transaction. See "Dividend Policy."


    Pending the use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, investment-grade securities, including government obligations and money market instruments. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY


    The Company has never declared nor paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain all future earnings for the expansion and operation of its business and does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's credit facility contains provisions restricting the payment of cash dividends on shares of Common Stock unless it is in full compliance with its credit facility and has received approval from the lendor. The Company has paid cash and in-kind dividends on its Series A Preferred Stock, which are permitted by its credit facility. See "Certain Transactions."

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company at September 28, 1996, and on an as adjusted basis after giving effect to (i) the sale of the Common Stock offered by the Company hereby at an assumed initial public offering price of $10.25 per share and (ii) the redemption of all outstanding shares of Series A Preferred Stock upon the closing of this offering. See "Use of Proceeds."



                                                                                               SEPTEMBER 28, 1996
                                                                                             ----------------------
                                                                                              ACTUAL    AS ADJUSTED
                                                                                             ---------  -----------
                                                                                              (IN THOUSANDS EXCEPT
                                                                                                  SHARE DATA)
Notes payable..............................................................................  $     791   $     791
Mandatorily redeemable preferred stock, $.001 par value; 3,491,396 shares authorized;
 3,400,962 shares issued and outstanding actual and none outstanding as adjusted(1)........      3,401          --

Stockholders' equity:
  Common stock, $.001 par value; 15,000,000 shares authorized; 1,668,609(2) shares issued
    and outstanding actual and 3,363,181 shares outstanding as adjusted(3).................          2           3
  Additional paid-in capital...............................................................        860      14,387
  Accumulated deficit......................................................................         (7)         (7)
                                                                                             ---------  -----------
    Total stockholders' equity.............................................................        855      14,383
                                                                                             ---------  -----------
      Total capitalization.................................................................  $   5,047   $  15,174
                                                                                             ---------  -----------
                                                                                             ---------  -----------


------------------------

(1) Effective immediately upon the redemption of the outstanding Series A Preferred Stock, there will be no authorized Series A Preferred Stock. After such redemption, the Company will then have 5,000,000 shares of authorized but undesignated Preferred Stock.


(2) Excludes (i) an aggregate of 304,514 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding stock options under the Company's Amended and Restated Stock Option Plan at a weighted average price of $2.52 per share, (ii) 5,700 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding stock options, and 326,300 shares of Common Stock reserved for future issuance pursuant to the Company's Omnibus Stock and Incentive Plan and (iii) 246,279 shares reserved for issuance upon exercise of warrants at a weighted average exercise price of $1.39 per share.


(3) Shares outstanding, as adjusted, includes an estimated 219,572 shares issuable upon exercise of the warrants. See "Underwriting."

                                    DILUTION


    The net tangible book value of the Company's Common Stock at September 28, 1996, was approximately $855,000 or $0.51 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 1,475,000 shares of Common Stock offered by the Company hereby (based upon an assumed initial public offering price of $10.25 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company), the application of the net proceeds therefrom and the issuance of an estimated 219,572 shares upon exercise of warrants and the receipt of the net proceeds therefrom, the net tangible book value at September 28, 1996, would have been approximately $14.4 million, or $4.28 per share of Common Stock. This represents an immediate dilution of $5.97 per share to new investors purchasing shares in this offering and an immediate increase in net tangible book value of $3.77 per share to existing stockholders. Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of Common Stock. The following table illustrates this per share dilution:



Assumed initial public offering price................................             $   10.25
  Net tangible book value before the offering........................  $    0.51
  Increase attributable to new stockholders..........................       3.77
                                                                       ---------
Pro forma net tangible book value after the offering.................                  4.28
                                                                                  ---------
Dilution per share to new stockholders...............................             $    5.97
                                                                                  ---------
                                                                                  ---------



    The following table sets forth, on a pro forma basis as of September 28, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price paid per share by existing stockholders and to be paid by purchasers of the shares offered by the Company hereby (at an assumed initial public offering price of $10.25 per share and before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company):



                                               SHARES PURCHASED         TOTAL CONSIDERATION
                                            -----------------------  --------------------------  AVERAGE PRICE
                                              NUMBER      PERCENT       AMOUNT        PERCENT      PER SHARE
                                            ----------  -----------  -------------  -----------  -------------
Existing stockholders(1)(2)...............   1,888,181        56.1%  $   1,719,562        10.2%    $    0.91
New investors.............................   1,475,000        43.9%     15,118,750        89.8%    $   10.25
                                            ----------       -----   -------------       -----
  Total...................................   3,363,181       100.0%  $  16,838,312       100.0%
                                            ----------       -----   -------------       -----
                                            ----------       -----   -------------       -----


------------------------

(1) Includes an estimated 219,572 shares issuable upon exercise of warrants. See "Underwriting."


(2) Sales by the Selling Stockholders (assuming no exercise of the Underwriters' over-allotment option) in this offering will cause the number of shares held by existing stockholders to be reduced to 1,663,181 shares or 49.5% of the total number of shares of Common Stock to be outstanding after this offering and will increase the number of shares held by new stockholders to 1,700,000 shares or 50.5% of the total number of shares of Common Stock to be outstanding after this offering. See "Principal and Selling Stockholders."



    The foregoing computations do not include (i) an aggregate of 304,514 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding stock options under the Company's Amended and Restated Stock Option Plan at a weighted average price of $2.52 per share and (ii) and an aggregate of 5,700 shares of Common Stock reserved for issuance upon exercise of outstanding stock options at an exercise price of $9.50 per share, and 326,300 shares of Common Stock reserved for future issuance pursuant to the Company's Omnibus Stock and Incentive Plan.

                            SELECTED FINANCIAL DATA


    The following selected statement of operations data for the 52 weeks ended June 26, 1993, June 25, 1994, June 24, 1995, for the 26 weeks ended December 23, 1995, and for the 40 weeks ended September 28, 1996 and the selected balance sheet data at June 24, 1995, December 23, 1995, and September 28, 1996, have been derived from the Financial Statements of the Company, which have been audited by KPMG Peat Marwick LLP, whose report thereon also is included herein. The selected statements of operations data for the 53 weeks ended June 29, 1991 and the 52 weeks ended June 27, 1992, and the selected balance sheet data at June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994, have been derived from the audited financial statements of the Company that are not included in this Prospectus. The selected financial data set forth below is not necessarily indicative of results to be expected for any future period. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in the Prospectus.


                                                                                                                    39/40 WEEK
                                                                                                                      INTERIM
                                                                                                       26 WEEK        PERIODS
                                                 53/52 WEEK FISCAL PERIODS ENDED(1)                 FISCAL PERIOD    ENDED(1)
                                   ---------------------------------------------------------------      ENDED      -------------
                                    JUNE 29,     JUNE 27,     JUNE 26,     JUNE 25,     JUNE 24,    DECEMBER 23,   SEPTEMBER 23,
                                      1991         1992         1993         1994         1995       1995(1)(4)        1995
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
                                                          (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA(2):
  Net sales......................   $  24,674    $  26,987    $  30,410    $  34,559    $  43,002     $  28,791      $  37,755
  Cost of sales..................      23,050       23,765       27,106       31,730       38,367        26,095         33,544
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
  Gross profit...................       1,624        3,222        3,304        2,829        4,635         2,696          4,211
  Selling, general and
    administrative expenses......       3,075        3,139        2,743        3,008        3,770         2,135          3,255
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
  Operating income (loss)........      (1,451)          83          561         (179)         865           561            956
  Interest and other expenses,
    net..........................         219          662          271          191          245           119            189
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
  Income (loss) from continuing
    operations before income
    taxes........................      (1,670)        (579)         290         (370)         620           442            767
  Income tax benefit (expense)...           7       --           --           --           --               645         --
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
  Income (loss) from continuing
    operations...................      (1,663)        (579)         290         (370)         620         1,087            767
  Loss from discontinued
    operations(3)................      --           --           --             (655)        (115)       --                (51)
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
  Net income (loss)..............   $  (1,663)   $    (579)   $     290    $  (1,025)   $     505     $   1,087      $     716
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
Net income (loss) attributable to
 common stock....................   $  (1,663)   $    (649)   $     222    $  (1,077)   $     327     $     921      $     480
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
Earnings (loss) per share:
  Continuing operations..........   $    (.97)   $     .47    $     .16    $    (.29)   $     .26     $     .51      $     .31
  Discontinued operations........   $  --        $  --        $  --        $    (.44)   $    (.07)    $  --          $    (.03)
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
  Net income (loss)..............   $    (.97)   $     .47    $     .16    $    (.73)   $     .19     $     .51      $     .28
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
Weighted average common and
 common equivalent shares
 outstanding.....................       1,712        1,387        1,414        1,478        1,685         1,811          1,697
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
                                   -----------  -----------  -----------  -----------  -----------  -------------  -------------
Pro forma earnings (loss) per
 share (5) (Unaudited):
  Continuing operations..........                                                       $     .31     $     .51
  Discontinued operations........                                                       $    (.06)    $  --
                                                                                       -----------  -------------
  Net income.....................                                                       $     .25     $     .51
                                                                                       -----------  -------------
                                                                                       -----------  -------------
Pro forma weighted average common
 and common equivalent shares
 outstanding (Unaudited).........                                                           2,008         2,137
                                                                                       -----------  -------------
                                                                                       -----------  -------------


                                   SEPTEMBER 28,
                                       1996
                                   -------------

STATEMENT OF OPERATIONS DATA(2):
  Net sales......................    $  40,618
  Cost of sales..................       35,190
                                   -------------
  Gross profit...................        5,428
  Selling, general and
    administrative expenses......        3,704
                                   -------------
  Operating income (loss)........        1,724
  Interest and other expenses,
    net..........................           84
                                   -------------
  Income (loss) from continuing
    operations before income
    taxes........................        1,640
  Income tax benefit (expense)...         (559)
                                   -------------
  Income (loss) from continuing
    operations...................        1,081
  Loss from discontinued
    operations(3)................       --
                                   -------------
  Net income (loss)..............    $   1,081
                                   -------------
                                   -------------
Net income (loss) attributable to
 common stock....................    $     772
                                   -------------
                                   -------------
Earnings (loss) per share:
  Continuing operations..........    $     .38
  Discontinued operations........    $  --
                                   -------------
  Net income (loss)..............    $     .38
                                   -------------
                                   -------------
Weighted average common and
 common equivalent shares
 outstanding.....................        2,021
                                   -------------
                                   -------------
Pro forma earnings (loss) per
 share (5) (Unaudited):
  Continuing operations..........    $     .46
  Discontinued operations........    $  --
                                   -------------
  Net income.....................    $     .46
                                   -------------
                                   -------------
Pro forma weighted average common
 and common equivalent shares
 outstanding (Unaudited).........        2,348
                                   -------------
                                   -------------

                                    JUNE 29,     JUNE 27,     JUNE 26,     JUNE 25,     JUNE 24,     DECEMBER 23,     SEPTEMBER 28,
                                      1991         1992         1993         1994         1995           1995             1996
                                   -----------  -----------  -----------  -----------  -----------  ---------------  ---------------
                                                                        (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........   $     145    $     199    $     237    $     265    $     297      $      22        $      63
Working capital..................       2,318        1,585        1,777        1,308        1,756          2,537            3,103
Total assets.....................       8,539        8,055        5,726        5,783        7,329          6,030            6,308
Notes payable....................       4,750        5,370        2,599        2,592        3,471          1,161              791
Mandatorily redeemable preferred
 stock...........................       2,898        2,968        3,035        3,313        3,341          3,356            3,401
Total stockholders' equity
 (deficit).......................          27         (992)        (770)      (1,471)        (994)           (81)             855


------------------------------


(1) Prior to December 23, 1995, the Company's fiscal year was the 52/53 week period ending on the last Saturday in June. Effective December 23, 1995, the Company changed its fiscal year to the 52/53 week period ending on the last Saturday in December. Each fiscal quarter normally consists of 1 five-week period and 2 four-week periods.



(2) The Company has never declared or paid any cash dividends on its Common
    Stock.



(3) During fiscal 1995, the Company discontinued Coleman Originals, a line of shelf-stable sauces. The Company liquidated its inventory, sold all related machinery and equipment, trade accounts receivable were collected, and accounts payable were settled. The loss from discontinued operations primarily represents the operations of Coleman Originals in fiscal 1994 and fiscal 1995. The loss from discontinued operations also includes $54,000 representing the loss on the disposition of inventory which could not be sold and was donated to charity, along with miscellaneous costs associated with the disposition of assets of the discontinued operation.



(4) The following table sets forth certain unaudited statement of operations data for the 26 weeks ended December 24, 1994 (amounts in thousands except per share amounts):



Net sales..............................................................................  $  19,497
Cost of goods sold.....................................................................     17,391
                                                                                         ---------
  Gross profit.........................................................................      2,106
Selling, general and administrative expenses...........................................      1,715
                                                                                         ---------
  Operating income.....................................................................        391
Interest and other expenses, net.......................................................        110
                                                                                         ---------
  Income from continuing operations....................................................        281
Loss from discontinued operations......................................................        (64)
                                                                                         ---------
    Net income.........................................................................  $     217
                                                                                         ---------
                                                                                         ---------
Net income attributable to common stock................................................  $     199
                                                                                         ---------
                                                                                         ---------
Earnings (loss) per share:
  Continuing operations................................................................  $     .17
  Discontinued operations..............................................................  $    (.04)
                                                                                         ---------
  Net income...........................................................................  $     .13
                                                                                         ---------
                                                                                         ---------



(5) The unaudited pro forma earnings per share data has been provided to disclose the pro forma effect of the redemption of all of the mandatorily redeemable preferred stock with a portion of the proceeds of the proposed public offering. The pro forma per share data gives effect to the number of shares whose proceeds would be necessary to redeem mandatorily redeemable preferred stock using an assumed offering price of $10.25 per share, and also gives effect to the elimination of the dividend requirements and accretion of the mandatorily redeemable preferred stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    PRODUCTS AND REVENUE


    BRANDED NATURAL BEEF PRODUCTS. The Company derives its revenue primarily from selling Coleman Natural Meats, which are fresh branded natural beef products from cattle that have never received antibiotics, feed additives, hormones or other growth-promoting drugs. Coleman Natural Meats consist of primal cuts (such as steaks and roasts) and ground beef. The Company's beef products are sold by natural food supermarkets, conventional supermarkets, processors and export customers on a branded basis. The Company's sales to trade customers are referred to as "Branded Sales."



        Primal cuts are fabricated into either regular or close trim cuts. Regular trim primal cuts require further preparation by supermarket personnel while close trim primal cuts generally do not. The net selling price of close trim products is higher than the net selling price of regular trim products.



        Ground beef is produced from chuck, round and trim generated from the fabrication process. The Company believes that the increase in sales of close trim cuts and ground beef is a result of a trend by conventional supermarkets, and to a lesser extent natural food supermarkets, to reduce their freight and in-store labor costs by purchasing products that require less preparation in the store.



    BRANDED NATURAL LAMB PRODUCTS. To accomodate certain of its supermarket customers who wish to buy from a single source, the Company also sells branded natural lamb products. These sales constitute only a relatively small portion of the Company's net sales.



    UNBRANDED BEEF AND LAMB PRODUCTS. The balance of the Company's net sales are represented by sales of unbranded natural beef and lamb products. Unbranded beef products are primarily comprised of excess trim generated from the fabrication process that is not used in ground beef. Unbranded beef and lamb products also include primal cuts that are not sold as branded products due to seasonal fluctuations in consumer demand for particular cuts of meat. These unbranded products are sold to meat brokers, distributors and processors at the prevailing commodity market price.


    PRODUCT MIX. The mix of products sold impacts the average net selling price per pound as well as the gross profit per pound. An increase in the percentage of production sold as branded products increases the net selling price and gross profit per pound. Likewise, an increase in the amount of branded product sold as close trim also increases the net selling price per pound, but to a lesser extent the gross profit per pound. The effect of the increase in the net selling price is offset in part by an increase in fabrication costs and an increase in the amount of trim sold as ground beef or as unbranded product.

    The extent of fabrication of the product also effects the average net selling price and the gross profit per pound. Since February 1996, the Company has implemented a practice of further fabricating certain cuts of unbranded products (e.g. briskets) to remove the bones and fat. This additional fabrication decreases the number of pounds available for sale as unbranded products, and increases the volume of by-products (e.g. bones and fat) produced. Proceeds from sales of by-products are recorded as a reduction of cost of sales and offset in part the additional fabrication costs. This additional fabrication also allows the Company to obtain a higher net selling price per pound for these unbranded products and thereby increase its gross profit per pound. The effect of the increase in price more than offsets the decrease in the number of pounds available for sale and the additional fabrication costs.


    PRICING. The Company has fixed wholesale prices for its branded products. It offers price discounts to customers for in-store promotions, including feature prices and advertising. The Company also offers discounts to increase sales of off-season products when needed. Sales are recorded net of such discounts. Unbranded products are sold at the prevailing commodity market prices.

    PRODUCTION AND COST OF GOODS SOLD

    Production costs include the cost of raw materials, labor, packaging and related overhead. Of these costs, approximately 68% relate to the cost of cattle. The Company uses a variety of cattle purchase contracts with Coleman Certified Ranchers and with feedlots which have been certified by the Company ("Coleman Certified Feedlots" or "Certified Feedlots"). The pricing of these contracts is either set at the inception of the contract (fixed price contracts) or floats with the cash and/or futures market for cattle (variable price contracts). The Company also purchases approximately 20% of its cattle on an as needed basis from Coleman Certified Ranchers when required by market demand.

    Proper feedlot management improves the yield (i.e., the amount of beef produced when the cattle are slaughtered) and the USDA grades of the beef. Accordingly, the Company has developed various reporting tools to assist the ranchers and feedlots in improving the yield and grading of their cattle and has developed cattle contracts that reward ranchers and feedlots for higher yields and choice graded cattle. The Company recently initiated a purchase contract risk management program for variable price contracts as a strategy to minimize its exposure to cattle price changes. See "Risk Factors--Unpredictability in Cattle Prices; Significant Fluctuations in Operating Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operation--Risk Management Program."

    Substantially all of the cattle purchased by the Company are slaughtered by Excel in Sterling, Colorado, for a per head processing fee. Excel pays the Company for the hides and other related by-products (referred to as a drop credit). Historically, the drop credit has exceeded the fee charged by Excel. The drop credit, net of the related processing fees, is paid to the Company by Excel and is recorded as a credit to cost of goods sold.

    The beef is transported in quarters from Excel's plant to the Company's fabrication plant in Denver, Colorado. After fabrication, the products are vacuum packed for freshness, put into shipping boxes and delivered directly to the Company's customers. The costs to fabricate and package the beef quarters consist of labor, packaging and related overhead. These costs generally vary with the amount of product produced.


    The Company's lambs are raised by one Certified Rancher and Feedlot in Colorado, and shipped to Iowa Lamb Corporation in Haywarden, Iowa for slaughter and fabrication. The cost of the lamb is based on a fixed premium over the commodity market price, which is adjusted monthly, plus a processing fee. See "Business--Coleman's Operations."


    CHANGE IN YEAR END

    Effective December 23, 1995, the Company changed its fiscal year to a 52/53 week period ending on the last Saturday in December. Prior to that date, the fiscal year had been the 52/53 week period ending on the last Saturday in June. This change was made to allow for better planning with customers. As a result of the change in year end, the Company has separately reported its operating results for the transition period from June 24, 1995 to December 23, 1995. In addition, the 27 week period ended June 1996 contains one more week of operating results than the comparable period in 1995.

    DISCONTINUED OPERATIONS

    In October 1994, the Company discontinued Coleman Originals, a line of shelf-stable sauces. The Company liquidated its inventory, sold all related equipment, collected trade accounts receivable, and settled accounts payable. The loss from discontinued operations includes a loss from operations of Coleman Originals of $654,000 for the 52 weeks ended June 1994 and $61,000 for the 52 weeks ended June 1995. The loss from discontinued operations for the 52 weeks ended June 1995 also includes a $54,000 loss on the disposition of inventory which could not be sold and was donated to charity, along with miscellaneous costs associated with the disposition of the assets.

RESULTS OF OPERATIONS

    The following table sets forth selected statement of operations data as a percentage of net sales for the periods indicated.


                                                                                                39/40 WEEK INTERIM PERIODS ENDED
                                            52 WEEK FISCAL PERIODS ENDED       26 WEEK FISCAL
                                        -------------------------------------   PERIOD ENDED    --------------------------------
                                         JUNE 26,     JUNE 25,     JUNE 24,     DECEMBER 23,     SEPTEMBER 23,    SEPTEMBER 28,
                                           1993         1994         1995           1995             1995             1996
                                        -----------  -----------  -----------  ---------------  ---------------  ---------------
Net sales.............................       100.0%       100.0%       100.0%         100.0%           100.0%           100.0%
Cost of sales.........................        89.1         91.8         89.2           90.6             88.8             86.6
                                             -----        -----        -----          -----            -----            -----

Gross profit..........................        10.9          8.2         10.8            9.4             11.2             13.4
Selling, general and administrative
 expenses.............................         9.0          8.7          8.8            7.4              8.6              9.1
                                             -----        -----        -----          -----            -----            -----

Operating income (loss)...............         1.9         (0.5)         2.0            2.0              2.6              4.3
Interest and other expenses, net......        (0.9)        (0.6)        (0.6)          (0.4)            (0.5)            (0.2)
                                             -----        -----        -----          -----            -----            -----
Income (loss) from continuing
 operations before income taxes.......         1.0         (1.1)         1.4            1.6              2.1              4.1
Income tax benefit (expense)..........      --           --           --                2.2           --                 (1.4)
                                             -----        -----        -----          -----            -----            -----

Income (loss) from continuing
 operations...........................         1.0         (1.1)         1.4            3.8              2.1              2.7
Loss from discontinued operations.....      --             (1.9)        (0.2)        --                 (0.2)          --
                                             -----        -----        -----          -----            -----            -----
Net income (loss).....................         1.0%        (3.0)%        1.2%            3.8%             1.9%             2.7%
                                             -----        -----        -----           -----            -----            -----
                                             -----        -----        -----           -----            -----            -----


    The following table sets forth selected statement of operations data of the Company expressed as an amount per pound of product sold, except total pounds sold.


                                                                                  26 WEEK
                                                                               FISCAL PERIOD   39/40 WEEK INTERIM PERIODS
                                            52 WEEK FISCAL PERIODS ENDED           ENDED                 ENDED
                                        -------------------------------------  -------------  ----------------------------
                                         JUNE 26,     JUNE 25,     JUNE 24,    DECEMBER 23,   SEPTEMBER 23,  SEPTEMBER 28,
                                           1993         1994         1995          1995           1995           1996
                                        -----------  -----------  -----------  -------------  -------------  -------------
Total pounds sold (in thousands)......      15,428       18,077       23,163        16,437         20,524         20,904
                                        -----------  -----------  -----------       ------         ------         ------
                                        -----------  -----------  -----------       ------         ------         ------
Net sales.............................       $1.97         1.91         1.86          1.75           1.84           1.94
Cost of sales.........................        1.76         1.75         1.66          1.59           1.63           1.68
                                        -----------  -----------  -----------       ------         ------         ------
Gross profit..........................        0.21         0.16         0.20          0.16           0.21           0.26
Selling, general and administrative
 expenses.............................        0.18         0.17         0.16          0.13           0.16           0.18
                                        -----------  -----------  -----------       ------         ------         ------
Operating income (loss)...............       $0.03        (0.01)        0.04          0.03           0.05           0.08
                                        -----------  -----------  -----------       ------         ------         ------
                                        -----------  -----------  -----------       ------         ------         ------

40 WEEKS ENDED SEPTEMBER 1996 COMPARED TO 39 WEEKS ENDED SEPTEMBER 1995



    INCOME FROM CONTINUING OPERATIONS. Income from continuing operations for the 40 weeks ended September 1996 increased 40.9% to $1.1 million compared to $767,000 for the 39 weeks ended September 1995. The increase in 1996 was primarily due to higher gross profit on increased sales volume, offset by income tax expense of $559,000. No income tax expense was recorded in 1995.



    NET SALES. Net sales for the 40 weeks ended September 1996 increased 7.6% to $40.6 million compared to $37.8 million for the 39 weeks ended September 1995. An increase in sales to new and existing customers offset the effect of discontinuing sales to approximately 100 small or unprofitable accounts during 1995. Sales to these discontinued accounts amounted to $2.9 million for the 39 weeks ended September 1995 and $95,000 for the 40 weeks ended September 1996. Excluding sales to these discontinued accounts from both periods, sales increased 16.2% from September 1995 to September 1996. The increase in net sales in 1996 was the result of a 1.9% increase in volume from 20.5 million pounds to
20.9 million pounds and a 5.4% increase in the average net selling price per pound from $1.84 to $1.94. The increase in the average net selling price was primarily attributable to an improvement in the net sales price per pound of unbranded product, the mix of products sold and the amount of branded product sold as close trim. The Company's wholesale prices for its branded products were unchanged during these periods.



    COST OF SALES. Cost of sales for the 40 weeks ended September 1996 increased to $35.2 million compared to $33.5 million for the 39 weeks ended September 1995. For 1996, cost of sales as a percentage of net sales was 86.6% or $1.68 per pound, compared to 88.8% or $1.63 per pound for 1995. The increase in the cost per pound was primarily attributable to further fabrication of certain cuts of unbranded products (E.G., briskets), partially offset by improved plant productivity.



    GROSS PROFIT. Gross profit was $5.4 million for the 40 weeks ended September 1996 compared to $4.2 million for the 39 weeks ended September 1995. For 1996, gross profit as a percentage of net sales was 13.4% or $0.26 per pound, compared to 11.2% or $0.21 per pound for 1995. This increase was attributable to an improvement in the mix of products sold and the further fabrication of certain cuts of unbranded products.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the 40 weeks ended September 1996 were $3.7 million compared to $3.3 million for the 39 weeks ended September 1995. As a percentage of net sales these expenses increased to 9.1% in 1996 compared to 8.6% for 1995. The additional expenses in 1996 were primarily attributable to performance bonuses to employees, recruiting expenses for sales personnel and salary and benefit costs associated with additional personnel.



    INTEREST AND OTHER EXPENSES. Interest and other expenses decreased to $84,000 for the 40 weeks ended September 1996 compared to $189,000 for the 39 weeks ended September 1995. This decrease was attributable to a 39.4% reduction in average borrowings outstanding on the lines of credit and a 52.5% decrease in cattle notes payable compared to 1995. Average interest rates on the lines of credit and cattle notes payable were 8.8% and 8.6%, respectively, for 1996, compared to 10.9% and 10.1%, respectively, in 1995.



    INCOME TAXES. Income tax expense was $559,000 for the 40 weeks ended September 1996, an effective tax rate of 34.1%. The Company recorded no income tax expense for the 39 weeks ended September 1995 since the reversal of a portion of the valuation allowance for net deferred tax assets offset income taxes that would otherwise have been provided.

26 WEEKS ENDED DECEMBER 1995 COMPARED TO 26 WEEKS ENDED DECEMBER 1994



    THE COMPARATIVE INFORMATION FOR THE 26 WEEKS ENDED DECEMBER 1994 IS INCLUDED IN NOTE 16 TO THE FINANCIAL STATEMENTS. SEE "FINANCIAL STATEMENTS."



    INCOME FROM CONTINUING OPERATIONS. Income from continuing operations for the 26 weeks ended December 1995 increased 291.5% to $1.1 million compared to $281,000 for the 26 weeks ended December 1994. The increase in 1995 was primarily due to a deferred tax benefit of $645,000 attributable to the reversal of the remaining valuation allowance for the Company's net operating loss carryforwards and other deferred tax assets.



    NET SALES. Net sales for the 26 weeks ended December 1995 increased 47.7% to $28.8 million compared to $19.5 million for the 26 weeks ended December 1994. The increase was primarily attributable to sales to a significant new customer and existing customers adding new stores. The impact of the significant new customer was amplified by that customer's extensive marketing activity to support its new product introduction. The increase in net sales in 1995 was the result of a 56.2% increase in volume from 10.5 million pounds to 16.4 million pounds, partially offset by a 4.9% decrease in the average net selling price per pound from $1.84 to $1.75. The decrease in average net selling price was attributable to lower prices received for products sold as unbranded and the Company's decision to reduce its wholesale price for branded products 3.0% in January 1995.



    COST OF SALES. Cost of sales for the 26 weeks ended December 1995 increased to $26.1 million compared to $17.4 million for the 26 weeks ended December 1994. For 1995, cost of sales as a percentage of net sales was 90.6% or $1.59 per pound, compared to 89.2% or $1.64 per pound for 1994. This increase in cost as a percentage of net sales was primarily due to higher slaughter costs and a decrease in the drop credit received.



    GROSS PROFIT. Gross profit was $2.7 million for the 26 weeks ended December 1995 compared to $2.1 million for the 26 weeks ended December 1994. For 1995, gross profit as a percentage of net sales, was 9.4% or $0.16 per pound, compared to 10.8% or $0.20 per pound for 1994. This decrease was attributable to the 3.0% wholesale price decrease in January 1995 and an increase in the volume of products sold as unbranded. The Company also took actions to address an over-supply of cattle during that period, including selling some live natural cattle at commodity market prices.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the 26 weeks ended December 1995 were $2.1 million compared to $1.7 million for the 26 weeks ended December 1994. As a percentage of net sales these expenses declined to 7.4% in 1995, compared to 8.8% for 1994. The additional expenses in 1995 related to salary and benefit costs for additional personnel. The increase in net sales in 1995 was achieved with a smaller increase in selling, general and administrative expenses, many of which are fixed in nature.



    INTEREST AND OTHER EXPENSES. Interest and other expenses increased to $118,000 for the 26 weeks ended December 1995 compared to $110,000 for the 26 weeks ended December 1994. This increase was attributable to an increase in the average interest rates on the line of credit and cattle notes payable. The average interest rates on the line of credit and the cattle notes payable were 10.1% and 10.4%, respectively, for 1995, compared to 9.7% and 8.2%, respectively, for 1994. These increases were partially offset by a 24.7% reduction in average borrowings outstanding on the line of credit, along with a 26.9% decrease in average cattle notes payable outstanding compared to the 26 weeks ended December 1994.



    INCOME TAXES. An income tax benefit of $645,000 was recorded for the 26 weeks ended December 1995. This benefit related to the reversal of the remaining valuation allowance for the Company's net operating loss carryforwards and other deferred tax assets. The Company recorded no income tax expense for the 26 weeks ended December 1994 since the reversal of a portion of the valuation allowance for net deferred tax assets offset income taxes that would otherwise have been provided.

52 WEEKS ENDED JUNE 1995 COMPARED TO 52 WEEKS ENDED JUNE 1994

    INCOME (LOSS) FROM CONTINUING OPERATIONS. Income from continuing operations for the 52 weeks ended June 1995 increased to $620,000 compared to a loss from continuing operations of $370,000 for the 52 weeks ended June 1994. The improvement in operating results for 1995 was due to an improvement in the mix of products sold and improved plant productivity.


    NET SALES. Net sales for the 52 weeks ended June 1995 increased 24.3% to $43.0 million compared to $34.6 million for the 52 weeks ended June 1994. The increase was primarily attributable to adding new customers, existing customers opening new stores, and a significant new customer's chainwide introduction of the Company's products in April 1995. The increase in net sales in 1995 was the result of a 28.2% increase in volume from 18.1 million pounds to 23.2 million pounds, partially offset by a 2.6% decrease in the average net selling price per pound from $1.91 to $1.86. The decrease in the average net selling price was primarily attributable to lower prices received for products sold as unbranded and the Company's decision to reduce its wholesale price for branded products 3.0% in January 1995.


    COST OF SALES. Cost of sales for the 52 weeks ended June 1995 increased to $38.4 million compared to $31.7 million for the 52 weeks ended June 1994. For 1995, cost of sales as a percentage of net sales was 89.2% or $1.66 per pound, compared to 91.8% or $1.75 per pound for 1994. This decrease, both as a percentage of sales and cost per pound was attributable to a reduction in the cost of cattle, an increase in the drop credit received and improved plant productivity.

    GROSS PROFIT. Gross profit was $4.6 million for the 52 weeks ended June 1995 compared to $2.8 million for the 52 weeks ended June 1994. For 1995, gross profit as a percentage of net sales was 10.8% or $0.20 per pound, compared to 8.2% or $0.16 per pound for 1994. This increase was attributable to an improvement in the mix of products sold and higher sales volume.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the 52 weeks ended June 1995 were $3.8 million compared to $3.0 million for the 52 weeks ended June 1994. As a percentage of net sales these expenses were 8.8% in 1995 compared to 8.7% for 1994. The additional expenses in 1995 were primarily attributable to additional broker commissions on additional sales volume to conventional supermarkets, salary and related benefit costs for additional personnel, and a charge for severance costs associated with the former chief financial officer.

    INTEREST AND OTHER EXPENSES. Interest and other expenses increased to $245,000 for the 52 weeks ended June 1995 compared to $191,000 for the 52 weeks ended June 1994. This increase was attributable to higher average outstanding cattle notes payable of $667,000, partially offset by a decline in average borrowings outstanding on the line of credit in 1995. Average interest rates on the line of credit and the cattle notes payable were 10.4% and 9.3%, respectively for 1995, compared to 8.1% and 7.4%, respectively for 1994.

    INCOME TAXES. The Company recorded no income tax expense for the 52 weeks ended June 1995 since a decrease in the valuation allowance for net deferred tax assets offset income taxes that would otherwise have been provided.

52 WEEKS ENDED JUNE 1994 COMPARED TO 52 WEEKS ENDED JUNE 1993

    INCOME (LOSS) FROM CONTINUING OPERATIONS. Loss from continuing operations for the 52 weeks ended June 1994 was $370,000 compared to income from continuing operations of $290,000 for the 52 weeks ended June 1993. The loss in 1994 was primarily attributable to a greater sales volume of unbranded products at a lower net selling price per pound.

    NET SALES. Net sales for the 52 weeks ended June 1994 increased 13.8% to $34.6 million compared to $30.4 million for the 52 weeks ended June 1993. The increase in net sales in 1994 was the result of a 17.5% increase in volume from
15.4 million pounds to 18.1 million pounds. This increase was attributable to existing customers opening new stores and the addition of new customers. The increase was partially offset by a 3.1% decrease in the average net selling price per pound from $1.97 to $1.91. The decrease in the average net selling price was attributable to lower prices received for products sold as unbranded.

    COST OF SALES. Cost of sales for the 52 weeks ended June 1994 increased to $31.7 million compared to $27.1 million for the 52 weeks ended June 1993. For 1994, cost of sales as a percentage of net sales was 91.8% or $1.75 per pound, compared to 89.1% or $1.76 per pound for 1993. This increase in cost as a percentage of net sales was primarily due to a decrease in the drop credit.

    GROSS PROFIT. Gross profit was $2.8 million for the 52 weeks ended June 1994 compared to $3.3 million for the 52 weeks ended June 1993. In 1994, gross profit, as a percentage of net sales was 8.2% or $0.16 per pound, compared to 10.9% or $0.21 per pound for 1993. This decrease was attributable to an increase in the volume of products sold as unbranded.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the 52 weeks ended June 1994 were $3.0 million compared to $2.7 million for the 52 weeks ended June 1993. As a percentage of net sales these expenses declined to 8.7% in 1994 compared to 9.0% for 1993. The additional expenses in 1994 were attributable to higher marketing costs, salary and related benefit costs for additional personnel and a charge for severance costs associated with the former chief executive officer.

    INTEREST AND OTHER EXPENSES. Interest and other expenses decreased to $191,000 for the 52 weeks ended June 1994 compared to $271,000 for the 52 weeks ended June 1993. This decrease was attributable to the repayment of $600,000 in debt in 1994 with proceeds from the sale of common stock and Series A Preferred Stock. The average interest rate on cattle notes payable decreased to 7.4% in 1994 from 8.2% in 1993. The average interest rate on the line of credit was 8.0% in both periods.

    INCOME TAXES. The Company recorded no income tax expense for the 52 weeks ended June 1994 since a valuation allowance was provided for the tax benefit of the operating losses incurred during the period. The Company recorded no income tax expense for the 52 weeks ended June 1993, since the reversal of a portion of the valuation allowance for net deferred tax assets offset income taxes that would otherwise have been provided.

QUARTERLY DATA AND SEASONALITY


    The following table sets forth certain financial information for the eight quarters in the period ending September 28, 1996. The information for each of these quarters is unaudited but includes all adjustments, consisting only of normal recurring adjustments that management considers necessary to fairly present this information when read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter and any quarter-to-quarter trends are not necessarily indicative of the results to be expected for any future period.



                                                                     QUARTER ENDED
                                 --------------------------------------------------------------------------------------
                                  DEC. 24    MAR. 25    JUN. 24    SEP. 23    DEC. 23    MAR. 23    JUN. 29    SEP. 28
                                   1994       1995       1995       1995       1995       1996       1996       1996
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales......................  $  10,514  $   9,710  $  13,795  $  14,250  $  14,541  $  12,195  $  14,927  $  13,496
Cost of sales..................      9,499      9,059     11,917     12,568     13,527     11,295     12,856     11,039
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit...................      1,015        651      1,878      1,682      1,014        900      2,071      2,457
Selling, general and
 administrative expenses.......        949        840      1,215      1,200        935        974      1,272      1,458
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)........         66       (189)       663        482         79        (74)       799        999
Interest and other expenses,
 net...........................         68         66         69         54         65         22         23         39
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing
 operations before income
 taxes.........................         (2)      (255)       594        428         14        (96)       776        960
Income tax benefit (expense)...     --         --         --         --            645         34       (272)      (321)
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing
 operations....................         (2)      (255)       594        428        659        (62)       504        639
Loss from discontinued
 operations....................        (11)       (51)    --         --         --         --         --         --
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)..............  $     (13) $    (306) $     594  $     428  $     659  $     (62) $     504  $     639
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) attributable
 to common stock...............  $     (22) $    (391) $     519  $     352  $     569  $    (153) $     413  $     512
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) per share:
  Continuing operations........  $  --      $    (.20) $     .31  $     .21  $     .30  $    (.08) $     .21  $     .25
  Discontinued operations......  $    (.01) $    (.03) $  --      $  --      $  --      $  --      $  --      $  --
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)............  $    (.01) $    (.23) $     .31  $     .21  $     .30  $    (.08) $     .21  $     .25
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common and
 common equivalent shares
 outstanding...................      1,685      1,685      1,685      1,722      1,878      1,897      1,965      2,072
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma earnings (loss) per
 share (Unaudited):
  Continuing operations........  $  --      $    (.13) $     .30  $     .21  $     .30  $    (.03) $     .22  $     .27
  Discontinued operations......  $    (.01) $    (.02) $  --      $  --      $  --      $  --      $  --      $  --
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)............  $    (.01) $    (.15) $     .30  $     .21  $     .30  $    (.03) $     .22  $     .27
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma weighted average
 common and common equivalent
 shares outstanding
 (Unaudited)...................      2,009      2,010      2,011      2,047      2,204      2,225      2,294      2,402
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

    The following table sets forth certain of the foregoing financial information as a percentage of the Company's net sales for the periods indicated:

                                                                              QUARTER ENDED
                                        -----------------------------------------------------------------------------------------
                                          DEC. 24      MAR. 25      JUN. 24      SEP. 23      DEC. 23      MAR. 23      JUN. 29
                                           1994         1995         1995         1995         1995         1996         1996
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net sales.............................       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Cost of sales.........................        90.4         93.3         86.4         88.2         93.0         92.6         86.1
                                             -----        -----        -----        -----        -----        -----        -----
Gross profit..........................         9.6          6.7         13.6         11.8          7.0          7.4         13.9
Selling, general and administrative
 expenses.............................         9.0          8.7          8.8          8.4          6.4          8.0          8.5
                                             -----        -----        -----        -----        -----        -----        -----
Operating income (loss)...............         0.6         (2.0)         4.8          3.4          0.6         (0.6)         5.4
Interest and other expenses, net......         0.6          0.7          0.5          0.4          0.5          0.2          0.2
                                             -----        -----        -----        -----        -----        -----        -----
Income (loss) from continuing
 operations before income taxes.......      --             (2.7)         4.3          3.0          0.1         (0.8)         5.2
Income tax benefit (expense)..........      --           --           --           --              4.4          0.3         (1.8)
                                             -----        -----        -----        -----        -----        -----        -----
Income (loss) from continuing
 operations...........................      --             (2.7)         4.3          3.0          4.5         (0.5)         3.4
Loss from discontinued operations.....        (0.1)        (0.5)      --           --           --           --           --
                                             -----        -----        -----        -----        -----        -----        -----
Net income (loss).....................        (0.1)%       (3.2 )%        4.3%        3.0%         4.5%        (0.5 )%        3.4%
                                             -----        -----        -----        -----        -----        -----        -----
                                             -----        -----        -----        -----        -----        -----        -----


                                          SEP. 28
                                           1996
                                        -----------
Net sales.............................       100.0%
Cost of sales.........................        81.8
                                             -----
Gross profit..........................        18.2
Selling, general and administrative
 expenses.............................        10.8
                                             -----
Operating income (loss)...............         7.4
Interest and other expenses, net......         0.3
                                             -----
Income (loss) from continuing
 operations before income taxes.......         7.1
Income tax benefit (expense)..........        (2.4)
                                             -----
Income (loss) from continuing
 operations...........................         4.7
Loss from discontinued operations.....      --
                                             -----
Net income (loss).....................         4.7%
                                             -----
                                             -----


    Historically, the Company has experienced lower earnings in the first and fourth calendar quarters of the year, due to changes in consumer demand, inclement weather, and seasonally higher prices for cattle in those periods.

LIQUIDITY AND CAPITAL RESOURCES


    The Company has financed its operations primarily through the issuance of privately placed debt and equity securities, raising a total of $4.9 million between March 1989 and November 1995. The Company also has maintained credit facilities with Norwest Bank Colorado, N.A. under a revolving line of credit, and has financed cattle purchases with notes payable to cattle feeders and ranchers.



    LINES OF CREDIT. The Company currently has a line of credit for up to $2.3 million under a loan agreement with a bank (the "Loan Agreement"). The maximum that can be borrowed under the line of credit is based on a formula of eligible accounts receivable, cattle inventory, and meat inventory. The Loan Agreement contains provisions requiring the Company to maintain certain financial ratios and provides for limits on the amount of additional debt, capital expenditures and the payment of dividends. Currently, the Company is in compliance with the covenants of the Loan Agreement. The line of credit expires on November 1, 1996, and is subject to annual renewal. The interest rate on the line of credit is 0.5% over the bank prime rate. As of September 28, 1996, no borrowings were outstanding under the line of credit.



    The Company entered into an additional $2 million revolving line of credit (the "New Loan Agreement") in June 1996, with interest at 0.5% over the bank prime rate. The New Loan Agreement is used to fund any margin calls associated with outstanding futures contracts related to the Company's risk management program. The New Loan Agreement expires on November 1, 1996, is subject to annual renewal, and contains generally the same provisions as the Loan Agreement. Currently, the Company is in compliance with the covenants of the new Loan Agreement. As of September 28, 1996, $391,000 was outstanding under this line of credit.


    NOTES PAYABLE. The Company occasionally utilizes notes payable to finance cattle inventory when either the interest rate is lower than the Company's line of credit or when the line of credit is fully utilized. The interest rates on these notes generally range from 0.75% to 3% over prime, although some notes do not bear interest. These notes are due when the cattle are delivered for slaughter. As of September 28, 1996, $400,000 was outstanding on notes payable to cattle feeders and ranchers.


    The Company is discussing with its lender the renewal of the Loan Agreement and the New Loan Agreement. In the event the Company does not renew such loans, management believes that it would be able to find alternative sources for such financing on similar terms.


    CASH FLOWS. Net cash provided by operations for the 40 weeks ended September 1996 was $1.5 million and primarily consisted of net income plus depreciation, a decrease in the amount of cattle deposits required by ranchers, and a reduction in accounts receivable due to cash collection efforts. These sources of cash were partially offset by increased cattle inventory to meet growing customer demand, an increase in prepaid expenses, lower accounts payable and lower accrued expenses.



    Net cash used in investing activities for the 40 weeks ended September 1996 was $804,000 and primarily related to deposits for future contracts in conjunction with the risk management program, and the purchase of new equipment for the Company's fabrication plant. Net cash used in financing activities was $695,000 and consisted of net payments on the line of credit and cash dividends on the Series A Preferred Stock. These sources of cash were offset in part by an increase in cattle notes payable and borrowings on the line of credit for future contracts.



    Net cash provided by operations for the 39 weeks ended September 1995 was $1.4 million and primarily consisted of net income plus depreciation, reduced cattle inventory, and reduced supplies inventory. These sources of cash were offset by an increase in cattle deposits, meat inventory and accounts receivable due to growth in sales and lower accounts payable.



    Net cash used in investing activities for the 39 weeks ended September 1995 was $147,000 and primarily related to the purchase of new equipment for the Company's fabrication plant. Net cash used by financing activities was $1.6 million and consisted of repayments on the line of credit and capital leases. These repayments were offset in part by borrowings on cattle notes payable.



    Net cash provided by operations for the 26 weeks ended December 1995 was $2.2 million and primarily consisted of net income plus depreciation, reduced by the deferred income tax benefit, a decrease in cattle inventory due to a decision by the Company during this period to not purchase cattle until directly after slaughter, and an increase in accounts payable. These sources of cash were partially offset by an increase in accounts receivable resulting from higher sales volume and lower accrued expenses.


    Net cash used in investing activities for the 26 weeks ended December 1995 was $236,000 and related to the purchase of new equipment for the Company's fabrication plant. Net cash used in financing activities for the 26 weeks ended December 1995 was $2.3 million, and consisted of repayments on cattle notes and the line of credit, and cash dividends paid to holders of Series A Preferred Stock. These payments were offset by proceeds from the issuance of additional Common Stock.

    Net cash used by operations for the 52 weeks ended June 1995 was $677,000 and primarily consisted of net income plus depreciation and reduced cattle deposits. These sources of cash were offset by an increase in accounts receivable and cattle inventories in response to higher sales volume.

    Net cash used in investing activities for the 52 weeks ended June 1995 was $147,000 and related to the purchase of new equipment for the Company's fabrication plant. Net cash provided by financing activities was $856,000 and primarily consisted of borrowings on cattle notes payable.

    Net cash used by operations for the 52 weeks ended June 1994 was $353,000 and primarily consisted of a net loss offset in part by depreciation, and an increase in accounts receivable due to growth in sales. These uses of cash were offset in part by an increase in accounts payable and accrued expenses, a decrease in cattle deposits, and a decrease in prepaid expenses.

    Net cash used in investing activities was $178,000 in 1994 and primarily related to the purchase of new equipment for the Company's fabrication plant. Net cash provided by financing activities was $559,000 for 1994 and primarily consisted of proceeds from the issuance of additional Series A Preferred Stock and Common Stock.


    WORKING CAPITAL AND FUTURE OPERATIONS. At September 28, 1996, the Company had working capital of $3.1 million compared to $2.5 million at December 23, 1995. As of June 29, 1996, the Company's current ratio (ratio of current assets to current liabilities) was 2.5:1 compared to a current ratio of 1.9:1 as of December 23, 1995.


    The Company intends to use a portion of the net proceeds from this offering for working capital and general corporate purposes. The Company believes that the cash generated from operations and the net proceeds to the Company from this offering will be sufficient, based on the Company's presently anticipated needs, to fund capital expenditures, including the proposed new fabrication facility, to fund the redemption of the Series A Preferred Stock, to fund capital expenditures and start-up operations in the event the Company reactivates the Limon Facility, and to provide for working capital to finance the Company's growth for the next 24 months. There can be no assurance, however, that the Company will not require additional financing prior to such date to fund its operations. There can be no assurance that the Company will be able to raise such capital on acceptable terms, if required. See "Risk Factors-- Management of Growth; Facilities Expansion" and "Use of Proceeds."

RISK MANAGEMENT PROGRAM

    In June 1996, the Company initiated a risk management program which utilizes non-speculative purchases of futures contracts to help manage the risk associated with fluctuations in variable priced contracts. These futures contracts are designed to make the cost of cattle more predictable. The Company has a risk management committee that reviews the Company's futures position on a periodic basis to ensure compliance with the Company's risk management policies, including the maximum amount of risk to be assumed in conjunction with such activities. The Company expects that any gains or losses associated with the risk management program will be offset on a dollar for dollar basis by higher or lower cattle costs. The gains and losses associated with this program will be recorded as an increase or reduction in cost of sales. See "Risk Factors--Unpredictability in Cattle Prices; Significant Fluctuations in Operating Results."


    As of September 28, 1996, the Company had 772 futures contracts outstanding. Each futures contract is for 40,000 pounds of live cattle weight or approximately 35 head of cattle. The futures contracts are for cattle to be delivered for the period October 1996 through October 1997 and represent approximately 40% of forecasted cattle requirements. The aggregate unrealized loss on the futures contracts outstanding at September 28, 1996 was approximately $17,000. The unrealized gain or (loss) on futures contracts will be recognized as an adjustment of the cost of the related cattle when they are delivered to the Company for slaughter.


RECENT ACCOUNTING PRONOUNCEMENT

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) was issued by the Financial Accounting Standards Board in October 1995. This standard addresses the timing and measurement of stock-based compensation expense. Entities electing to continue to follow Accounting Principles Board Opinion No. 25 (APB 25) must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined by SFAS 123 had been applied. SFAS 123 is applicable to fiscal years beginning after December 15, 1995. The Company has elected to retain the approach of APB 25 (the intrinsic value method), for recognizing stock-based compensation in its consolidated financial statements. The Company will include the disclosures required by SFAS 123 in future financial statements.

                                    BUSINESS

 [Company logo of mountains and cattle in black & white with following slogan:
                      "Not just a food, but a lifestyle"]


    Coleman is the leading U.S. supplier and marketer of fresh, branded, natural beef products from cattle which have never received hormones and antibiotics. Since first pioneering this product concept in 1979, Coleman Natural Meats have grown to command an estimated 56% share of the Natural Beef market segment, more than three times the market share of its nearest competitor. Coleman believes that its products have built a strong brand loyalty with consumers. This loyalty is based on consistent superior taste and purity resulting from its certified raising practices. Cattle in Coleman's program never receive antibiotics, feed additives, hormones or other growth-promoting drugs, unlike commodity beef, most of which comes from cattle which have received hormones and have been fed growth stimulants or antibiotics. Coleman believes that it is the only company with national distribution that has a USDA approved label stating that it has never used such drugs. Coleman believes that beef sold by other producers in the Natural Beef segment come from cattle that either have received antibiotics, or have only not been given drugs in the 100 days prior to slaughter.



    The Company's products are targeted at consumers who are part of a growing lifestyle trend toward choosing foods that are superior tasting, closer to their natural state, safe and grown with a commitment to the environment. This trend is evidenced by the 18.5% compound annual growth rate in the natural food industry from 1991 to 1995. At June 1996, Coleman's products were sold in only 535 natural and conventional supermarkets, or 2% of total U.S. chain and large supermarkets. Despite this limited penetration, the Company generated $55.9 million in net sales for the 53 weeks ending June 1996.


    Since the 1870s, the Coleman family ranch in Saguache County, Colorado, has raised cattle without growth-stimulating hormones and antibiotics. In 1979, Mel Coleman, Sr., a fourth generation Colorado rancher and the Company's founder and Chairman of the Board, pioneered the Natural Beef market segment. Mr. Coleman is generally recognized as the first supplier of branded beef products raised without hormones and antibiotics. Demand for the product soon exceeded the cattle supply of the Coleman family ranch. In 1984, the Coleman Certified Rancher and Feedlot program was established to ensure a consistent and on-going supply of cattle. Under this program, Coleman Certified Ranchers and Feedlots are required to raise cattle following strict protocols. In 1986, the Company opened its own fabricating and packaging facility in Denver, Colorado. Coleman believes its control over cattle raising and the production process provides confidence in its products with customers and consumers.

    Coleman's objective is to increase the Natural Beef segment while profitably extending its leadership within this segment. Coleman believes it can achieve this objective by further penetrating supermarket accounts (both natural food and conventional grocery) in existing and new geographic markets, by building brand awareness with targeted consumer groups, by continuously improving its operational efficiencies and by remaining true to its founding principles of producing food that is superior tasting, good for you, safe and raised right -- the "slow, old-fashioned way." The Company believes it enjoys a high degree of credibility within the cattle and retail food industries as well as with consumers because of its integrity and commitment to remain "true to the trail."

COLEMAN'S MARKETPLACE

    The Company believes that consumer attitudes about foods are undergoing fundamental, long term changes. These changes are being brought about by healthier eating habits, changes in demographics caused by aging "baby boomers," increasing concerns regarding food safety, freshness and purity, and a greater awareness of the environment. Consumers are rethinking what they eat and how they live, creating many new market segments for lifestyle products such as organic produce, bottled water and premium juices and coffees. The Company believes a growing number of consumers are not only demanding high quality, good tasting, fresh and pure products, but are also willing to pay a premium price for them.

    In 1995, The Trends Research Institute projected that one of the top 10 trends for 1996 and beyond would be the CLEAN FOOD DIET -- "a diet of foods free of artificial preservatives, coloring, irradiation, pesticides, drug residues and growth hormones." Further national consumer research by The Hartman Group in 1996 confirms that one out of ten people is currently purchasing "clean foods" and that four out of every ten people are pre-disposed to selecting this "clean food diet." The Company believes that the motivations for this lifestyle change are nutrition and health concerns, environmental issues and the perception that clean is safer. A 1996 Food Marketing Institute consumer research study revealed that 97% of U.S. consumers are changing their eating habits to a healthier diet, nine in ten U.S. shoppers choose their primary grocery store based in part on the quality of its meat, nearly eight out of ten U.S. shoppers believe that hormones and antibiotics in meats constitute a health hazard and one out of two U.S. consumers seek out products labeled "environmentally sound."

    The Company believes that Coleman Natural Meats, which deliver superior taste while addressing nutrition, safety, purity and environmental concerns, are uniquely positioned to take advantage of these consumer lifestyle trends. The Company's reputation for integrity, combined with its certified cattle raising and production processes, provide the consumer with assurances that its product benefits are genuine. The Company believes the Natural Beef segment is poised for the same type of growth as other premium segments within commodity-like industries, such as produce, fresh juices or coffee, where taste, freshness and quality have created growth opportunities.

    The Company believes the rise of consumer trends to buy fresh, pure, high quality food is most dramatically portrayed by the growth of the natural food industry. According to the NATURAL FOOD MERCHANDISER, the natural food industry has experienced 18.5% compound annual growth from 1991 to 1995. Further, sales in this industry increased 22% in each of 1994 and 1995, to a total market of $9.2 billion. Natural food supermarkets, such as Whole Foods Market and its Fresh Fields subsidiary and Wild Oats Community Market and its Alfalfa's subsidiary, share the Company's commitment to fresh, good tasting foods that are produced using ecologically sound principles. The Company's products are now carried in virtually all of the largest natural food supermarket accounts, and are generally the only beef sold in these natural food supermarkets.


    The Company believes that natural food products are now being more readily accepted by mainstream consumers, as evidenced by a recent Food Marketing Institute study indicating that over 67% of conventional supermarkets now carry these products. The Company also estimates that Natural Beef is presently carried in approximately 2,300 supermarkets out of the nearly 30,000 chain and large natural food and conventional supermarket stores in the U.S. Coleman Natural Meats are currently distributed in approximately 616 supermarkets. The Company estimates that, as of December 1995, total wholesale and retail sales of Natural Beef were approximately $85 million and $110 million, respectively. Coleman believes that, relative to its nearest competitor, its products are carried in fewer stores but it has three times the net sales. Since there is no trade or industry data available on the Natural Beef segment, the

Company has based these estimates on its review of certain publicly available information. Although the Company believes such information is accurate, there can be no assurance of this.

    According to the USDA, after a decade of decline, per capita beef consumption has risen 4% from 1993 to 1995. The Company believes that the Natural Beef segment has grown dramatically in that same period. Given consumer trends toward good tasting, safe, pure and healthful foods, the Company believes that the Natural Beef segment will capture an increasing proportion of the approximately $18 billion in annual retail supermarket sales. The Company believes that as a result of its leadership position and marketing focus, it is in a solid position to capitalize on this significant opportunity.

COLEMAN'S STRATEGY

    Coleman's objective is to continue to expand the market for Natural Beef while profitably extending its leadership of that market. In 1994, the Company hired a new management team experienced in branded consumer products. This team developed and is implementing the following business strategies to achieve its market share and financial growth objectives:

    - GROW THROUGH RETAIL EXPANSION. The Company's strategy is to expand its business in the $18 billion fresh retail beef category by growing its share within existing accounts, expanding with existing accounts as they open new stores, further penetrating existing accounts where the Company does not have chain wide distribution, and gaining distribution in new accounts among the over 27,000 chain and large supermarkets that currently do not carry Natural Beef.

    - BUILD BRAND AWARENESS. The Company is committed to building lasting consumer relationships and brand loyalty by consistently providing superior tasting, safe and wholesome products that are raised and produced using ecologically focused principles. The Company's marketing research indicates that its consumers have above average education levels and react well to factual, issue-based information. In order to build brand awareness and credibility and to educate consumers about the benefits of Coleman's products, the Company employs various types of marketing communications, including focused local and national public relations efforts, an integrated program of co-op advertising, in-store education, product demonstrations, couponing, sponsorship and participation in various community events, including product tastings and cooking classes developed by its customers. As the Company grows in particular geographic areas, it intends to use other media vehicles, on a very targeted basis, to increase household penetration and purchase rates.

    - ENHANCE OPERATING EFFICIENCIES. A larger and more efficient production facility, funded by a portion of the proceeds of this offering, will allow the Company to capture efficiencies seen by larger commodity producers. The Company will continue its efforts to improve the mix of products sold as branded, thereby improving gross profits. The Company has made, and intends to continue making, investments in technology in order to remain "leading edge" in the areas of quality, safety and customer service. These investments include its quality assurance program, expanded use of and enhancements to its patented Origen animal tracking software system, and information systems advancements such as a UPC system for variable case weight products and EDI (electronic data interface) for the grocery industry.

    - STAY TRUE TO THE TRAIL. The Company's business strategy is built on a foundation of integrity and credibility. The Company's cattle have always been raised slowly, "the way nature intended," and have never received growth hormones and antibiotics. Like many of its consumers, Coleman is concerned that overuse of antibiotics in livestock production may contribute to the reduced ability of antibiotics to fight disease. The Company also does not believe in giving drugs to healthy animals just to speed up their growth and maximize weight gain. The Company intends to remain true to these founding principles even though using antibiotics and growth-promoting hormones would help reduce its costs. In order to fulfill this strategy, Coleman continues to emphasize food safety, environmental leadership, strong team relationships with its customers and a culture for its employees that fosters commitment to the Company's goals.

PRODUCT LINE


    The Company provides to its retail, export and processing customers a full range of fresh natural meat products, including steaks, roasts and ground beef, from beef and lamb raised from birth without hormones and antibiotics. The Company's retail customers receive products with approximately 28 days of shelf life which is made possible by vacuum packaging. Products such as steaks and roasts are sold in primal cuts, available in either regular or close trim. Ground beef is produced from chuck, round and trim generated from the fabrication process. The Company has approximately 50 different cuts of meat that translate into approximately 350 stock keeping units ("SKUs") due to USDA quality grades (prime, choice, select) and product specifications relating to size ranges. Coleman Natural Meats are sold for a premium price which reflects the value added to the products from the Company's natural raising process and food safety practices. Supermarkets then market these products primarily under the Coleman Natural Beef-Registered Trademark- or Coleman Natural Lamb-Registered Trademark- brand names and, for two of the Company's customers, under a premium positioned store brand name. For the 40 weeks ended September 1996, 86.3% of Coleman's net sales are attributable to these Branded Sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Products and Revenue."



    The Company sells the trim from its processing at commodity prices as unbranded products. Occasionally, a small portion of the Company's branded products cannot be sold at a premium due to seasonal fluctuations in consumer demand for particular items and must be sold at commodity prices. Combined, these items constituted 13.7% of the Company's net sales for the 40 weeks ended September 1996.


COLEMAN'S OPERATIONS

    AT THE RANCH AND FEEDLOT

    There are over 900,000 ranchers in the United States, some of whom are presently raising cattle without hormones and antibiotics. All Coleman cattle and lambs are raised by Coleman Certified Ranchers and Coleman Certified Feedlots. In order to be certified, ranchers and feedlots must follow Coleman's raising protocols. Currently, the Company has 350 Certified Ranchers in 17 western states. Additionally, over 1,000 ranchers have expressed an interest in becoming Coleman Certified Ranchers. The Company also utilizes 9 Certified Feedlots. All Coleman cattle graze free range until they are 12 to 15 months old, at which time they are moved to a feedlot for finishing. The Coleman production protocols for its Certified Ranchers and Feedlots include:

    - NO DRUGS ADMINISTERED OR ADDED TO FEEDS. Hormones, antibiotics and other drugs may not be used . . . ever. If an animal does become ill and requires therapeutic treatment, it is treated, but then it is removed from the Coleman program.


    - NO ANIMAL BY-PRODUCTS CAN BE USED IN FEEDS. All Coleman cattle and lamb are raised as vegetarians, the way nature intended.


    - PURE FOOD AND WATER. Feed and water are randomly and periodically tested for pesticide and herbicide residues.


    - HUMANE ANIMAL HUSBANDRY PRACTICES. The Company believes that minimizing the stress an animal undergoes during transportation or handling can help improve the quality of the beef and lamb. Overcrowding on shipping trailers and at feedlots is strictly prohibited.


    - CATTLE BREEDS. The Company focuses on Angus bloodlines for consistent flavor and tenderness crossed with other breeds such as Limousin or Charolais for leanness.

    Adherence to these protocols is verified through an affidavit process, through the Company's Origen animal tracking system, through random testing of the animal's blood and urine, and by periodic, unannounced site checks by Coleman personnel. As a final verification that hormones and antibiotics were never used, all beef carcasses are tested for Coleman by an independent laboratory for 48 different residues of antibiotics, pesticides, herbicides and hormones.



    All Coleman Certified Ranchers and Feedlots must adhere to the Company's protocols. In addition, these ranchers and feedlots are encouraged to follow nutrition and wellness programs that build the animals' natural immunities so later therapeutic interventions can be avoided. They are also encouraged and taught to utilize a system of planned pasture rotation for cattle that can help improve the quality of the grassland, improve the watershed and return wildlife to natural grasslands.


    The Company typically takes title to and pays for cattle at the time of slaughter. The Company pays a premium over the price of conventionally raised cattle to compensate its Certified Ranchers and Feedlots for the extra time required to raise Coleman certified cattle without growth-promotants and for the extra care exercised in following the Coleman raising protocols.

    The Company uses several types of cattle purchase contracts including a variable price contract which follows either the cash or futures market and a fixed price contract. The Company has implemented a purchase contract risk management program to stabilize the cost of cattle. See "Risk Factors--Unpredictability of Cattle Prices; Significant Fluctuations in Operating Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk Management Program."

    AT THE PRODUCTION FACILITIES

    The Company has an agreement with Excel for cattle slaughter at its Sterling, Colorado facility. The Company has also pre-qualified seven additional facilities and is evaluating reactivating its Limon Facility. All Coleman cattle are USDA inspected and graded. In addition, the Company maintains its own quality inspectors at the Excel facility to augment the efforts of the USDA inspection team. Throughout this process, all Coleman cattle are segregated to ensure no commingling with conventionally raised cattle. See "Risk Factors--Dependence Upon Outside Slaughter Facilities."

    All fabrication of Coleman Natural Beef occurs at the Company's USDA inspected facility in Denver, Colorado. Orders are received, fabricated and shipped to customers weekly. This practice allows the Company to achieve inventory turnover in excess of 60 times per year, further insuring the freshness of its products. Coleman's Quality Assurance Department works closely with the USDA inspection team during processing and fabrication to insure that Coleman's safety and cleanliness standards are consistently met. Additionally, Coleman's processes are certified by the OCIA, the Organic Crop Improvement Association. The Company believes it is the only U.S. meat company to have such a certification.

    All Coleman Natural Lamb is USDA choice and is processed at Iowa Lamb Corporation, a contract facility in Hawarden, Iowa. The Company also maintains its own quality inspector at this facility. Boxed lamb is shipped to Coleman's Denver facility for staging and shipment to customers.

    FOOD SAFETY INITIATIVES

    The safety, quality and integrity of Coleman Natural Meats have been paramount to the Company since its inception. In 1993, the Company voluntarily formalized many of its food safety initiatives in a Hazard Analysis and Critical Control Points program ("HACCP"). HACCP is a recognized food industry approach to food safety that is based on developing systems to keep food safe, rather than just inspecting product. Under its HACCP program, the Company assesses potential food safety hazards associated with each of its operational steps from the ranch to processing to distribution. Preventative or corrective measures are taken at each step as needed to insure that every Coleman product is safe, clean and free of hormones and antibiotics. In July 1996, the USDA finalized regulations requiring all federally inspected meat and poultry plants to have HACCP programs. The required implementation date for a HACCP program for a facility of Coleman's size is January 1999.

    The primary focus of the Company's food safety program is to reduce and eliminate bacteria. In a typical month, the Company performs over 6,500 tests or inspections for over 70 conditions or bacteria that could compromise product purity. Some of the Company's HACCP activities and testing include:


    - Maintaining plant temperatures 5-10F DEG. below current USDA standards to inhibit bacteria growth.

    - Requiring microbial and visual inspections of the Company's fabrication facility prior to the start of each day's production.

    - Hiring additional meat inspectors to supplement the efforts of the USDA's inspection team.

    - Testing every batch of ground beef for pathogens, including fecal coliforms, the source of E.coli.

    - Statistical sampling of all finished products for bacterial contamination.

    - Maintaining a toll-free consumer information telephone line where the Company can obtain direct consumer feedback. The Company historically has received fewer than two consumer complaints for every 1 million pounds of meat sold.

SALES AND DISTRIBUTION

    The Company believes that, unlike most commodity meat companies, it is consumer driven rather than production driven. The Company believes that one of its strengths is the flexibility and responsiveness with which it meets customers' needs. Coleman strives to become a partner with each account. The Company's products are sold by a staff of five sales people who cover the various distribution channels. In addition, five food brokers represent the Company in selected geographic areas. The Company's products are distributed to all customers via common carrier either to individual stores or to central warehouses. In all instances, the freight costs are ultimately borne by the customer. The Company intends to take advantage of alternative distribution channels such as export and restaurant and other foodservice accounts, and may also seek to expand through strategic acquisitions.

CUSTOMERS


    BRANDED RETAIL CUSTOMERS. As of September 1996, the Company distributed its products to 17 natural food supermarket accounts representing 90 stores, including chains such as Whole Foods Market and its Fresh Fields subsidiary, and Wild Oats Community Market and its Alfalfa's subsidiary. These stores concentrate on selling natural and organic foods. They share the Company's philosophical commitment to minimizing the use of chemicals in agriculture and providing high quality, good tasting, safe and pure foods. As a result, the only brands of beef and lamb these stores typically carry are Coleman Natural Meats. For the 40 weeks ending September 1996, this channel represented approximately 38.8% of net sales.



    Additionally, as of September 1996, the Company's products are distributed either directly or through distributors to 36 conventional supermarket accounts, representing approximately 526 stores. The Company has system wide distribution in 14 of these accounts. Some customers include Dorothy Lane Market, Grand Union, King Kullen Grocery Co. Inc., Nob Hill Foods, Wegmans Food Markets, and various divisions of the Great Atlantic & Pacific Tea Company, Inc. ("A&P"). The Company's products are typically carried as a branded alternative to the chain's commodity beef. These customers carry Coleman Natural Meats because it allows them to address the growing consumer desire for natural foods, differentiate themselves from their competition and feature a premium branded alternative to commodity beef. A 1996 Food Marketing Institute consumer research study indicates that the quality of meat carried by a supermarket is the third most frequently mentioned reason for shopping that supermarket. For the 40 weeks ending September 1996, this channel represented approximately 44.6% of net sales.



    The Company also exports its beef to Japan where two distributors sell the products to a company which specializes in home delivery of prepared meals. Sales to these Japanese distributors represent approximately 2.2% of the Company's net sales for the 40 weeks ending September 1996. The Company also sells to processors that use its products as an ingredient in a further processed product which carries the benefits of Coleman. The Company's processor sales represent approximately 0.7% of the Company's net sales for the 40 weeks ending September 1996.



    OTHER CUSTOMERS. The Company's unbranded trim and primal cuts not sold as branded are sold on a commodity basis to numerous meat brokers, distributors or foodservice processors. This channel represented approximately 13.7% of net sales for the 40 weeks ending September 1996.


PRICING


    The Company's branded products are premium priced, reflecting the extra time required to raise cattle without growth-promotants and the value added to the products through the Company's strict raising protocols and food safety initiatives. The Company believes that, as the largest producer of Natural Beef, it is able to establish its own prices and historically has not followed the commodity market or any competitors in determining price. The Company's prices have not changed since January 1995. This pricing strategy creates retail price stability and makes it easier for customers to plan promotional and merchandising activities for the Company's products. The Company estimates the retail prices charged by its customers for its products are significantly higher than retail prices for comparable cuts of commodity beef. See "Risk Factors--Premium Pricing."


MARKETING

    The Company's primary marketing focus is to expand the leadership position it currently holds in the Natural Beef segment by continuing to build brand awareness and educate the consumer. The Company believes this focus will increase household penetration and purchase rates of the Company's products. Coleman tries to build dialogues with consumers by educating them about the uniqueness and benefits of its products. To do this, the Company relies primarily on public relations activities, extensive point-of-sale materials and targeted advertising programs. The Company also maintains a toll-free consumer information line, displayed on its point-of-sale information materials, to provide a direct link for consumers. Because the Company believes that meat departments are regularly shopped by 92% of the Company's targeted consumers, its complete program of merchandising tools, including posters, signs, brochures and recipes, helps educate the consumer at the point where meal decisions are made.

    The Company believes that due to the commodity nature of beef sales in general, very little consumer advertising occurs other than generic advertising by beef industry trade associations. The Company believes this makes it easier and more efficient for a branded niche company like Coleman to build brand equity and awareness than it might be in other highly advertised branded consumer categories. As the Company's distribution in specific geographic areas increases, Coleman intends to increase the advertising programs for its products.

COMPETITION

    The Company's products compete broadly with all protein sources available to consumers. More specifically, it competes with commodity beef and lamb sold in most grocery stores, and with other branded beef and lamb products sold with "natural" or other claims. As the Company's products are sold at prices substantially higher than commodity beef, and somewhat higher than other fresh branded beef products, there can be no assurance that the Company will not experience competitive pressure with respect to pricing that could adversely affect its business, results of operations and financial condition. See "Risk Factors--Premium Pricing."

    The Company believes it has no direct competition in the national sale and distribution of beef from cattle that have never received hormones and antibiotics and that were raised on feed and water tested for pesticides and herbicides. There are several companies, such as Laura's Lean Beef Company, Inc. and

Maverick Ranch Association, Inc., which sell branded meat products that are marketed under various leanness, natural or other claims. The Company believes that some of these producers do not administer hormones to their cattle, but do give antibiotic treatment, while others only avoid the administration of such drugs, including hormones, during the 100 days prior to slaughter. The Company also competes with Certified Angus Beef-Registered Trademark-, a marketing and licensing program of the American Angus Association, which bases its brand positioning on taste, but does not make any claims to be drug free or natural. Coleman believes that it competes favorably on product quality and taste, brand name recognition, safety and cleanliness, nutritional claims, customer service (including the ability to service large volume accounts) and customer and consumer loyalty. However, there can be no assurance that Coleman will not experience increased competition, including price, from any one of these entities, or from new companies that may enter the market.

    The USDA's Food Safety and Inspection Service defines "natural" to mean that during processing, nothing synthetic is added to the meat, a definition which permits almost any beef producer to make natural claims. Thus, the Company has focused its attention on developing brand name recognition by consumers as a supplier of beef from cattle which is raised from birth completely free of hormones and antibiotics. There can be no assurance that the Company will successfully continue to associate its brand name in this manner or that any one of the commodity meat producers or any retailer will not begin to make natural claims for their commodity beef products in an attempt to benefit from the Company's development of consumer recognition of this category. Most of these commodity producers, and many grocery retailers, have significantly greater resources than the Company. Although to date the Company has not experienced any competition from commodity producers or retailers making natural claims, the Company believes that if such competition did develop, consumers could differentiate its products favorably on the basis of taste and quality from any commodity meat product marketed under a natural claim. However, a decision by any of these sources to market conventional products with a natural claim could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Competition."

PROPRIETARY RIGHTS

    The Company regards its trademarks, trade dress, trade secrets and similar intellectual property as important to its success and attempts to protect such property with registered and common law trademarks and copyrights, restrictions on disclosure and other actions to forestall infringement. The Company has developed and patented the proprietary Origen animal tracking system, which, if fully implemented, would permit the Company to identify any meat product and its origin at any point in the distribution stream, starting at its Certified Ranchers. There can be no assurance that third parties will not infringe or misappropriate the Company's trademarks, trade dress, patent or similar proprietary rights.

GOVERNMENTAL REGULATIONS

    The production and sale of the Company's products are subject to the rules and regulations of various federal, state and local food and health agencies, including the USDA. USDA inspectors are present at each slaughter facility used by the Company and at the Company's fabrication plant on a daily basis. The Company has not experienced any difficulty meeting the USDA requirements, and believes it exceeds all USDA requirements as to cleanliness and processing practices.

    In addition to laws relating to its products, the Company is subject to various federal, state and local environmental laws and regulations that limit the discharge, storage, handling and disposal of a variety of substances. Operations of the Company, and especially its processing facilities, are governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Administration Act and regulations thereunder as well as similar state laws and regulations. The Company believes that it presently complies in all material respects with the foregoing laws and regulations, although there can be no assurance that future compliance with such laws, including any new laws which may be adopted, will not have a material adverse effect on the Company's business, results of operations or financial condition.

EMPLOYEES


    As of September 28, 1996, the Company had 145 employees, including 103 in operations and 42 in selling, general and administrative positions. The Company believes that it generally has good relationships with its employees. None of its work force is unionized.


FACILITIES/PROPERTIES

    Coleman's principal offices and its production facility are located in Denver, Colorado, and consist of approximately 25,000 square feet of processing, warehouse and office space. The Company leases this property pursuant to a lease expiring December 1997. The Company is currently exploring the lease or purchase of new facilities for its offices and fabrication plant and the reopening of the Limon Facility, which has not been used by the Company since 1992. The Company's Limon Facility is not subject to any mortgage or lien.


LEGAL PROCEEDINGS



    The Company is not party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information concerning the Company's directors and executive officers as of September 16, 1996:

NAME                                                  AGE                          POSITION
------------------------------------------------      ---      ------------------------------------------------
G. Melvin Coleman, Sr...........................          71   Chairman of the Board of Directors

Lee N. Arst.....................................          50   President and Chief Executive Officer; Director

Richard P. Dutkiewicz...........................          41   Vice President of Finance, Chief Financial
                                                                Officer, Treasurer and Secretary

Barry M. Davis(1)(2)............................          56   Director

Wayne B. Kingsley(1)(2).........................          53   Director

Howard Liszt....................................          50   Director

C. Mickey Skinner...............................          62   Director

------------------------

(1) Member of compensation committee.

(2) Member of audit committee.

    G. MELVIN COLEMAN, SR., the founder of Coleman, has been Chairman of the Board since the Company's incorporation in 1982, and served as President from 1982 until 1990. Mr. Coleman acts as the Company's public relations spokesperson, but is not active in the day-to-day operations of the business. Mr. Coleman also serves on the Board of Directors of The Nature Conservancy and the Humane Sustainable Agriculture Advisory Board. Mr. Coleman received his B.S. degree in Electrical Engineering from the University of Colorado.

    LEE N. ARST has been President, Chief Executive Officer and a director since July 1994. Prior to joining Coleman, Mr. Arst was President of DCCM, Inc., a consulting firm, from September 1993 to June 1994. From 1972 to September 1993, Mr. Arst was employed by Borden, Incorporated, including as Group Vice President for the North American Pasta Division from February 1991 to August 1993, and as Group Vice President of Confection and Main Meals, Grocery Products Division, from 1986 to 1991. Mr. Arst received B.B.A. and M.B.A. degrees in Business from the University of Wisconsin.

    RICHARD P. DUTKIEWICZ has been Vice President of Finance, Treasurer and Secretary, since April 1995. From December 1993 to March 1995, Mr. Dutkiewicz was Controller of Tetrad Corporation, a manufacturer of image guided medical products. Prior to his association with Tetrad, Mr. Dutkiewicz served as Director of Finance and Administration for MicroLithics, Inc. from June 1990 to November 1993, and in various accounting and finance positions with United Technologies Corporation, Hamilton Trust Interests and KPMG Peat Marwick. Mr. Dutkiewicz received a B.B.A. degree in Accounting from Loyola University of Chicago, and received his C.P.A. designation in Illinois in 1978.

    BARRY M. DAVIS has served as a director of the Company since March 1989. Since 1985, Mr. Davis has been the Managing General Partner of Davis Venture Partners, a venture capital partnership and a principal stockholder of the Company. Mr. Davis serves on the board of directors of Numar Corporation, a publicly traded energy technology company, Hillcrest Healthcare Systems, a non-profit hospital management system located in Tulsa, and the University of Tulsa. Mr. Davis is the past national Board Chairman of NASBIC and a recent past director of the National Venture Capital Association. Mr. Davis received a B.B.A. degree in Finance from the University of Oklahoma.

    WAYNE B. KINGSLEY has served as a director of the Company since March 1989. Since 1984, Mr. Kingsley has been Chairman of InterVen Partners, Inc., a venture capital management firm, and since 1985 has been a general partner of the general partnership which is the general partner of InterVen II, L.P., a principal stockholder of the Company. Mr. Kingsley serves on the Board of Directors of several private companies, as well as Northwest Pipe Company, a publicly traded manufacturer of steel pipe. Mr. Kingsley received a B.A. degree in Government from Miami University and an M.B.A. from the Darden School at the University of Virginia.

    HOWARD LISZT has served as a director of the Company since September 1996. Since January 1995, Mr. Liszt has been Chief Executive Officer of Campbell Mithun Esty, a national marketing communications agency. Prior to that time, Mr. Liszt served as President and Chief Operating Officer of Campbell Mithun Esty from April 1989, and as General Manager of its Minneapolis office from 1984 until April 1989. Mr. Liszt received a B.A. in Journalism/Marketing and an M.B.A. from the University of Minnesota.

    C. MICKEY SKINNER has served as a director of the Company since August 1996. Since April 1996, Mr. Skinner has been President of the Hershey Pasta and Grocery Group, a division of Hershey Foods Corporation. Previously, he served as President of the Hershey Pasta Group, a position he held since January 1984. Mr. Skinner was an executive with Skinner Macaroni Company from 1972 until that company was acquired by Hershey Foods Corporation in 1979, and has held various executive positions with Hershey since that time. Mr. Skinner received a B.A. degree in Business Administration and Engineering from the University of Nebraska.

    See "Certain Transactions" and "Principal and Selling Stockholders" for information concerning certain of the Company's directors and executive officers.

    Directors of the Company hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier resignation or removal. All officers are appointed and serve at the discretion of the Board of Directors. There are no family relationships among any directors or executive officers of the Company.

    The Company has established a compensation committee, an audit committee and a risk management committee. The compensation committee reviews executive salaries, administers any bonus, incentive compensation and stock option plans of the Company, including the Company's Amended and Restated Stock Option Plan and Omnibus Stock and Incentive Plan, and makes recommendations to the Board of Directors regarding the salaries and other benefits of the executive officers of the Company. In addition, the compensation committee consults with the Company's management regarding benefit plans, and compensation policies and practices of the Company.

    The audit committee reviews the professional services provided by the Company's independent auditors, the independence of such auditors from management of the Company, the annual financial statements of the Company and the Company's system of internal accounting controls. The audit committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets with the Company's management.

    The risk management committee consists of the Chief Executive Officer and the Chief Financial Officer of the Company, as well as employees of the cattle acquisition department. It reviews the practices and procedures of the Company's risk management program on a periodic basis, and regularly reports its findings to the Board of Directors.


    Messrs. Davis, Kingsley, Coleman and Arst were elected to the Board of Directors pursuant to a shareholders agreement entered into in connection with a transaction pursuant to which entities affiliated with Messrs. Kingsley and Davis purchased Common Stock and Series A Preferred Stock of the Company. Such agreement terminates upon the consummation of the offering contemplated by this Prospectus, although each of Messrs. Davis, Kingsley, Coleman and Arst will remain as members of the Board of Directors after such termination.

KEY PERSONNEL

    The following are key management employees of the Company:

    JOHN VAN ORMAN, 55, has been Director of Operations for the Company since October 1987. Mr. Van Orman oversees the Company's plant operations, purchasing and distribution functions. Mr. Van Orman has over 36 years of meat industry experience, including with the Armour Company and Sterling Beef Company, a division of Excel.

    D'LEA MARTENS, 37, has been Director of Marketing for the Company since April 1994. Ms. Martens oversees advertising, promotions, product development and quality assurance. Prior to April 1994, Ms. Martens was a Business Line Manager for Gerry Baby Products Company, a division of Huffy Corp., and a Marketing Manager at Celestial Seasonings, Inc. She also held various marketing positions with Vipont Pharmaceutical. Ms. Martens has a B.S. degree from Stanford University and an M.B.A. degree from the University of California, Los Angeles.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Beginning in fiscal 1995, the Company's Compensation Committee has made recommendations to the Board of Directors regarding the compensation of its executive officers. Messrs. Arst and Coleman are members of the Board of Directors, and Mr. Arst is the President of the Company. Messrs. Arst and Coleman have participated in the deliberations of the Board of Directors concerning executive officer compensation, other than their own compensation.

DIRECTOR COMPENSATION


    Directors are reimbursed for their expenses in performing duties and attending board and committee meetings. Prior to and after the offering for Messrs. Skinner and Liszt, and effective after the offering for Messrs. Davis and Kingsley, each non-employee director receives $1,000 for each meeting of the Board of Directors which he attends, $500 for each telephonic meeting of the Board of Directors at which he is present, and $500 for each committee meeting attended. At the meeting of the Board of Directors held on August 7, 1996, the Board of Directors granted non-qualified stock options to purchase 2,850 shares of the Company's Common Stock to each of Messrs. Kingsley, Davis and Skinner at an exercise price per share of $6.15. For Messrs. Kingsley and Davis, fifty percent of these options become exercisable on August 7, 1997, and are fully exercisable on August 7, 1998. For Mr. Skinner, fifty percent of these options become exercisable on August 30, 1997, and are fully exercisable on August 30, 1998. In addition, Mr. Skinner was granted an immediately exercisable non-qualified stock option to purchase 2,850 shares of Common Stock at a price of $6.15 per share. On September 16, 1996, the Board of Directors granted a non-qualified stock option to purchase 2,850 shares of the Company's Common Stock to Mr. Liszt at an exercise price per share of $9.50. Fifty percent of these options became exercisable on September 16, 1997 and are fully exercisable on September 16, 1998. In addition, Mr. Liszt was granted an immediately exercisable non-qualified stock option to purchase 2,850 shares of Common Stock, also at a price of $9.50 per share.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding the compensation earned for services rendered in all capacities to the Company for the calendar year ended December 31, 1995 ("Calendar Year 1995"), by the Company's Chief Executive Officer and each other executive officer whose salary and bonus for such calendar year was in excess of $100,000 (the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                  -----------------
                                                                                     SECURITIES
                                                   ANNUAL COMPENSATION               UNDERLYING
                                          --------------------------------------       OPTIONS          ALL OTHER
NAME AND PRINCIPAL POSITION               SALARY($)     BONUS($)      OTHER($)       GRANTED(#)      COMPENSATION($)
----------------------------------------  ----------  ------------  ------------  -----------------  ----------------
Lee N. Arst, Chief Executive Officer and
 President..............................  $  162,500  $  25,000(2)  $   1,466(4)         --             $   555(6)
G. Melvin Coleman, Sr., Chairman of the
 Board..................................  $  114,442  $   7,000(3)  $  17,470(5)         --                 --

------------------------

(1) Prior to December 23, 1995, the Company's fiscal year was the 52/53 week period ending on the last Saturday in June. Effective December 23, 1995, the Company's fiscal year is the 52/53 week period ending on the last Saturday in December. The compensation set forth in this table reflects the compensation for Calendar Year 1995.


(2) Consists of a $25,000 bonus earned in Calendar Year 1995.



(3) Consists of a $7,000 bonus earned and paid in Calendar Year 1995.


(4) Consists of payments by the Company for additional life and disability insurance policies, which the Company provides to all senior management employees.

(5) Consists of $8,109 for use of an automobile leased by the Company. Also, includes $9,361 in payments for life and disability insurance policies which are separate from the Company's group insurance policies because of Mr. Coleman's age.

(6) Consists of payments for a country club membership owned by the Company of which Mr. Arst is currently the designated user.

OPTION GRANTS

    The following table contains information concerning the stock options granted under the Company's Stock Option Plan to each of the Named Executive Officers during the Calendar Year 1995.

                    OPTION GRANTS IN THE CALENDAR YEAR 1995

                                                                 INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                              -------------------------------------------------------
                                                              PERCENT OF                                 VALUE AT ASSUMED
                                                NUMBER OF    TOTAL OPTIONS                               ANNUAL RATES OF
                                               SECURITIES     GRANTED TO                                   STOCK PRICE
                                               UNDERLYING    EMPLOYEES IN    EXERCISE OR                 APPRECIATION FOR
                                                 OPTIONS     CALENDAR YEAR   BASE PRICE/   EXPIRATION     OPTION TERM(2)
NAME                                           GRANTED(1)        1995           SHARE         DATE        5%         10%
--------------------------------------------  -------------  -------------  -------------  ----------  ---------  ---------
Lee N. Arst.................................       --             --             --            --         --         --
G. Melvin Coleman Sr........................        5,273            7.3%     $    1.74      8/1/2000  $   2,535  $   5,601

------------------------

(1) All options were granted under the Company's Amended and Restated Stock Option Plan. Generally, options granted under the Company's Amended and Restated Stock Option Plan become exercisable as to 25% of the shares underlying the option one year from the date of grant, and an additional 2% every month thereafter, becoming fully vested four years after the grant date. Options have ten-year terms so long as the optionee's employment with the Company continues. Incentive stock options granted to a 10% stockholder, of which Mr. Coleman is one, have terms no longer than five years. Incentive stock options are granted at no less than fair market value as determined by the Board of Directors, provided that grants to 10% stockholders, of which Mr. Coleman is one, have an exercise price not less than 110% of fair market value. Non-qualified stock options have an exercise price not less than fair market value. All of the options shown above were granted as incentive stock options.

(2) This column reflects the potential realizable value of each grant assuming that the market value of the Company's stock appreciates at five percent or ten percent annually from the date of grant over the term of the option, which is five years for Mr. Coleman. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed five percent and ten percent levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the Named Executive Officers.

OPTION EXERCISES AND HOLDINGS

    None of the Named Executive Officers exercised any options during Calendar Year 1995. The following table sets forth information concerning option holdings and the value of exercised options under the Company's Stock Option Plan for the Calendar Year 1995, with respect to the Named Executive Officers.

                      CALENDAR YEAR 1995 OPTION VALUES(1)

                                                            NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED,
                                                           OPTIONS HELD AT DECEMBER      IN-THE-MONEY OPTIONS
                                                                   31, 1995            AT DECEMBER 31, 1995(2)
                                                          --------------------------  --------------------------
NAME                                                      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------------------------------  -----------  -------------  -----------  -------------
Lee N. Arst.............................................      35,786       66,461      $  38,796    $    72,048
G. Melvin Coleman, Sr...................................       8,761        6,515(3)   $   9,498(  (4)  $     7,063(3)(4)

------------------------

(1) Prior to December 23, 1995, the Company's fiscal year was the 52/53 week period ending on the last Saturday in June. Effective December 23, 1995, the Company's fiscal year is the 52/53 week period ending on the last Saturday in December. The numbers set forth in this table reflect the option values at January 26, 1996.

(2) Based on the fair market value of the underlying shares of Common Stock of $2.47 per share, as determined by the Company's Board of Directors at the then most recent Board meeting held January 26, 1996, less the per share exercise price.

(3) Includes 306 and 406 exercisable and unexercisable options held by Polly Coleman, Mr. Coleman's wife.

(4) Mr. Coleman, as a holder of greater than 10% of the Company's Common Stock, has exercise prices for his options of 110% of the fair market value at the date of grant.

EMPLOYMENT AGREEMENT

    As of July 1, 1996, Mr. Arst entered into a two-year employment agreement with the Company which is automatically renewable for additional one-year terms. Under the Agreement, Mr. Arst will receive two years of salary and benefits upon a termination of his employment with the Company, other than a termination for cause. Mr. Arst has agreed to be subject to a non-compete for the longer of one year after his termination for any reason or the period in which he is receiving severance payments under the Agreement. See "Risk Factors--Dependence on Key Personnel" and "Certain Transactions."

OMNIBUS STOCK AND INCENTIVE PLAN

    On September 6, 1996, the Company adopted an Omnibus Stock and Incentive Plan (the "Omnibus Plan") to provide long-term incentives to the Company's directors, consultants and employees and to provide flexibility to the Company in its ability to motivate, attract and retain the services of key employees whose judgment, interest and special effort the Board considers especially important to the success of the Company. As of September 16, 1996, options to purchase 5,700 shares of Common Stock had been granted under the Omnibus Plan.

    The Omnibus Plan is administered by the Company's Compensation Committee (the "Committee") consisting of not less than two non-employee Directors. All actions of the Committee, including all awards granted, are subject to ratification by the Board of Directors. The Committee or the Board of Directors select the key employees or consultants ("Participants") to whom grants ("Awards") are made under the Omnibus Plan; the size and type of Awards; and the terms and conditions of such Awards. Awards may include Non-Qualified Stock Options ("NQSOs"), Incentive Stock Options ("ISOs"), Stock Appreciation Rights ("SARs"), Phantom Stock Rights ("Phantom Rights"), restricted shares of Common Stock

("Restricted Stock") and incentive compensation in the form of shares of Common Stock ("Performance Shares") or valued by reference to shares ("Performance Units"). The Committee may make any Award in conjunction with any other amount or compensation, including Awards previously made under the Omnibus Plan or any other plan. Subject to the right of the Board of Directors to terminate the Omnibus Plan, it remains in effect until all shares subject to it have been purchased or acquired pursuant to its provisions; however, no Award may be granted on or after September 5, 2006.

    Subject to adjustment as set forth therein, the maximum number of shares that may be granted under the Omnibus Plan is 332,000. Shares delivered under the Omnibus Plan are authorized and unissued shares or treasury shares. All shares subject to any Award which terminates, expires or lapses for any reason without the issuance of such shares or without payment therefor, are available for further Awards under the Omnibus Plan.

    Options may be granted under the Omnibus Plan, either as ISOs, which comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or NQSOs which do not meet such requirements. The purchase or option price per share, as determined by the Committee, may not be less than 100% of the fair market value of a share of Common Stock on the date of grant of an ISO and not less than 85% of the fair market value of a share of Common Stock on the date of grant of an NQSO. An ISO granted to a holder of more than 10% of the combined voting power for all classes of stock of the Company, must have an exercise price which is at least 110% of the fair market value of the shares.

    The Committee determines the duration and conditions of exercisability of Options, provided that no ISO may be exercisable later than the tenth anniversary date of its grant. Further, no Participant may receive an Award of ISOs that are first exercisable during any calendar year to the extent that the aggregate fair market value of the shares subject to the Award or any other ISOs under the Omnibus Plan or any other of the Company's option plans (determined as of the date the Award is granted) exceeds $100,000.

    SARs may be granted to Participants in lieu of Options, in addition to Options, upon lapse of Options, independent of Options, and in each of the foregoing manners in connection with previously awarded Options. Each Award of an SAR shall specify the fair market value of the underlying shares of Common Stock on the date of grant, the term of the SAR (not to exceed ten years) and such other provisions as the Committee determines. Upon exercise of an SAR, a Participant receives the excess of the fair market value of the Common Stock on the date of exercise over the price fixed by the Committee at the day of grant, multiplied by the number of shares as to which the SAR is exercised.

    The Committee may grant Phantom Rights to Participants in such amounts, upon such terms and subject to such conditions as the Committee shall determine. The Committee shall establish the appropriate method of establishing the value of each Phantom Right, provided that the method used at date of payment may not differ from the method used to establish the initial value. Holders of Phantom Rights shall not be deemed stockholders and have no rights related to any shares of Common Stock, except to the extent provided in the Omnibus Plan. Payment for Phantom Rights may be made in cash, in shares of Common Stock of equivalent value or any combination thereof.

    The Committee may grant shares of Restricted Stock to Participants in such amounts, subject to such restrictions and for such periods as the Committee determines. Shares subject to restrictions established by the Committee may not be sold or otherwise transferred prior to the lapse of such restrictions.

    The Committee may grant Performance Units or Performance Shares to Participants in such amounts as the Committee determines. Each Award of a Performance Unit or Performance Share specifies the value of the Performance Unit or Performance Share, the duration of the performance period, the number of Performance Units or Performance Shares and such other provisions as the Committee determines. Each Performance Unit has an initial value of $1.00, and each Performance Share initially represents one share. The Committee sets performance goals which, depending on the extent to which they are met, will determine the ultimate value of the Performance Unit or Performance Share to the Participant. Payment for Performance Units or Performance Shares shall be made in cash, shares of Common Stock of equivalent value or any combination thereof.

    In the event of a change in control of the Company, the Omnibus Plan generally provides for the acceleration of applicable exercise dates and vesting periods for the Options and other Awards granted to Participants under the Omnibus Plan, in order to maintain the rights of the Participants. Performance Units and Performance Shares shall be paid out based upon the extent to which performance goals during the performance period have been met up to the date of the change in control.

    The Company believes that under current federal tax laws, the grant of Options will not result in any tax liability for the Company. The Company will be entitled to subsequent deductions to the extent, and only to the extent, that Participants recognize ordinary income upon exercise of Options. A Participant must generally recognize ordinary income equivalent to the difference between the exercise price and the fair market value of a share of Common Stock on the date of exercise of an NQSO. A Participant generally will have no taxable income upon exercise of an ISO. Generally, if the Participant does not dispose of shares acquired pursuant to the exercise of an ISO within two years of the grant or one year of the exercise, any gain or loss realized on their subsequent disposition will be capital gain or loss. If such holding period requirements are not satisfied, the Participant generally will realize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise (or, if less, the amount realized upon disposition) over the option price. Any remaining gain is taxed as long- or short-term capital gain.

    The Committee, with the approval of the Board of Directors, may terminate, amend or modify the Omnibus Plan, but without the approval of the stockholders of the Company, no such termination, amendment or modification may: increase the total number of shares of Common Stock which may be issued under the Omnibus Plan or change the class of employees eligible to participate in the Omnibus Plan.

    The foregoing description of the Omnibus Plan is qualified in its entirety by the provisions of the Omnibus Plan, a copy of which has been filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part.


EMPLOYEE STOCK PURCHASE PLAN



    The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on October 17, 1996 and approved by the Company's stockholders on October 21, 1996, although such approval, and the start of the first offering period under the Purchase Plan, is conditioned upon closing of the offering to which this Prospectus relates. A total of 50,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, provides for two six-month offering periods each year beginning on the first of January and the first of July. The Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board, with all major actions ratified by the Board. Employees (including officers and employee directors) of the Company are eligible to participate if they are employed by the Company for at least 20 hours per week. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of the employee's base pay, at a price equal to the lower of 85% of the fair market value of the Company's Common Stock at the beginning or end of the offering period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. In the event of certain changes in control, holders of a right to purchase a share of Common Stock under the Purchase Plan are entitled to receive the same consideration (whether cash, securities or other property) which a holder of one share of Common Stock was entitled to receive upon and at the time of such change in control. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder.


AMENDED AND RESTATED STOCK OPTION PLAN

    On March 24, 1989, the Company adopted the Company's Stock Option Plan, which was amended and restated on September 6, 1996 (the "Option Plan"). The Option Plan provides for the grant of ISOs and NQSOs to key employees and directors of the Company.

    ADMINISTRATION. The Option Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Committee") consisting of not less than two non-employee Directors. All actions of the Committee, including grants of ISOs and NQSOs under the Option Plan, are subject to ratification by the Board of Directors. The Committee or the Board of Directors determines the key employees and directors eligible to receive options and the terms thereof, all in a manner consistent with the Option Plan.

    SHARES SUBJECT TO OPTIONS. The Option Plan provides that the total number of shares of Common Stock that may be subject to options shall be 334,929 shares. As a result of the adoption of the Omnibus Plan, the Company no longer intends to grant options under this Plan.


    OPTIONS. The Option Plan provides for the grant of ISOs to key employees of the Company and of non-qualified stock options to key employees, consultants and directors, as selected by the Committee or the Board of Directors. The exercise price of incentive stock options granted under the Option Plan must be at least 100% of the fair market value of the Common Stock on the date of grant and at least 110% of such value for ISOs granted to any holder of 10% or more of the voting power of all classes of stock of the Company. The exercise price of NQSO's shall be at least 85% of the fair market value of the Common Stock on the date of grant. Options granted under the Option Plan shall be exercisable for no more than ten years or, in the case of ISOs granted to a 10% stockholder, for no more than five years. The Committee may provide that any optionee may pay for shares upon exercise of an option (i) in cash or (ii) by transferring to the Company shares of Common Stock held for at least six months prior to the date of exercise. In the event of a change in control of the Company, all vesting or outstanding options would be accelerated. As of September 28, 1996, options to purchase a total of 11,269 shares of Common Stock had been exercised, and options to purchase a total of 304,514 shares at a weighted average price of $2.52 per share were outstanding. See "Management--Omnibus Stock and Incentive Plan" for tax effects of grants of ISOs and NQSOs under the Option Plan.


    The foregoing description of the Option Plan is qualified in its entirety by he provisions of the Option Plan, a copy of which has been filed as an exhibit to Company's Registration Statement of which the Prospectus is a part.

401(K) PLAN

    The Company adopted a 401(k) plan, effective March 5, 1992. The plan is available to all employees who may join on the first of the month following 30 days of employment with the Company. An employee may contribute, on a pre-tax basis, from 2% to 15% of the employee's total annual compensation from the Company, not to exceed in any given year the maximum amount allowable under Internal Revenue Service Regulations. The Company may make matching contributions, but is not required to under the 401(k) plan. Employee contributions, as well as certain other contributions, are fully vested and non-forfeitable.

                              CERTAIN TRANSACTIONS

    In October 1993, the Company issued and sold to entities that may be deemed affiliates of certain directors and/or principal stockholders of the Company an aggregate of 216,000 shares of Series A Preferred Stock for an aggregate purchase price of $216,000 and 51,953 shares of Common Stock for an aggregate purchase price of $72,005, paid in cash. Additionally, such entities were issued warrants to purchase an aggregate of 82,148 shares of Common Stock at an exercise price of $1.3859 per share in consideration of the agreement by such entities to waive the Company's failure to pay accrued cash dividends on shares of Series A Preferred Stock, to waive the default interest which would have accumulated on such dividends, to extend the dividend accrual dates for the Series A Preferred Stock and to extend the redemption date for such Series A Preferred Stock. In May 1994, the Company issued and sold to entities that may be deemed affiliates of certain directors and/or principal stockholders of the Company an aggregate of 213,206 shares of Common Stock for an aggregate price of $295,496, paid in cash. See "Principal and Selling Shareholders."

    The ownership of such Series A Preferred Stock, Common Stock and/or warrants purchased or issued in 1993 and 1994 is as follows (Series A Preferred Stock, Common Stock and warrants to purchase Common Stock issued in prior years are not included in the following table):


                                                  SHARES OF SERIES                            WARRANTS TO PURCHASE
NAME                                              A PREFERRED STOCK  SHARES OF COMMON STOCK      COMMON STOCK(1)
------------------------------------------------  -----------------  -----------------------  ---------------------
Boettcher Venture Capital Partners, L.P.........         34,824                42,750                  13,247
InterVen II, L.P.(2)............................         90,814               111,483                  34,536
Davis Venture Partners, L.P.(3).................         90,362               110,925                  34,365


------------------------

(1) These warrants, along with other warrants held by such persons, are required to be exercised in connection with the offering to which this Prospectus relates.

(2) Includes 452 shares of Series A Preferred Stock, 556 shares of Common Stock and warrants to purchase 174 shares of Common Stock held by InterVen Ventures 1987.

(3) Includes 18,072 shares of Series A Preferred Stock, 22,184 shares of Common Stock and warrants to purchase 3,947 shares of Common Stock held by Energy Minerals, L.L.C.


    In October 1995, certain entities that may be deemed affiliates of certain directors and/or principal stockholders of the Company agreed with the Company to waive the failure of the Company to pay accrued dividends and to waive the payment of default interest thereon, and to extend the redemption date of the Series A Preferred Stock, in exchange for (a) the payment in cash by the Company of such previously accrued dividends and (b) the payment by the Company of additional dividends of 6% per annum on a quarterly basis, paid in shares of Series A Preferred Stock (the "Paid-in-Kind Dividend"), on the shares of Series A Preferred Stock which had been scheduled for redemption. The following table sets forth the shares of Series A Preferred Stock which have been issued pursuant to the Paid-in-Kind Dividend to such entities as of June 30, 1996, and which would be issued to such entities prior to the redemption date of the Series A Preferred Stock on November 30, 1996, if such stock is not earlier redeemed.


                                                                                            SHARES REQUIRED TO BE
                                                              SHARES ISSUED ON OR PRIOR            ISSUED
NAME                                                              TO JUNE 30, 1996       PRIOR TO NOVEMBER 30, 1996
------------------------------------------------------------  -------------------------  ---------------------------
Boettcher Venture Capital Partners, L.P.....................              9,632                       8,027
InterVen II, L.P.(1)........................................             25,112                      20,928
Davis Venture Partners, L.P.(2).............................             24,988                      20,823

------------------------

(1) Includes 124 and 105 shares issued and to be issued, respectively, to InterVen Ventures 1987.

(2) Includes 3,008 and 2,506 shares issued and to be issued, respectively, to Energy Minerals, L.L.C.

    In May 1995, Lee N. Arst, the Company's Chief Executive Officer and President, purchased 102,247 shares of the Company's Common Stock for aggregate consideration of $141,710, paid in cash. See "Principal and Selling Shareholders."

    Mr. Arst entered into an Employment Agreement effective as of July 1, 1996, with the Company. See "Management--Employment Agreement."


    During the 52 weeks ended June 25, 1994 and June 24, 1995 the 26 weeks ended December 23, 1995 and the 27 weeks ended June 29, 1996, the Company purchased approximately $827,000, $588,000, $246,000 and $609,000, respectively, of cattle from Coleman Ranches, Inc. pursuant to an Organic Cattle Supply Agreement dated May 10, 1990 and amended as of May 7, 1992, May 7, 1993 and March 3, 1994. The Organic Cattle Supply Agreement was initially entered into because the Company intended to market and sell organic cattle in Japan. However, most of the organic cattle purchased from Coleman Ranches, Inc. were sold by the Company in Japan and the United States as natural rather than organic at lower prices. This was primarily due to a lower demand in Japan for organic cattle than anticipated by the Company. The aggregate purchase price for the cattle purchased pursuant to this Agreement was approximately $123,000, $145,000, $90,000 and $239,000, respectively, above the average market price for natural cattle purchased by the Company from various Coleman Certified Ranchers during these periods. G. Melvin Coleman, Sr., a director and principal shareholder of the Company, is the President, a director and a principal shareholder of Coleman Ranches, Inc. This agreement has expired.


    On October 31, 1996, the Company is required to redeem all outstanding shares of Series A Preferred Stock. The holders of Series A Preferred Stock have agreed to waive the mandatory redemption date of such shares until November 30, 1996. Certain entities that may be deemed affiliates of certain directors and/or principal stockholders of the Company hold shares of Series A Preferred Stock, and assuming the redemption of such shares on November 30, 1996, such entities will receive the following payments in such redemption:

                                                                  DOLLAR AMOUNTS TO BE PAID FOR REDEMPTION OF
                                                             SERIES A PREFERRED STOCK ON OR PRIOR TO NOVEMBER 30,
NAME                                                                                 1996
-----------------------------------------------------------  -----------------------------------------------------
Boettcher Venture Capital Partners, L.P....................                      $     552,775
InterVen II, L.P.(1).......................................                      $   1,441,260
Davis Venture Partners, L.P.(2)............................                      $   1,434,088

------------------------

(1) Includes $7,171 to be paid to InterVen Ventures 1987.

(2) Includes $172,599 to be paid to Energy Minerals, L.L.C.

    Certain holders of shares of Common Stock, including Mr. Coleman, Mr. Arst, Boettcher Venture Capital Partners, L.P., InterVen II, L.P. and InterVen Ventures 1987 (of which entities Mr. Kingsley, a director of the Company, may be deemed to be an affiliate), and Davis Venture Partners, L.P., and Energy Minerals, L.L.C. (of which entities Mr. Davis, a director of the Company, may be deemed to be an affiliate), have been granted certain demand and piggyback registration rights, all of which have been waived in connection with this offering except to the extent any such person or entity is a Selling Stockholder. See "Description of Capital Stock--Registration Rights."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of September 16, 1996, and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock; (ii) each of the Company's directors; (iii) the Company's Chief Executive Officer and each of the Named Executive Officers; (iv) each Selling Shareholder; and (v) the Company's directors and executive officers as a group:

                                                        SHARES BENEFICIALLY
                                                                                NUMBER OF     SHARES BENEFICIALLY
                                                      OWNED PRIOR TO OFFERING    SHARES      OWNED AFTER OFFERING
                                                      -----------------------     BEING     -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                 NUMBER      PERCENT    OFFERED(3)     NUMBER      PERCENT
----------------------------------------------------  ----------  -----------  -----------  ----------  -----------
InterVen II, L.P.(2)(4).............................     557,077       29.7%       71,550      485,527       14.5%
  1011 Swarthmore Avenue, Suite 5
  Pacific Palisades, CA 90272
Davis Venture Partners(2)(5)........................     554,301       29.5        71,190      483,111       14.4
  One Williams Center, Suite 2000
  Tulsa, OK 74172
Boettcher Venture Capital Partners, L.P.(2)(6)......     213,628       11.4        27,450      186,178        5.6
  77 West Wacker Drive, 26th Floor
  Chicago, IL 60601
G. Melvin Coleman, Sr.(7)...........................     148,254        7.8        34,695      113,559        3.4
  5140 Race Court
  Denver, CO 80216
James W. Coleman(8).................................     120,641        6.4        17,348      103,293        3.1
  P.O. Box 196
  Saguache, CO 81149
Lee N. Arst(9)......................................     164,174        8.5        --          164,174        4.8
Barry M. Davis(2)(5)................................     554,301       29.5        71,190      483,111       14.4
Wayne B. Kingsley(2)(4).............................     557,077       29.7        71,550      485,527       14.5
Howard Liszt(10)....................................       2,850       *           --            2,850       *
C. Mickey Skinner(10)...............................       2,850       *           --            2,850       *
Ted V. Bell(2)(11)..................................       5,228       *              675        4,553       *
Mack H. Graves......................................      16,701       *            2,092       14,609       *

All directors and executive officers as a group
  (7 persons)(2)(12)................................   1,437,403       73.4%      177,435    1,259,968       36.7%

------------------------

* less than 1%

 (1) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Warrants to purchase Common Stock held by any such persons will be exercised in connection with this offering and are included in the computations of shares beneficially owned by a person and the percentage ownership of that person. The number of shares issuable upon exercise of warrants has been estimated assuming that a portion of such warrants are exercised on a cashless basis using

     $10.25 per share as the fair market price for purposes of determining the number of shares tendered in consideration for the exercise price. See "Underwriting."

 (3) Assumes that the Underwriters' over-allotment option is not exercised. If such over-allotment option is exercised in full, InterVen II, L.P. (and its affiliate, InterVen Ventures 1987), Davis Venture Partners (and its affiliate, Energy Minerals, Inc.), Boettcher Venture Capital Partners, L.P., G. Melvin Coleman, Sr., James W. Coleman, Ted V. Bell and Mack H. Graves will sell an additional 81,090 (including 20,402 upon exercise of warrants), 80,682 (including 20,305 upon exercise of warrants), 31,110 (including 7,816 upon exercise of warrants), 39,321, 19,660, 765 (including 184 upon exercise of warrants) and 2,372 shares, respectively, in this offering.

 (4) Consists of 554,299 shares (including 91,940 upon exercise of warrants) held by InterVen II, L.P. and 2,778 shares (including 462 upon exercise of warrants) held by InterVen Ventures 1987. Does not include an option to purchase 2,850 shares of Common Stock held by Mr. Kingsley, which option is not currently exercisable. Mr. Kingsley, a director of the Company, is a general partner of the partnership which is the general partner of InterVen II, L.P., and is a trustee of a general partner of Interven Ventures 1987 and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Kingsley disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to herein. The number of shares being offered includes 360 shares held by InterVen Ventures 1987.

 (5) Consists of 475,963 shares (including 78,718 upon exercise of warrants) held by Davis Venture Partners, L.P., and 78,388 shares (including 12,777 upon exercise of warrants) held by Energy Minerals, L.L.C. Does not include an option to purchase 2,850 shares of Common Stock held by Mr. Davis, which option is not currently exercisable. Mr. Davis, a director of the Company, is the general partner of Davis Venture Partners, L.P., and the managing member of Energy Minerals, L.L.C., and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Davis disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in Davis Venture Partners, L.P., and Energy Minerals, L.L.C. The number of shares being offered includes 10,058 shares being offered by Energy Minerals, L.L.C.

 (6) Includes 35,266 shares issuable upon exercise of warrants.

 (7) Includes 10,925 shares issuable upon exercise of options held by Mr. Coleman and 449 shares issuable upon exercise of options held by his spouse which are exercisable within the next 60 days. Does not include 138,633 shares which are held by Mr. Coleman's children, grandchildren and their spouses, and of which Mr. Coleman disclaims beneficial ownership.

 (8) Held jointly with his wife. Does not include 17,100 shares held by Mr. Coleman's children, grandchildren and their spouses, and of which Mr. Coleman disclaims beneficial ownership.

 (9) Includes 56,236 shares issuable upon exercise of options held by Mr. Arst which are exercisable within the next 60 days.

(10) Consists of a currently exercisable option to purchase 2,850 shares of Common Stock.

(11) Includes 859 shares issuable upon exercise of warrants.

(12) Includes 81,207 shares issuable upon exercise of options which are currently exercisable.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 15,000,000 shares of common stock, $.001 par value (the "Common Stock"), and 5,000,000 shares of undesignated preferred stock, $.001 par value (the "Preferred Stock"), after giving effect to the redemption of the Series A Preferred Stock immediately following the closing of this offering, and the authorization of shares of undesignated Preferred Stock, as described below. The discussions of the Common Stock and Preferred Stock here and elsewhere in this Prospectus are qualified in their entirety by reference to (i) the Amended and Restated Certificate of Incorporation of the Company, as amended, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and
(ii) the applicable provisions of Delaware law.

COMMON STOCK


    As of September 28, 1996, there were 1,668,609 shares of Common Stock outstanding which were held of record by 29 stockholders. There will be 3,363,181 shares of Common Stock outstanding (assuming the exercise of warrants to purchase 219,572 shares of Common Stock, no exercise of outstanding options after September 28, 1996, and no exercise of the Underwriters' over-allotment option) after giving effect to the sale of the shares of Common Stock to the public offered hereby.


    Holders of Common Stock are entitled to one vote per share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights in the election of directors. Stockholders casting a plurality of votes of the shares present in person or represented by proxy at a meeting for an election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Dividends are not cumulative, except to the extent they are declared but unpaid. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

SERIES A PREFERRED STOCK; UNDESIGNATED PREFERRED STOCK

    The Company's Amended and Restated Certificate of Incorporation authorizes 3,491,396 shares of Series A Preferred Stock, of which 3,400,962 shares are outstanding at September 16, 1996. The Company expects to redeem all outstanding Series A Preferred Stock immediately following the closing of this offering. Upon such redemption, the shares of Series A Preferred Stock so redeemed, as well as the remaining shares of authorized Series A Preferred Stock, are automatically cancelled and shall return to the status of undesignated Preferred Stock, of which the Company will then have 5,000,000 shares authorized under its Amended and Restated Certificate of Incorporation. The Board of Directors has the authority to issue such Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding, under Delaware law, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer are excluded from the calculation); or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Section 203 defines a business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

    Certain provisions of the Company's Amended and Restated Certificate of Incorporation, equity incentive plans, Bylaws and Delaware law may have a significant effect in delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock. In particular, the ability of the Board of Directors to issue Preferred Stock without further stockholder approval may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock.

REGISTRATION RIGHTS

    After this offering, the holders of 1,672,932 shares of Common Stock (assuming no exercise of the Underwriters' overallotment option) will be entitled to certain rights with respect to the registration of such shares under the Act. Under the terms of the agreement between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. The stockholders benefiting from these rights may also require the Company on two (2) separate occasions to file a registration statement under the Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its diligent best efforts to effect such registration. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit (but not eliminate) the number of shares included in such registration.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Norwest Shareowner Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have 3,352,472 shares of Common Stock outstanding (assuming the exercise of warrants to purchase 219,572 shares of Common Stock, no exercise of the Underwriters' overallotment option, and no exercise of outstanding options after September 16, 1996). Of these shares, the 1,700,000 shares sold in this offering will be freely tradable without restriction or further registration under the Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below. See "Underwriting."

SALES OF RESTRICTED SHARES


    The remaining 1,652,472 shares of Common Stock outstanding upon completion of this offering are deemed "Restricted Shares" under Rule 144, of which 1,651,916 shares are subject to the lock-up agreements described below (the "Lock-up Agreements"). Beginning 90 days and 180 days after the date of this Prospectus, 556 and 1,651,916 Restricted Shares, respectively, will first become eligible for sale in the public market pursuant to Rules 144 and 701 under the Act, upon the expiration of the Lock-up Agreements, or as a result of a combination of the foregoing. Of the Restricted Shares that will first become available for sale in the public market 180 days after the date of this Prospectus, approximately 1,178,761 shares will be subject to certain volume and other resale restrictions pursuant to Rule 144.


    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) including an Affiliate, who has beneficially owned Restricted Shares for at least two years, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock (approximately 33,735 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock in the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, Affiliates must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least three years may resell such shares without compliance with the foregoing requirements. In meeting the two and three year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. The two and three year periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the Restricted Shares from the issuer or an Affiliate.

    In addition, the Commission has proposed an amendment to Rule 144 which would reduce the holding period for shares subject to Rule 144 to become eligible for sale in the public market. This proposal, if adopted, would increase the number of shares of the Company's Common Stock eligible for immediate resale following the expiration of the Lock-up Agreements.

OPTIONS

    Rule 701 under the Act provides that the shares of Common Stock acquired on the exercise of options granted under the Company's stock plans prior to the date of this Prospectus may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its two-year minimum holding period, subject to certain limitations.

    At September 16, 1996, there were 7,482 shares of Common Stock outstanding from prior exercises of options and 108,950 shares of Common Stock were issuable upon the exercise of currently exercisable stock options (collectively, the "Option Shares"). Beginning 90 days after the date of this Prospectus, all of the Option Shares would be eligible for sale in reliance on Rule 701; the holders of 81,207 Option Shares have entered into Lock-up Agreements pursuant to which they have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any Option Shares for a period of 180 days after the date of this Prospectus.


    The Company intends to file a registration statement on Form S-8 under the Act to register approximately 696,671 shares of Common Stock issuable upon exercise of outstanding stock options and options that may be granted pursuant to the Company's Option Plan, Omnibus Plan and Employee Stock Purchase Plan. Such registration statement is expected to be filed shortly after the date of this Prospectus and will become effective automatically upon filing. Shares covered by such registration statement will thereupon be eligible for sale in the public markets to the extent applicable.


LOCK-UP AGREEMENTS


    The Selling Stockholders, all executive officers and directors of the Company and certain other shareholders have agreed, pursuant to the Lock-up Agreements, not to directly or indirectly without the prior written consent of Principal Financial Securities, Inc., offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to an aggregate of 1,651,916 shares of Common Stock, options or warrants to purchase an aggregate of 304,322 shares of Common Stock and any securities convertible or exchangeable for shares of Common Stock beneficially owned by them or any such securities hereafter acquired by them for a period of 180 days after the date of this Prospectus otherwise than (a) as a bona fide gift or gifts or (b) as a distribution to such holder's limited partners or shareholders, provided the donee or donees or distributees thereof, as the case may be, agree to be bound by the Lock-up Agreement. The Company has agreed to a similar 180-day Lock-up Agreement, provided, that such Lock-up Agreement does not apply to securities issued pursuant to the Company's Option Plan, Omnibus Plan and Employee Stock Purchase Agreement.


REGISTRATION RIGHTS

    After the offering pursuant to this Prospectus, certain stockholders will be entitled to registration rights with respect to shares held by them. Registration of such shares under the Act would result in such shares becoming freely tradeable without restriction under the Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

    The Underwriters named below, acting through the representatives, Principal Financial Securities, Inc. and Hanifen, Imhoff Inc. (the "Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all of such shares if any are purchased.

                                UNDERWRITER                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Principal Financial Securities, Inc........................................
Hanifen, Imhoff Inc........................................................

                                                                             -----------------
    Total..................................................................       1,700,000
                                                                             -----------------
                                                                             -----------------

    The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not in
excess of $    per share, of which $      may be reallowed to other dealers.
After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representative. No such reduction shall change the amount of proceeds to be received by the Company and the Selling Stockholders as set forth on the cover page of this Prospectus.

    Warrants to purchase an aggregate of 197,572 shares of Common Stock are being purchased by the Underwriters from certain Selling Stockholders. The Underwriters intend to exercise these warrants as part of this offering in a cashless exercise transaction. In this cashless exercise transaction, a portion of the shares to be issued are redeemed as consideration for the warrant exercise price. The portion of shares to be redeemed depends on the public offering price, which is assumed to be $10.25 per share. Upon such cashless exercise, the Underwriters will receive 170,865 shares, which shares will be sold in the offering. The purchase price paid by the Underwriters for such warrants will be the public offering price for the 170,865 shares to be received upon exercise less the related underwriting discounts and commissions.

    Solely to cover over-allotments, if any, the Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase 206,293 shares and warrants to purchase 48,707 shares (assuming the previously described cashless exercise transaction is effected using a $10.25 per share market price). The 206,293 shares would be purchased by the Underwriters at the offering price less underwriting discounts and commissions. The warrants would be purchased at the public offering price less underwriting discounts and commissions and the warrant exercise price. The Underwriters intend to exercise such warrants for cash at an exercise price of $1.3859 per share. Upon exercise, the Underwriters will pay the Company the warrant exercise price. If the Underwriters do not exercise their over-allotment option, the Selling Stockholders must exercise these warrants for cash. To the extent that the Underwriters exercise the over-allotment option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the

1,700,000 shares offered hereby. If purchased, the additional shares will be sold by the Underwriters on the same terms as those on which the 1,700,000 shares are being sold.

    The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Act.

    Pursuant to the terms of lock-up agreements, all officers and directors and the Selling Stockholders have agreed with Principal Financial Securities, Inc. that, until 180 days after the date of this Prospectus, they will not offer to sell, contract to sell or otherwise sell, dispose of or grant any rights with respect to any shares of Common Stock, (other than shares and warrants sold in this offering), any options or warrants to purchase shares of Common Stock or any securities convertible or exchangeable for shares of Common Stock, now owned or hereafter acquired directly by such holders or with respect to which they have the power of disposition, other than with the prior written consent of Principal Financial Securities, Inc., which may, in its sole discretion and at any time without public notice, release all or any portion of the securities subject to lock-up agreements. Certain other stockholders of the Company have agreed to a similar lock-up for 90 days after the date of this Prospectus. The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or any options or warrants to purchase Common Stock other than options or other securities issued under the Company's Omnibus Plan until 180 days after the date of this Prospectus, except with the prior written consent of Principal Financial Securities, Inc. See "Shares Eligible for Future Sale."

    The Underwriters will not make sales to accounts over which they exercise discretionary authority (i) in excess of 5% of the number of shares of Common Stock offered hereby, and (ii) unless they obtain specific written consent from the customer.

    Prior to this offering, there was been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock has been determined through negotiations among the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby is being passed upon for the Company by Ireland, Stapleton, Pryor & Pascoe, P.C., Denver, Colorado. Certain legal matters in connection with the offering are being passed upon for the Underwriters by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

                                    EXPERTS


    The financial statements of Coleman Natural Products, Inc. as of June 24, 1995, December 23, 1995 and September 28, 1996, and for the 52 weeks ended June 26, 1993, June 25, 1994 and June 24, 1995, for the 26 weeks ended December 23, 1995, and for the 40 weeks ended September 28, 1996 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, part of which has been omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in the Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement (with exhibits and schedules thereto) can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                         COLEMAN NATURAL PRODUCTS, INC.
                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-3
Balance Sheets, June 24, 1995, December 23, 1995, and September 28, 1996...................................        F-4
Statements of Operations, 52 weeks ended June 26, 1993, June 25, 1994 and June 24, 1995, 26 weeks ended
  December 23, 1995, 39 weeks ended September 23, 1995 (unaudited), and 40 weeks ended September 28,
  1996.....................................................................................................        F-6
Statements of Stockholders' Equity (Deficit), 52 weeks ended June 26, 1993, June 25, 1994 and June 24,
  1995, 26 weeks ended December 23, 1995, 39 weeks ended September 23, 1995 (unaudited), and 40 weeks ended
  September 28, 1996.......................................................................................        F-7
Statements of Cash Flows, 52 weeks ended June 26, 1993, June 25, 1994 and June 24, 1995, 26 weeks ended
  December 23, 1995, 39 weeks ended September 23, 1995 (unaudited), and 40 weeks ended September 28,
  1996.....................................................................................................        F-8
Notes to Financial Statements..............................................................................        F-9

                 (This page has been left blank intentionally.)

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS

COLEMAN NATURAL PRODUCTS, INC.:


    We have audited the accompanying balance sheets of Coleman Natural Products, Inc. (the Company) as of June 24, 1995, December 23, 1995, and September 28, 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for the 52 weeks ended June 26, 1993, June 25, 1994 and June 24, 1995, for the 26 weeks ended December 23, 1995, and for the 40 weeks ended September 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coleman Natural Products, Inc. as of June 24, 1995, December 23, 1995, and September 28, 1996, and the results of its operations and its cash flows for the 52 weeks ended June 26, 1993, June 25, 1994 and June 24, 1995, for the 26 weeks ended December 23, 1995, and for the 40 weeks ended September 28, 1996, in conformity with generally accepted accounting principles.



                                          KPMG PEAT MARWICK LLP



Denver, Colorado
October 18, 1996

                         COLEMAN NATURAL PRODUCTS, INC.



                                 BALANCE SHEETS


                                     ASSETS


                                                                          JUNE 24,    DECEMBER 23,  SEPTEMBER 28,
                                                                            1995          1995          1996
                                                                        ------------  ------------  -------------

Current assets:
  Cash and cash equivalents...........................................  $    296,591   $   21,531    $    63,391
  Trade accounts receivable net of allowance for doubtful accounts of
    $15,000 at June 24, 1995, $20,000 at December 23, 1995, and
    $87,500 at September 28, 1996 (notes 5 and 7).....................     3,102,229    3,297,290      3,005,282
  Other receivables...................................................        94,199      101,476        147,533
  Inventories (notes 3, 5 and 8)......................................     2,971,365      992,211      1,221,573
  Deposits on cattle purchases (note 8)...............................       248,360      198,902        --
  Margin account (notes 4 and 5)......................................       --            --            510,340
  Prepaid expenses....................................................        25,516       36,209        120,870
  Deferred tax assets (note 6)........................................       --           645,000         86,000
                                                                        ------------  ------------  -------------
    Total current assets..............................................     6,738,260    5,292,619      5,154,989
                                                                        ------------  ------------  -------------

Property and equipment:
  Machinery and equipment.............................................       379,424      384,663        495,156
  Office furniture and equipment......................................       631,601      750,188        860,818
  Leasehold improvements..............................................       157,366      258,599        299,783
  Vehicles............................................................        18,161       29,243         62,658
                                                                        ------------  ------------  -------------
                                                                           1,186,552    1,422,693      1,718,415
  Less accumulated depreciation.......................................       699,088      766,425        896,722
                                                                        ------------  ------------  -------------
    Net property and equipment........................................       487,464      656,268        821,693
                                                                        ------------  ------------  -------------
Other assets..........................................................       102,879       80,977        331,273
                                                                        ------------  ------------  -------------
                                                                        $  7,328,603   $6,029,864    $ 6,307,955
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------


                                                                     (CONTINUED)

                         COLEMAN NATURAL PRODUCTS, INC.

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)



                                                                         JUNE 24,     DECEMBER 23,   SEPTEMBER 28,
                                                                           1995           1995           1996
                                                                       -------------  -------------  -------------
Current liabilities:
  Cash overdrafts....................................................  $    --        $     211,144   $   --
  Accounts payable...................................................        887,746        978,432       837,307
  Accrued expenses...................................................        596,986        390,951       394,189
  Notes payable (notes 4 and 5)......................................      3,470,621      1,161,084       791,052
  Deferred hedging gain (note 4).....................................       --             --              29,700
  Obligation under capital lease.....................................         26,495         13,745       --
                                                                       -------------  -------------  -------------
    Total current liabilities........................................      4,981,848      2,755,356     2,052,248
                                                                       -------------  -------------  -------------
Mandatorily redeemable preferred stock, $.001 par value, 3,491,396 shares authorized, 3,340,826, 3,355,860, and 3,400,962 shares issued and outstanding at June 24, 1995, December 23, 1995, and
  September 28, 1996, respectively; aggregate liquidation preference
  of $3,400,962 at September 28, 1996 (note 9).......................      3,340,826      3,355,860     3,400,962

Stockholders' equity (deficit):
  Common stock, $.001 par value, authorized 15,000,000 shares; issued
    1,549,403 shares at June 24, 1995, 1,651,650 shares at December
    23, 1995, and 1,668,610 shares at September 28, 1996 (note 14)...          1,549          1,652         1,669
  Additional paid-in capital.........................................      1,179,862      1,005,083       860,348
  Accumulated deficit................................................     (2,175,482)    (1,088,087)       (7,272)
                                                                       -------------  -------------  -------------
    Total stockholders' equity (deficit).............................       (994,071)       (81,352)      854,745
                                                                       -------------  -------------  -------------

Commitments (note 13)

                                                                       $   7,328,603  $   6,029,864   $ 6,307,955
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------



                See accompanying notes to financial statements.

                         COLEMAN NATURAL PRODUCTS, INC.
                            STATEMENTS OF OPERATIONS



                                                  52 WEEKS ENDED                26 WEEKS      39 WEEKS       40 WEEKS
                                       -------------------------------------     ENDED          ENDED          ENDED
                                        JUNE 26,     JUNE 25,     JUNE 24,    DECEMBER 23,  SEPTEMBER 23,  SEPTEMBER 28,
                                          1993         1994         1995          1995          1995           1996
                                       -----------  -----------  -----------  ------------  -------------  -------------
                                                                               (NOTE 16)     (UNAUDITED)
Net sales (note 7)...................  $30,410,215  $34,558,685  $43,002,412   $28,790,675   $37,755,477    $40,617,584
Cost of goods sold (note 8)..........   27,106,128   31,729,728   38,367,453   26,094,755     33,544,336     35,190,037
                                       -----------  -----------  -----------  ------------  -------------  -------------
    Gross profit.....................    3,304,087    2,828,957    4,634,959    2,695,920      4,211,141      5,427,547
                                       -----------  -----------  -----------  ------------  -------------  -------------
Operating expenses:
  Selling............................    1,302,797    1,322,918    1,403,205      841,075      1,191,525      1,322,321
  General and administrative.........    1,440,662    1,685,240    2,367,005    1,294,190      2,063,389      2,381,669
                                       -----------  -----------  -----------  ------------  -------------  -------------
                                         2,743,459    3,008,158    3,770,210    2,135,265      3,254,914      3,703,990
                                       -----------  -----------  -----------  ------------  -------------  -------------
    Operating income (loss)..........      560,628     (179,201)     864,749      560,655        956,227      1,723,557
                                       -----------  -----------  -----------  ------------  -------------  -------------
Other income (expense):
  Interest expense...................     (269,409)    (200,855)    (256,483)    (118,826)      (189,049)       (61,989)
  Other, net.........................       (1,663)       9,748       11,471          566        --             (21,753)
                                       -----------  -----------  -----------  ------------  -------------  -------------
                                          (271,072)    (191,107)    (245,012)    (118,260)      (189,049)       (83,742)
                                       -----------  -----------  -----------  ------------  -------------  -------------
    Income (loss) from continuing
      operations before income
      taxes..........................      289,556     (370,308)     619,737      442,395        767,178      1,639,815
Income tax benefit (expense) (note
  6).................................      --           --           --           645,000        --            (559,000)
                                       -----------  -----------  -----------  ------------  -------------  -------------
    Income (loss) from continuing
      operations.....................      289,556     (370,308)     619,737    1,087,395        767,178      1,080,815
Discontinued operations (note 2):
  Loss from operations of Coleman
    Originals, Inc...................      --          (654,283)     (61,015)      --            --             --
  Loss on disposal of Coleman
    Originals, Inc...................      --           --           (54,088)      --            (51,386)       --
                                       -----------  -----------  -----------  ------------  -------------  -------------
    Net income (loss)................  $   289,556  $(1,024,591) $   504,634   $1,087,395    $   715,792    $ 1,080,815
                                       -----------  -----------  -----------  ------------  -------------  -------------
                                       -----------  -----------  -----------  ------------  -------------  -------------
Net income (loss) attributable to
  common stock.......................  $   222,090  $(1,076,885) $   326,582   $  921,235    $   480,470    $   772,085
                                       -----------  -----------  -----------  ------------  -------------  -------------
                                       -----------  -----------  -----------  ------------  -------------  -------------
Earnings (loss) per share:
  Continuing operations..............  $       .16  $      (.29) $       .26   $      .51    $       .31    $       .38
  Discontinued operations............  $   --       $      (.44) $      (.07)  $   --        $      (.03)   $   --
                                       -----------  -----------  -----------  ------------  -------------  -------------
  Net income (loss)..................  $       .16  $      (.73) $       .19   $      .51    $       .28    $       .38
                                       -----------  -----------  -----------  ------------  -------------  -------------
                                       -----------  -----------  -----------  ------------  -------------  -------------
Weighted average common and common
  equivalent shares outstanding......    1,413,952    1,477,532    1,684,705    1,811,302      1,697,358      2,020,884
                                       -----------  -----------  -----------  ------------  -------------  -------------
                                       -----------  -----------  -----------  ------------  -------------  -------------
Pro forma earnings (loss) per share
  (note 17) (Unaudited):
  Continuing operations..............                            $       .31   $      .51                   $       .46
  Discontinued operations............                            $      (.06)  $   --                       $   --
                                                                 -----------  ------------                 -------------
  Net income.........................                            $       .25   $      .51                   $       .46
                                                                 -----------  ------------                 -------------
                                                                 -----------  ------------                 -------------
Pro forma weighted average common and
  common equivalent shares
  outstanding (Unaudited)............                              2,007,968    2,137,236                     2,348,285
                                                                 -----------  ------------                 -------------
                                                                 -----------  ------------                 -------------



                See accompanying notes to financial statements.

                         COLEMAN NATURAL PRODUCTS, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                                                                                                       TOTAL
                                               COMMON STOCK (NOTE 14)    ADDITIONAL                 STOCKHOLDERS'
                                              -------------------------    PAID-IN    ACCUMULATED      EQUITY
                                                 SHARES       AMOUNT       CAPITAL      DEFICIT      (DEFICIT)
                                              ------------  -----------  -----------  ------------  ------------
BALANCE, JUNE 27, 1992......................     1,278,650  $   953,293  $   --       $ (1,945,081)  $ (991,788)
Accretion of preferred stock................       --           (67,466)     --            --           (67,466)
Net income..................................       --           --           --            289,556      289,556
                                              ------------  -----------  -----------  ------------  ------------
BALANCE, JUNE 26, 1993......................     1,278,650      885,827      --         (1,655,525)    (769,698)
Common stock issued for cash................       270,753      375,254      --            --           375,254
Accretion of preferred stock................       --           (52,294)     --            --           (52,294)
Net loss....................................       --           --           --         (1,024,591)  (1,024,591)
                                              ------------  -----------  -----------  ------------  ------------
BALANCE, JUNE 25, 1994......................     1,549,403    1,208,787      --         (2,680,116)  (1,471,329)
Change in par value of common stock.........       --        (1,207,238)   1,207,238       --            --
Accretion of preferred stock................       --           --           (27,376)      --           (27,376)
Net income..................................       --           --           --            504,634      504,634
                                              ------------  -----------  -----------  ------------  ------------
BALANCE, JUNE 24, 1995......................     1,549,403        1,549    1,179,862    (2,175,482)    (994,071)
Common stock issued for cash................       102,247          103      141,607       --           141,710
Cash dividends paid on preferred stock......       --           --          (301,352)      --          (301,352)
In-kind dividends on preferred stock........       --           --           (15,034)      --           (15,034)
Net income..................................       --           --           --          1,087,395    1,087,395
                                              ------------  -----------  -----------  ------------  ------------
BALANCE, DECEMBER 23, 1995..................     1,651,650        1,652    1,005,083    (1,088,087)     (81,352)
Common stock issued for cash................        16,959           17       52,411       --            52,428
Cash dividends on preferred stock...........       --           --          (152,044)      --          (152,044)
In-kind dividends on preferred stock........       --           --           (45,102)      --           (45,102)
Net income..................................       --           --           --          1,080,815    1,080,815
                                              ------------  -----------  -----------  ------------  ------------
BALANCE, SEPTEMBER 28, 1996.................     1,668,609  $     1,669  $   860,348  $     (7,272)  $  854,745
                                              ------------  -----------  -----------  ------------  ------------
                                              ------------  -----------  -----------  ------------  ------------



                See accompanying notes to financial statements.

                         COLEMAN NATURAL PRODUCTS, INC.



                            STATEMENTS OF CASH FLOWS



                                                             52 WEEKS ENDED                 26 WEEKS      39 WEEKS       40 WEEKS
                                                ----------------------------------------     ENDED          ENDED          ENDED
                                                  JUNE 26,      JUNE 25,      JUNE 24,    DECEMBER 23,  SEPTEMBER 23,  SEPTEMBER 28,
                                                    1993          1994          1995          1995          1995           1996
                                                ------------  ------------  ------------  ------------  -------------  -------------
                                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...........................  $    289,556  $ (1,024,591) $    504,634   $1,087,395    $   715,792    $ 1,080,815
  Adjustments to reconcile net income (loss)
    to net cash provided (used) by operating
    activities:
    Depreciation and amortization.............       134,241       127,862       142,640       67,337        117,360        130,296
    Loss (gain) on sale of property and
      equipment...............................       (15,032)        1,226         1,602       --            --              (2,000)
    Deferred income tax benefit...............       --            --            --          (645,000)       --             559,000
    Changes in operating assets and
      liabilities:
      Trade accounts receivable, net..........      (308,253)     (334,570)     (945,497)    (195,061)       (68,151)       292,008
      Other receivables.......................       (54,431)        1,123       (11,651)      (7,277)        16,459        (46,057)
      Inventories.............................     3,236,227        37,674      (833,651)   1,979,154        835,853       (229,362)
      Deposits on cattle purchases............      (387,020)      208,859       327,435       49,458         (9,752)       198,902
      Prepaid expenses........................       (56,227)       84,703        (9,587)     (10,693)       (18,946)       (84,661)
      Other assets............................       (14,574)       21,500       (21,902)      21,902        (63,946)      (250,296)
      Accounts payable and accrued expenses...       342,016       522,750       169,225     (115,349)      (169,411)      (137,887)
      Deferred hedging gain...................       --            --            --            --            --              29,700
                                                ------------  ------------  ------------  ------------  -------------  -------------
        Net cash provided (used) by operating
          activities..........................     3,166,503      (353,464)     (676,752)   2,231,866      1,355,258      1,540,458
                                                ------------  ------------  ------------  ------------  -------------  -------------
Cash flows from investing activities:
  Purchase of equipment.......................      (190,720)     (212,834)     (171,561)    (236,141)      (159,583)      (295,721)
  Proceeds from the sale of equipment.........        23,250        58,397        24,250       --             12,500          2,000
  Increase in margin account..................       --            --            --            --            --            (510,340)
  Increase in other assets....................       --            (23,183)      --            --            --             --
                                                ------------  ------------  ------------  ------------  -------------  -------------
        Net cash used by investing
          activities..........................      (167,470)     (177,620)     (147,311)    (236,141)      (147,083)      (804,061)
                                                ------------  ------------  ------------  ------------  -------------  -------------
Cash flows from financing activities:
  Borrowings under notes payable..............    32,333,849    38,500,308    56,402,528   40,392,040     44,743,915     28,185,888
  Payments under notes payable................   (32,189,710)  (38,507,748)  (55,523,449) (42,701,577)   (46,229,562)   (28,555,920)
  Increase (decrease) in cash overdrafts......       (97,898)      --            --           211,144         78,853       (211,144)
  Cash dividends on preferred stock...........       --            --            --          (301,352)      (149,546)      (152,044)
  Payments on long-term debt and capital
    leases....................................    (3,007,253)      (34,230)      (23,436)     (12,750)       (26,040)       (13,745)
  Proceeds from the issuance of common stock..       --            375,254       --           141,710        --              52,428
  Proceeds from the issuance of preferred
    stock.....................................       --            225,856       --            --            --             --
                                                ------------  ------------  ------------  ------------  -------------  -------------
        Net cash provided (used) by financing
          activities..........................    (2,961,012)      559,440       855,643   (2,270,785)    (1,582,380)      (694,537)
                                                ------------  ------------  ------------  ------------  -------------  -------------
        Increase (decrease) in cash and cash
          equivalents.........................        38,021        28,356        31,580     (275,060)      (374,205)        41,860
Cash and cash equivalents at beginning of
  period......................................       198,634       236,655       265,011      296,591        382,559         21,531
                                                ------------  ------------  ------------  ------------  -------------  -------------
Cash and cash equivalents at end of period....  $    236,655  $    265,011  $    296,591   $   21,531    $     8,354    $    63,391
                                                ------------  ------------  ------------  ------------  -------------  -------------
                                                ------------  ------------  ------------  ------------  -------------  -------------
Supplemental disclosure of cash flow
  information--cash paid during the period for
  interest....................................  $    370,956  $    197,347  $    256,139   $  118,826    $   197,208    $    61,989
                                                ------------  ------------  ------------  ------------  -------------  -------------
                                                ------------  ------------  ------------  ------------  -------------  -------------
Supplemental disclosure of noncash investing
  and financing activities--equipment acquired
  under capital leases........................  $    --       $    --       $     15,970   $   --        $   --         $   --
                                                ------------  ------------  ------------  ------------  -------------  -------------
                                                ------------  ------------  ------------  ------------  -------------  -------------



                See accompanying notes to financial statements.

                         COLEMAN NATURAL PRODUCTS, INC.



                         NOTES TO FINANCIAL STATEMENTS



            JUNE 24, 1995, DECEMBER 23, 1995, AND SEPTEMBER 28, 1996


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS


    Coleman Natural Products, Inc. (the Company) is engaged in producing, packaging and marketing fresh branded natural beef and lamb products, primarily in the United States. The Company's branded natural beef and lamb products are produced from cattle and lamb raised from birth without antibiotics, feed additives, hormones, or other growth-promoting drugs. The principal customers of the Company are natural food supermarkets and conventional grocery supermarkets.



    On June 28, 1996, Coleman Natural Products, Inc. (the Parent) entered into an agreement and plan of merger whereby each of its wholly-owned subsidiaries merged with and into the Parent.


    CHANGE IN YEAR END

    Effective for the 26 weeks ended December 23, 1995, the Company changed its fiscal year to the 52/53 week period ending on the last Saturday in December. The years ended June 26, 1993, June 25, 1994 and June 24, 1995 each included 52 weeks.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, the Company considers treasury bills, commercial paper, certificates of deposit, and money market funds with a maturity of three months or less to be cash equivalents.

    ACCOUNTS RECEIVABLE


    The provision for doubtful accounts was $10,091, none, $71,264, $5,582 and $67,500 and uncollectible accounts charged to the allowance were $57,898, none, $106,265, $582 and none for the 52 weeks ended June 26, 1993, June 25, 1994 and June 24, 1995, for the 26 weeks ended December 23, 1995, and for the 40 weeks ended September 28, 1996, respectively. The allowance for doubtful accounts was $97,807 as of June 26, 1992 and $50,000 as of June 27, 1993.

                         COLEMAN NATURAL PRODUCTS, INC.

            JUNE 24, 1995, DECEMBER 23, 1995, AND SEPTEMBER 28, 1996


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORIES

    Dressed meat, meat products, and by-product inventories are stated at the lower of cost, based on a weighted average cost basis, or market.

    Cattle inventories are stated at the lower of cost, based on a specific lot identification, or market, and include feed and freight costs.

    Losses on cattle purchase commitments are recorded when the price of the purchase commitments exceeds the current market price.

    Supply inventories are stated at the lower of cost (first-in, first-out method) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is provided principally using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.


    Machinery and equipment includes equipment acquired under capital leases with a net book value of $26,556 at June 24, 1995, $17,400 at December 23, 1995, and none at September 28, 1996.


    On an ongoing basis, the Company assesses the recoverability of property and equipment taking into consideration any events or circumstances which may have diminished its fair value. Impairment losses are recorded when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Based on current circumstances, management has determined that no indicators of impairment exist.


    OTHER ASSETS



    The Company incurred certain specific incremental costs directly attributable to the proposed offering of securities which have been deferred and included in other assets. The deferred amounts will be charged against the proceeds of the offering upon closing.


    SALES

    Sales are recognized upon shipment to the customer and are recorded net of discounts granted to customers for in-store promotions.

    PER SHARE DATA


    Historical earnings (loss) per share is computed based on net income (loss) for the period reduced by dividends on and accretion of mandatorily redeemable preferred stock, divided by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares include stock options and warrants. Common and common equivalent shares issued at prices below the anticipated public offering price during the 12-month period prior to the proposed offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the anticipated initial public offering price).

                         COLEMAN NATURAL PRODUCTS, INC.

            JUNE 24, 1995, DECEMBER 23, 1995, AND SEPTEMBER 28, 1996


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    INCOME TAXES


    The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES (SFAS No.
109). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

    FUTURES CONTRACTS


    From time to time, the Company manages the risk associated with fluctuations in the price of cattle through the use of futures contracts. Gains and losses from hedging transactions are recognized in the period the corresponding cattle purchases or sales are recorded.



    INTERIM FINANCIAL STATEMENTS



    The financial statements for the 39 weeks ended September 23, 1995 are unaudited. In management's opinion, these unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the Company's results of operations and cash flows for that period.



    Results for interim periods are not necessarily indicative of the results that may be expected for the complete fiscal year.


(2) DISCONTINUED OPERATIONS


    During the 52 weeks ended June 25, 1994, the Company discontinued operations of its subsidiary, Coleman Originals, Inc., a producer of shelf-stable sauces. Throughout the 52 weeks ended June 24, 1995, the Company continued to fill customer orders to liquidate its inventory. During the 52 weeks ended June 24, 1995, all machinery and equipment was sold, trade receivables were collected, and trade accounts payable were paid. The loss on disposal represents the loss on the inventory which could not be sold and was donated to charity, and miscellaneous costs associated with the disposition of the assets. The Company reported total cumulative losses of this former subsidiary of $769,386. These losses were recognized over a period commencing the quarter ended December 1993 and terminating the quarter ended March 1995. An additional loss of $54,088 from the disposal of this former subsidiary was reported during the quarter ended March 1995. The amounts presented in the statements of operations reflect no applicable income taxes, as the tax benefits of the losses incurred were offset by an increase in the valuation allowance for net deferred tax assets.

                         COLEMAN NATURAL PRODUCTS, INC.

            JUNE 24, 1995, DECEMBER 23, 1995, AND SEPTEMBER 28, 1996


(3) INVENTORIES

    Inventories consist of the following:


                                                                JUNE 24,    DECEMBER 23,  SEPTEMBER 28,
                                                                  1995          1995          1996
                                                              ------------  ------------  -------------
Live cattle (3,108, 249, and 471 head, respectively)........  $  2,341,650   $  181,164    $   350,060
Dressed meat and by-products................................       526,595      722,758        812,754
Supplies....................................................       103,120       88,289         58,759
                                                              ------------  ------------  -------------
                                                              $  2,971,365   $  992,211    $ 1,221,573
                                                              ------------  ------------  -------------
                                                              ------------  ------------  -------------



(4) RISK MANAGEMENT PROGRAM



    The Company has a risk management program which utilizes non-speculative purchases of futures contracts to help manage the risk associated with fluctuations in variable priced cattle purchase contracts.



    Cattle futures contracts require the Company to buy cattle at a fixed price at a future date. Each futures contract is for 40,000 pounds of live cattle weight or approximately 35 head of cattle. The futures contracts are traded on the Chicago Mercantile Exchange (The Exchange) and are guaranteed by the Exchange and all clearing members of the Exchange and therefore have nominal credit risk.



    At September 28, 1996, the Company had 772 outstanding futures contracts to purchase approximately 30,880,000 pounds of cattle which offset the risk of price fluctuations associated with variable priced contracts to purchase natural cattle. The futures contracts are for cattle to be delivered for the period October 1996 through October 1997. The Company is required to maintain a margin account equal to $600 per contract adjusted for unrealized gains or losses. At September 28, 1996, the Company had $510,340 in margin accounts to service these futures contracts, of which $30,390 is available for general corporate purposes. Unrealized losses on open futures contracts at September 28, 1996 were approximately $17,000.



    Any gains or losses relating to the hedging contracts described above are deferred and subsequently recognized as an adjustment of the cost of the related cattle when they are delivered to the Company for slaughter. At September 28, 1996, $29,700 of unrecognized gains on closed contracts were deferred. Hedging transactions prior to December 24, 1995 were not significant.

                         COLEMAN NATURAL PRODUCTS, INC.

            JUNE 24, 1995, DECEMBER 23, 1995, AND SEPTEMBER 28, 1996



(5) NOTES PAYABLE


    Notes payable consist of the following:


                                                                JUNE 24,    DECEMBER 23,  SEPTEMBER 28,
                                                                  1995          1995          1996
                                                              ------------  ------------  -------------
Notes payable under line of credit, variable interest rate
  of .5% over the bank's prime rate (8.25% at September 28,
  1996), interest payable monthly...........................  $  1,495,186   $1,161,084    $   --
Notes payable under line of credit, variable interest rate
  of .5% over the bank's prime rate (8.25% at September 28,
  1996), interest payable monthly...........................       --            --            390,713
Notes payable to cattle feeders and ranchers, variable
  interest rate of .75% over prime rates charged by various
  banks.....................................................     1,975,435       --            400,339
                                                              ------------  ------------  -------------
                                                              $  3,470,621   $1,161,084    $   791,052
                                                              ------------  ------------  -------------
                                                              ------------  ------------  -------------



    In June 1996, the Company entered into a loan agreement (loan agreement) which provides for borrowings under a line of credit up to a maximum of $2.3 million, with interest at .5% over the bank's prime rate. The loan agreement contains provisions requiring the Company to maintain certain financial statement ratios and provides for limits on the amount of additional debt, capital expenditures and the payment of dividends. Advances under the line are limited to amounts determined under a borrowing base formula contained in the agreement. The line of credit expires on November 1, 1996, and is subject to annual renewal. This line of credit replaces the $3.1 million line of credit which existed as of December 23, 1995 and June 24, 1995 which had terms and conditions similar to the current loan agreement. As of September 28, 1996, no borrowings were outstanding under this line of credit.



    Also in June 1996, the Company entered into an agreement (the new loan agreement) covering an additional revolving line of credit for up to a maximum of $2.0 million, with interest at .5% over the bank's prime rate. The new loan agreement is used to fund any margin calls associated with outstanding futures contracts. The new loan agreement expires on November 1, 1996, is subject to annual renewal, and contains generally the same provisions as the loan agreement. As of September 28, 1996, $390,713 was outstanding under this line of credit.



    Advances under the lines of credit are collateralized by the Company's accounts receivable and inventories. Maximum borrowings available on the loan agreement and the new loan agreement are limited to an amount which is based on a formula of eligible accounts receivable, cattle inventory, and meat inventory. Maximum borrowings available under the lines of credit totaled $2.4 million at September 28, 1996.



    Notes payable to cattle feeders and ranchers are secured by the related cattle and the principal amount plus accrued interest are due when the cattle are delivered to the Company for processing. As of September 28, 1996, $400,339 was outstanding on the notes payable.

                         COLEMAN NATURAL PRODUCTS, INC.

            JUNE 24, 1995, DECEMBER 23, 1995, AND SEPTEMBER 28, 1996



(6) INCOME TAXES



    The income tax benefit attributable to income from continuing operations for the 26 weeks ended December 23, 1995 represents a deferred federal tax benefit of $645,000. The income tax expense attributable to income from continuing operations for the 40 weeks ended September 28, 1996 consists of deferred federal tax expense of $484,000 and deferred state tax expense of $75,000.



    Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the deferred taxes at June 24, 1995, December 23, 1995, and September 28, 1996 related to the following:



                                                                          JUNE 24,    DECEMBER 23,  SEPTEMBER 28,
                                                                            1995          1995          1996
                                                                         -----------  ------------  -------------
Deferred tax assets:
  Net operating loss carryforwards.....................................  $   662,000   $  589,000    $    30,000
  Accrued items, principally due to loss on fixed price contracts and
    severance pay, deductible when paid for tax purposes...............       94,000       50,000         14,000
  Property and equipment, principally due to differences in
    depreciation.......................................................       56,000       --            --
  Inventories, due to additional costs inventoried for tax purposes and
    obsolescence reserves..............................................       39,000        9,000         16,000
  Accounts receivable, due to the allowance for doubtful accounts......        5,000        7,000         33,000
                                                                         -----------  ------------  -------------
    Total gross deferred tax assets....................................      856,000      655,000         93,000
Less valuation allowance...............................................     (856,000)      --            --
                                                                         -----------  ------------  -------------
    Net deferred tax assets............................................      --           655,000         93,000
Deferred tax liability--property and equipment, principally due to
  differences in depreciation..........................................      --            10,000          7,000
                                                                         -----------  ------------  -------------
    Net deferred tax assets............................................  $   --        $  645,000    $    86,000
                                                                         -----------  ------------  -------------
                                                                         -----------  ------------  -------------


    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As of June 24, 1995, management believed that the benefits of future deductible differences might not be realized, due to the losses incurred in recent years and the uncertainty about future earnings. Accordingly, a valuation allowance was provided for the net deferred tax assets at that date.


    As of December 23, 1995, based upon projections for future taxable income over the periods which the deferred tax assets are deductible, management believed the "more likely than not" criteria had been satisfied at that date, and that the benefits of future deductible differences would be realized. Accordingly, the remaining valuation allowance was reversed to income for the 26 weeks ended December 23, 1995.



    Total income tax expense differed from the amounts computed by applying the U.S. federal statutory income tax rate of 34% for the 52 weeks ended June 26, 1993, June 25, 1994 and June 24, 1995, for the 26

                         COLEMAN NATURAL PRODUCTS, INC.

            JUNE 24, 1995, DECEMBER 23, 1995, AND SEPTEMBER 28, 1996



(6) INCOME TAXES (CONTINUED)


weeks ended December 23, 1995, and for the 40 weeks ended September 28, 1996 to income (loss) from continuing operations before income taxes as a result of the following:



                                                         52 WEEKS ENDED                26 WEEKS      40 WEEKS
                                              -------------------------------------     ENDED          ENDED
                                               JUNE 26,     JUNE 25,     JUNE 24,    DECEMBER 23,  SEPTEMBER 28,
                                                 1993         1994         1995          1995          1996
                                              -----------  -----------  -----------  ------------  -------------
Income tax expense (benefit) computed at the
  statutory rate of 34%.....................  $    98,000  $  (348,000) $   172,000   $  150,000    $   558,000
State tax expense, net of federal tax
  benefit...................................      --           --           --            --             49,500
Nondeductible expenses......................       11,000       11,000        8,000        8,000          8,000
Increase (decrease) in valuation allowance
  for net deferred tax assets...............     (109,000)     337,000     (180,000)    (856,000)       --
Other.......................................      --           --           --            53,000        (56,500)
                                              -----------  -----------  -----------  ------------  -------------
  Total income tax expense (benefit)
    attributable to continuing operations...  $   --       $   --       $   --        $ (645,000)   $   559,000
                                              -----------  -----------  -----------  ------------  -------------
                                              -----------  -----------  -----------  ------------  -------------



    The Company had net operating loss carryforwards at December 31, 1995 of approximately $1,731,000 which, unless previously utilized, will expire as follows:


YEAR                                                                                 AMOUNT
--------------------------------------------------------------------------------  ------------
2006............................................................................  $    724,000
2007............................................................................       523,000
2008............................................................................         5,000
2009............................................................................       479,000
                                                                                  ------------
                                                                                  $  1,731,000
                                                                                  ------------
                                                                                  ------------

                         COLEMAN NATURAL PRODUCTS, INC.

            JUNE 24, 1995, DECEMBER 23, 1995, AND SEPTEMBER 28, 1996



(7) TRANSACTIONS WITH MAJOR CUSTOMERS



    The Company had net sales to and trade accounts receivable from certain major customers which are reflected in the following table. No other customer accounted for more than 10% of net sales during these periods.


                                                       52 WEEKS ENDED                  26 WEEKS      40 WEEKS
                                         ------------------------------------------     ENDED          ENDED
                                           JUNE 26,      JUNE 25,       JUNE 24,     DECEMBER 23,  SEPTEMBER 28,
                                             1993          1994           1995           1995          1996
                                         ------------  -------------  -------------  ------------  -------------
Net Sales:
  Company A............................  $    --       $    --        $   4,845,654   $7,711,752    $ 8,953,095
  Company B............................  $    --       $  10,045,458  $  12,087,548   $6,439,595    $ 6,897,045


                                                                        52 WEEKS       26 WEEKS      40 WEEKS
                                                                          ENDED         ENDED          ENDED
                                                                        JUNE 24,     DECEMBER 23,  SEPTEMBER 28,
                                                                          1995           1995          1996
                                                                      -------------  ------------  -------------
Trade Accounts Receivable:
  Company A............................                               $   1,082,912   $  646,856    $   660,589
  Company B............................                               $     531,943   $  545,194    $   470,223



(8) RELATED PARTY TRANSACTIONS


    The Company has agreements with Coleman Ranches, Inc., an affiliate, to purchase up to 1,000 head of cattle per crop year comprised of 500 organic feeder cattle at a fixed price per pound and up to 500 head of natural cattle at a formula price based on current market and for the use of Coleman Ranches, Inc.'s name in marketing its product. These agreements expire in December 1996 and April 1999, respectively.


    The financial statements include the following balances relating to these agreements:



                                               JUNE 26,     JUNE 25,     JUNE 24,    DECEMBER 23,  SEPTEMBER 28,
                                                 1993         1994         1995          1995          1996
                                              -----------  -----------  -----------  ------------  -------------
Inventories.................................  $   212,931  $   426,039  $   388,525   $  211,287    $    39,402
Deposits on cattle purchases (1,579, 1,458,
  1,401, 865, and 0 head, respectively).....       87,900       56,200       61,560       60,950        --
Cost of goods sold (for the period ended)...    1,156,556      996,167      526,614      285,090        816,095



(9) MANDATORILY REDEEMABLE PREFERRED STOCK



    The Company authorized and issued 3,114,970 shares of no par value Series A Preferred Stock on November 21, 1990. The shares were issued at a discount and the preferred stock balance was accreted annually using the interest method of amortization such that the book value of the preferred shares equaled the redemption value as of March 31, 1995, the original redemption date. During the period November 21, 1990 to October 6, 1995, the Company entered into various agreements with the preferred stockholders to waive the payment of dividends for the period from November 18, 1993 through January 1, 1995 and to extend the redemption dates by issuing warrants to the preferred stockholders (see note
10).

                         COLEMAN NATURAL PRODUCTS, INC.

            JUNE 24, 1995, DECEMBER 23, 1995, AND SEPTEMBER 28, 1996



(9) MANDATORILY REDEEMABLE PREFERRED STOCK (CONTINUED)


    Effective January 1, 1995, the Company is required to pay a quarterly dividend of 9% per annum, in cash or common stock, on the Series A Preferred Stock outstanding. During the 26 weeks ended December 23, 1995, the Company declared and paid cash dividends totaling $301,352. During the 40 weeks ended September 28, 1996, the Company declared and paid cash dividends totaling $152,044.



    Effective October 6, 1995, the Company entered into an agreement with the holders of the Series A Preferred Stock to waive the Company's failure to pay accrued dividends, to waive the payment of default interest thereon, and to extend the redemption date of the preferred stock to October 31, 1996. In exchange the Company agreed to pay the cash dividends previously accrued as described above, and to pay an additional dividend of 6% per annum payable quarterly in shares of Series A Preferred Stock (In-kind dividends) during the term of the extension. During the 26 weeks ended December 23, 1995, the Company paid $15,034 of in-kind dividends. During the 40 weeks ended September 28, 1996, the Company paid $45,102 of in-kind dividends.



    Effective September 6, 1996, the Company entered into an agreement with the holders of the Series A Preferred Stock to extend the redemption date of the preferred stock to November 30, 1996. The Company agreed to pay an additional dividend of 6% per annum payable quarterly in shares of Series A Preferred Stock during the term of the extension.


    During the 52 weeks ended June 25, 1994, the Company issued 225,856 shares of Series A Preferred Stock for $225,856.


    The preferred stockholders and certain common stockholders have preemptive rights relating to any additional preferred stock offered by the Company.



    Changes in the number of shares and amount of Series A Preferred Stock outstanding are as follows:



                                                                                           SHARES       AMOUNT
                                                                                         ----------  ------------
BALANCE, JUNE 27, 1992.................................................................   2,967,834  $  2,967,834
Accretion of preferred stock...........................................................      67,466        67,466
                                                                                         ----------  ------------
BALANCE, JUNE 26, 1993.................................................................   3,035,300     3,035,300
Accretion of preferred stock...........................................................      52,294        52,294
Shares of preferred stock issued for cash..............................................     225,856       225,856
                                                                                         ----------  ------------
BALANCE, JUNE 25, 1994.................................................................   3,313,450     3,313,450
Accretion of preferred stock...........................................................      27,376        27,376
                                                                                         ----------  ------------
BALANCE, JUNE 24, 1995.................................................................   3,340,826     3,340,826
In-kind dividends on preferred stock...................................................      15,034        15,034
                                                                                         ----------  ------------
BALANCE, DECEMBER 23, 1995.............................................................   3,355,860     3,355,860
In-kind dividends on preferred stock...................................................      45,102        45,102
                                                                                         ----------  ------------
BALANCE, SEPTEMBER 28, 1996............................................................   3,400,962  $  3,400,962
                                                                                         ----------  ------------
                                                                                         ----------  ------------



(10) STOCK OPTION PLANS AND WARRANTS



    The Company has a non-qualified stock option plan and an incentive stock option plan. Up to 666,929 shares of common stock may be issued under the plans at September 28, 1996. The option prices and

                         COLEMAN NATURAL PRODUCTS, INC.

            JUNE 24, 1995, DECEMBER 23, 1995, AND SEPTEMBER 28, 1996



(10) STOCK OPTION PLANS AND WARRANTS (CONTINUED)


terms, not to exceed 10 years, are determined by the Board of Directors. Options granted at the estimated fair market value of the common stock at the date of grant and vest over four years. Stock option activity is summarized as follows:



                                                                            SHARES UNDER
                                                                               OPTION       PRICE RANGE
                                                                            -------------  -------------
Options outstanding at June 27, 1992......................................      114,276    $ 1.17 - 1.52
  Canceled................................................................      (21,859)       1.17
                                                                            -------------
Options outstanding at June 26, 1993......................................       92,417      1.17 - 1.52
  Granted.................................................................       16,533        1.39
  Canceled................................................................      (64,182)     1.17 - 1.52
                                                                            -------------
Options outstanding at June 25, 1994......................................       44,768      1.17 - 1.52
  Granted.................................................................      175,714        1.39
  Canceled................................................................      (23,615)       1.39
                                                                            -------------
Options outstanding at June 24, 1995......................................      196,867     1.39 - 1.52
  Granted.................................................................       48,142     1.58 - 1.74
                                                                            -------------
Options outstanding at December 23, 1995..................................      245,009     1.39 - 1.74
  Granted.................................................................       83,933     2.47 - 9.50
  Canceled................................................................       (7,459)    1.39 - 3.36
  Exercised...............................................................      (11,269)    1.39 - 1.74
                                                                            -------------
Options outstanding at September 28, 1996.................................      310,214     1.39 - 9.50
                                                                            -------------
Options exercisable at September 28, 1996.................................      105,381
                                                                            -------------
                                                                            -------------


    On November 21, 1990, the Company issued warrants to purchase 81,339 shares of common stock in conjunction with the conversion of subordinated debentures to preferred stock. These warrants are exercisable at $1.3849 per share and expire on November 21, 1998. The warrants provide that the exercise price may be paid in cash or by redeeming shares of common stock issuable upon exercise of such warrants, valued at the fair market value of the common stock on the date of exercise.

    On June 25, 1992 and November 18, 1993, the Company issued warrants to purchase shares of common stock and warrants to purchase 82,470 shares of common stock in conjunction with the waiver of preferred stock dividends payable for the period from July 1, 1992 to June 30, 1993 and from July 1, 1993 through November 18, 1993, respectively. These warrants are exercisable at $1.3859 per share and expire on June 25, 1998 and November 18, 1998, respectively. The warrants provide that the exercise price may be paid in cash or by redeeming shares of common stock issuable upon exercise of such warrants, valued at the fair market value of the common stock on the date of exercise.


    Effective September 6, 1996, the Board of Directors amended and restated the Stock Option Plan. Up to 334,929 shares of common stock may be issued under this plan. This plan permits the granting of incentive stock options and nonqualified stock options.



    Effective September 6, 1996, the Board of Directors adopted and approved an Omnibus Stock and Incentive Plan (the "Omnibus Plan") whereby 332,000 shares of common stock are reserved for issuance. This plan permits the granting of nonqualified stock options, incentive stock options, stock appreciation rights, phantom stock rights, restricted stock, performance units, and performance shares.

                         COLEMAN NATURAL PRODUCTS, INC.

            JUNE 24, 1995, DECEMBER 23, 1995, AND SEPTEMBER 28, 1996



(10) STOCK OPTION PLANS AND WARRANTS (CONTINUED)


    Effective October 17, 1996, the Board of Directors adopted an Employee Stock Purchase Plan (the "Purchase Plan"). The Company has reserved 50,000 shares of Common Stock for issuance under the Purchase Plan. The Purchase Plan permits all eligible employees to purchase Common Stock of the Company through payroll deductions up to the maximum percentage of an employee's base pay allowed.



(11) EMPLOYEE BENEFIT PLAN



    The Company has a profit sharing plan which is qualified under Section 401(a) of the Internal Revenue Code. All employees are eligible to participate in the plan. Contributions to the plan are made through employee salary reductions and discretionary employer matching contributions. No employer contributions were made to the plan for the 52 weeks ended June 26, 1993 and June 25, 1994, or for the 26 weeks ended December 23, 1995. The Company contributed $23,905 to the plan for the 52 weeks ended June 24, 1995 and $69,094 to the plan for the 40 weeks ended September 28, 1996.



(12) FAIR VALUE OF FINANCIAL INSTRUMENTS



    Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, (SFAS No. 107) requires that all entities disclose the fair value of certain on and off-balance sheet financial instruments in their financial statements. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, trade accounts receivable, other receivables, cash overdrafts, and accounts payable, approximate fair value because of their short maturity. The fair value of notes payable approximate the carrying value because of the short maturity of these notes and because the notes bear interest at a variable interest rate. The fair value of outstanding cattle futures contracts represents the amount that the Company would receive or pay if these contracts were closed out at market prices on the balance sheet date. As of September 28, 1996, the Company would be required to pay approximately $17,000 to settle the Company's open cattle futures contracts.



(13) COMMITMENTS



    At September 28, 1996, the Company had outstanding agreements with cattle suppliers to purchase 7,329 head of cattle at fixed prices ranging from $1.12 to $1.27 per carcass pound for cattle to be slaughtered from October 1996 to October 1997.



    The Company has an operating lease expiring in 1997 for part of its operating facilities for which future minimum rental payments as of September 28, 1996 are as follows:



1996......................................................  $  46,200
1997......................................................    184,800
                                                            ---------
                                                            $ 231,000
                                                            ---------
                                                            ---------



    For the 52 weeks ended June 26, 1993, June 25, 1994 and June 24, 1995, for the 26 weeks ended December 23, 1995, and for the 40 weeks ended September 28, 1996 rent expense was approximately $147,000, $158,000, $155,900, $77,400, and
$127,200 respectively.

                         COLEMAN NATURAL PRODUCTS, INC.

            JUNE 24, 1995, DECEMBER 23, 1995, AND SEPTEMBER 28, 1996



(14) AUTHORIZATION OF STOCK AND COMMON STOCK SPLIT



    On September 6, 1996, the stockholders approved an increase in the authorized number of shares of common stock to 15,000,000. Upon the redemption of the shares of Series A Preferred Stock, the shares will be automatically cancelled and the Company will then authorize 5,000,000 shares of undesignated preferred stock under its Amended and Restated Certificate of Incorporation. Also on that date, the Board of Directors of the Company declared a 2.85 to 1 split of the Company's common stock, to be effected in the form of a stock dividend. In the accompanying financial statements, all numbers of common shares and per share amounts have been restated to reflect the common stock split retroactively.



(15) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)



    The following table sets forth certain unaudited statements of operations data for each of the Company's last eight quarters in the period ending September 28, 1996, and in the opinion of management of the Company, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation thereof.



                                                                              QUARTER ENDED
                                                        ---------------------------------------------------------
                                                           DEC. 24       MAR. 25        JUN. 24        SEP. 23
                                                            1994           1995          1995           1995
                                                        -------------  ------------  -------------  -------------
Net sales.............................................  $  10,514,112  $  9,710,819  $  13,795,130  $  14,249,528
Cost of sales.........................................      9,498,742     9,059,797     11,916,589     12,567,950
                                                        -------------  ------------  -------------  -------------
  Gross profit........................................      1,015,370       651,022      1,878,541      1,681,578
Selling, general and administrative expenses..........        949,011       840,190      1,214,598      1,200,126
                                                        -------------  ------------  -------------  -------------
  Operating income (loss).............................         66,359      (189,168)       663,943        481,452
Interest and other expenses, net......................         68,117        65,369         70,218         53,462
                                                        -------------  ------------  -------------  -------------
  Income (loss) from continuing operations............         (1,758)     (254,537)       593,725        427,990
Loss from discontinued operations.....................        (11,108)      (51,386)      --             --
                                                        -------------  ------------  -------------  -------------
  Net income (loss)...................................  $     (12,866) $   (305,923) $     593,725  $     427,990
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------

Net income (loss) attributable to common stock........  $     (22,012) $   (390,548) $     518,535  $     352,483
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------
Earnings (loss) per share:
  Continuing operations...............................  $    --        $       (.20) $         .31  $         .21
  Discontinued operations.............................  $        (.01) $       (.03) $    --        $    --
                                                        -------------  ------------  -------------  -------------
  Net income (loss)...................................  $        (.01) $       (.23) $         .31  $         .21
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------
Weighted average common and common equivalent shares
  outstanding.........................................      1,684,705     1,684,705      1,684,705      1,721,509
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------
Pro forma earnings (loss) per share (see note 17):
  Continuing operations...............................  $    --        $       (.13) $         .30  $         .21
  Discontinued operations.............................  $        (.01) $       (.02) $    --        $    --
                                                        -------------  ------------  -------------  -------------
  Net income (loss)...................................  $        (.01) $       (.15) $         .30  $         .21
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------
Pro forma weighted average common and common
  equivalent shares outstanding.......................      2,008,855     2,009,748      2,010,637      2,047,443
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------

                         COLEMAN NATURAL PRODUCTS, INC.

            JUNE 24, 1995, DECEMBER 23, 1995, AND SEPTEMBER 28, 1996



(15) QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)



                                                                            QUARTER ENDED
                                                      ----------------------------------------------------------
                                                         DEC. 23        MAR. 23        JUN. 29        SEP. 28
                                                          1995           1996           1996           1996
                                                      -------------  -------------  -------------  -------------
Net sales...........................................  $  14,541,147  $  12,194,788  $  14,927,404  $  13,495,392
Cost of sales.......................................     13,526,805     11,295,206     12,856,427     11,038,404
                                                      -------------  -------------  -------------  -------------
  Gross profit......................................      1,014,342        899,582      2,070,977      2,456,988
Selling, general and administrative expenses........        935,139        973,801      1,271,990      1,458,199
                                                      -------------  -------------  -------------  -------------
  Operating income (loss)...........................         79,203        (74,219)       798,987        998,789
Interest and other expenses, net....................         64,798         22,141         22,923         38,678
                                                      -------------  -------------  -------------  -------------
  Income (loss) before income taxes.................         14,405        (96,360)       776,064        960,111
Income tax benefit (expense)........................        645,000         34,000       (272,000)      (321,000)
                                                      -------------  -------------  -------------  -------------
  Net income (loss).................................  $     659,405  $     (62,360) $     504,064  $     639,111
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

Net income (loss) attributable to common stock......  $     568,752  $    (153,239) $     412,847  $     512,477
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Net income (loss) per share.........................  $         .30  $        (.08) $         .21  $         .25
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Weighted average common and common equivalent shares
  outstanding.......................................      1,877,924      1,897,361      1,965,250      2,072,114
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Pro forma net income (loss) per share (see note
  17)...............................................  $         .30  $        (.03) $         .22  $         .27
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Pro forma weighted average common and common
  equivalent shares outstanding.....................      2,203,858      2,224,762      2,294,118      2,402,449
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

                         COLEMAN NATURAL PRODUCTS, INC.

            JUNE 24, 1995, DECEMBER 23, 1995, AND SEPTEMBER 28, 1996



(16) TRANSITION PERIOD COMPARATIVE FINANCIAL INFORMATION (UNAUDITED)



    The following table sets forth certain unaudited statement of operations data for the 26 weeks ended December 24, 1994:



Net sales......................................................  $19,496,463
Cost of goods sold.............................................  17,391,067
                                                                 ----------
    Gross profit...............................................   2,105,396
                                                                 ----------
Selling, general and administrative expenses...................   1,715,422
                                                                 ----------
    Operating income...........................................     389,974
Interest and other expenses, net...............................     109,425
                                                                 ----------
    Income from continuing operations..........................     280,549
Loss from discontinued operations..............................     (63,717)
                                                                 ----------
    Net income.................................................  $  216,832
                                                                 ----------
                                                                 ----------

Net income attributable to common stock........................  $  198,595
                                                                 ----------
                                                                 ----------
Earnings per share:
  Continuing operations........................................  $      .17
  Discontinued operations......................................  $     (.04)
                                                                 ----------
  Net income...................................................  $      .13
                                                                 ----------
                                                                 ----------
Weighted average common and common equivalent shares
  outstanding..................................................   1,581,119
                                                                 ----------
                                                                 ----------



(17) PRO FORMA EARNINGS (LOSS) PER SHARE (UNAUDITED)



    The unaudited pro forma earnings (loss) per share has been provided to disclose the pro forma effect of the redemption of all of the mandatorily redeemable preferred stock with a portion of the proceeds of the proposed public offering. The pro forma per share data gives effect to the number of shares whose proceeds would be necessary to redeem mandatorily redeemable preferred stock using an assumed offering price of $10.25 per share, and also gives effect to the elimination of the dividend requirements and accretion of the mandatorily redeemable preferred stock. The number of shares whose proceeds would be necessary to redeem mandatorily redeemable preferred stock using an assumed offering price of $10.25 per share, was 323,263, 325,934, and 327,401, for the 52 weeks ended June 24, 1995, 26 weeks ended December 23, 1995 and 40 weeks ended September 28, 1996, respectively.

[INSIDE BACK COVER]



              [MAP OF UNITED STATES INDICATING MARKET PENETRATION
              AND OPPORTUNITY PER STATE, BASED UPON PERCENTAGE OF
             NATURAL AND CONVENTIONAL SUPERMARKETS CARRYING COLEMAN
                      VERSUS TOTAL SUPERMARKETS IN STATE.]

[TWO PAGE GATEFOLD UNDER BACK AND INSIDE BACK COVER]



              [BACKGROUND PHOTO WITH CHART ON COLEMAN'S PRODUCTION
                 PROCESS. CHART INDICATES, FOR SEVEN DIFFERENT
              CATEGORIES (CATTLE, FEEDING, RESIDUE SCREEN, STEAKS
                  AND ROAST, GROUND BEEF, PLANT SANITATION AND
             TEMPERATURES), WHAT COLEMAN DOES AND WHY COLEMAN TAKES
                                  SUCH STEPS.]

               [COLEMAN LOGO IN COLOR WITH MOUNTAINS AND CATTLE,
                         WITH WORDS, "THE BEGINNING."]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following are the estimated expenses (other than underwriting discounts and commissions) of the issuance and distribution of the securities being registered, including expenses incurred for the benefit of the Selling Stockholders. All of such expenses will be paid by the Registrant.


SEC registration fee......................................  $   7,416
NASD filing fee...........................................      2,651
Nasdaq listing Fee........................................     21,762
Blue Sky filing fees and expenses.........................      3,000
Printing and engraving expenses...........................    110,000
Legal fees and expenses...................................    250,000
Accounting fees and expenses..............................     65,000
Transfer agent and registrar fees.........................     10,000
Premium on directors and officers liability insurance.....    100,000
Miscellaneous.............................................     30,171
                                                            ---------
  Total...................................................  $ 600,000
                                                            ---------
                                                            ---------

------------------------

* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary. The Registrant has entered into indemnification agreements with each of its directors and officers to effect such indemnification obligations. In addition, the Registrant maintains directors' and officers' liability coverage to insure its indemnification of its directors and officers.

    Section 10 of the Underwriting Agreement filed as Exhibit 1.1 hereto provides for the indemnification by the Underwriters of the Registrant and its directors and officers, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act of 1933, as amended (the "Act"), or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    During the past three years, the Registrant has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Act, relating to sales by an issuer not involving any public offering, or under Rule 701 under the Act. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Act. The prices and number of shares set forth below have been adjusted to reflect a 2.85:1 split of the Company's Common Stock in September 1996.


    (1) On August 7, 1996, the Registrant issued an aggregate of 5,691 shares of Common Stock to Lee N. Arst in lieu of a $35,000 cash bonus.

    (2) Between September 16, 1993 and September 16, 1996, the Registrant issued an aggregate of 556 shares of Common Stock to an employee, at a price of $1.3859 per share for aggregate consideration of $771, pursuant to the exercise of an option granted under the Company's Amended and Restated Stock Option Plan.


    (3) In May 1995, the Registrant issued 102,247 shares of Common Stock to Lee
N. Arst. The purchase price was approximately $1.3859 per share for an aggregate consideration of $141,710.

    (4) In May 1994, the Registrant issued an aggregate of 216,458 shares of Common Stock to five sophisticated venture capital investors and two individual investors. The purchase price was approximately $1.3859 per share, for an aggregate consideration of $300,002, paid in cash.

    (5) In October 1993, the Registrant issued an aggregate of 225,856 shares of Series A Preferred Stock and 54,295 shares of Common Stock to five sophisticated venture capital investors and two individual investors. The purchase price was $1.00 per share of Series A Preferred Stock and approximately $1.3859 per share of Common Stock, for an aggregate consideration of $301,107, paid in cash. The Registrant also issued Warrants to purchase an aggregate of 82,470 shares of Common Stock at an exercise price of approximately $1.3859 per share to the five venture capital investors and one of the individual investors.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits


 EXHIBIT
 NUMBER    DESCRIPTION
---------  ----------------------------------------------------------------------------------------------
     1.1   Form of Underwriting Agreement.*

    +3.1   Amended and Restated Certificate of Incorporation of the Registrant.

    +3.2   Amended and Restated Bylaws of the Registrant.

     4.1   Specimen Common Stock Certificate.*

     5.1   Opinion of Ireland, Stapleton, Pryor & Pascoe, P.C.*

   +10.1   Amended and Restated Stock Option Plan.

   +10.2   Omnibus Stock and Incentive Plan

   +10.3   Form of Indemnification Agreement with directors and executive officers of the Registrant.

   +10.4   Contract dated May 14, 1996, between Cervi Ranches, Inc. and Registrant (as successor by merger to Coleman Natural Meats, Inc.).

   +10.5   Western Food Center Lease Agreement dated July 11, 1989, between the Registrant (as successor by merger to Coleman Natural Meats, Inc.) and Norwest Bank Denver, N.A. (f/k/a United Bank
             of Denver, N.A.), together with Agreement to Amend and Extend Lease between said parties.

   +10.6   Amended and Restated Registration and Preemptive Rights Agreement dated May 25, 1995, among the Registrant, Melvin Coleman, Sr., Lee N. Arst and certain purchasers of the Registrant's
             Common and Preferred Stock.

   +10.7   Form of Employee Non-Disclosure Agreement used between the Registrant and certain employees.

   +10.8   Form of Employee Non-Competition Agreement used between the Registrant and certain employees.

 EXHIBIT
 NUMBER    DESCRIPTION
---------  ----------------------------------------------------------------------------------------------
   +10.9   Letter Agreement dated October 27, 1995 and amended as of February 1, 1996 and June 7, 1996 between the Registrant (as successor by merger to Coleman Natural Meats, Inc.) and Norwest
             Bank Colorado, N.A.

   +10.10  Letter Agreement dated June 7, 1996 between the Registrant (as successor by merger to Coleman
             Natural Meats, Inc.) and Norwest Bank Colorado, N.A.

   +10.11  Security Agreement as to Inventory and Accounts dated June 7, 1996 between the Registrant (as successor by merger to Coleman Natural Meats, Inc.) and Norwest Bank Colorado, N.A.

   +10.12  Security Agreement as to Livestock dated June 7, 1996 by the Registrant (as successor by merger to Coleman Natural Meats, Inc.) for the benefit of Norwest Bank Colorado, N.A.

   +10.13  Security Agreement and Assignment of Hedging Account dated June 7, 1996 between the Registrant
             (as successor by merger to Coleman Natural Meats, Inc.) for the benefit of Norwest Bank
             Colorado, N.A.

   +10.14  General Security Agreement dated June 7, 1996 between the Registrant (as successor by merger to Coleman Natural Meats, Inc.) and Norwest Bank Colorado, N.A.

   +10.15  Employment Agreement dated as of July 1, 1996, with Lee N. Arst.

   +10.16  Forms of Carcass Beef Purchase Agreements.

    10.17  Employee Stock Purchase Plan.

    10.18  Letter of Credit for the benefit of U.S. Packer and Stockyards Administration, including related Control Agreement dated October 15, 1996, Promissory Note dated October 11, 1996 and
             General Security Agreement dated October 11, 1996.

  **11     Statement re computation of earnings per share.

  **23.1   Consent of KPMG Peat Marwick LLP.

    23.2   Consent of Ireland, Stapleton, Pryor & Pascoe, P.C. (included in Exhibit 5.1)*.

   +24.1   Power of Attorney (included in signature pages).

  **27     Financial Data Schedule.


------------------------


 * To be filed by subsequent amendment.



** Exhibit filed herewith is amended from initial exhibit filed on September 19, 1996.



 + Previously filed.


    (b)  Financial Statement Schedules

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable and therefore have been omitted or the information required by the applicable schedule is included in the Notes to the Consolidated Financial Statements.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on this 24th day of October, 1996.


                                          COLEMAN NATURAL PRODUCTS, INC.

                                          By:           /s/ LEE N. ARST

                                             -----------------------------------

                                                        Lee N. Arst,
                                                          PRESIDENT

                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



           SIGNATURES                       TITLE                   DATE
---------------------------------  -----------------------  --------------------

         /s/ LEE N. ARST
---------------------------------  Principal Executive        October 24, 1996
           Lee N. Arst              Officer and Director

    By:           /s/ LEE N.
              ARST                 Principal Financial
---------------------------------   Officer and Principal     October 24, 1996
     *Richard P. Dutkiewicz         Accounting Officer

    By:           /s/ LEE N.
              ARST
---------------------------------  Director                   October 24, 1996
     *G. Melvin Coleman, Sr.

    By:           /s/ LEE N.
              ARST
---------------------------------  Director                   October 24, 1996
       *Wayne B. Kingsley

    By:           /s/ LEE N.
              ARST
---------------------------------  Director                   October 24, 1996
         *Barry M. Davis

    By:           /s/ LEE N.
              ARST
---------------------------------  Director                   October 24, 1996
       *C. Mickey Skinner




*Lee N. Arst
Attorney-in-Fact

           SIGNATURES                       TITLE                   DATE
---------------------------------  -----------------------  --------------------

---------------------------------  Director
          Howard Liszt

                                      II-6